Exhibit 10.1

EXECUTION VERSION

NEIMAN MARCUS GROUP, INC., ET AL.

TRANSACTION SUPPORT AGREEMENT

MARCH 25, 2019

THIS TRANSACTION SUPPORT AGREEMENT AND THE DOCUMENTS ATTACHED TO THIS TRANSACTION SUPPORT AGREEMENT COLLECTIVELY DESCRIBE A PROPOSED RECAPITALIZATION OF NEIMAN MARCUS GROUP, INC., A DELAWARE CORPORATION, AND CERTAIN OF ITS SUBSIDIARIES ON THE TERMS AND CONDITIONS SET FORTH ON EXHIBIT A ATTACHED TO THIS AGREEMENT.

THIS TRANSACTION SUPPORT AGREEMENT IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE COMPANY PARTIES.  ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS.

THIS TRANSACTION SUPPORT AGREEMENT IS A SETTLEMENT PROPOSAL TO CERTAIN UNAFFILIATED LENDERS UNDER THE COMPANY PARTIES’ TERM LOAN CREDIT AGREEMENT, CERTAIN UNAFFILIATED HOLDERS OF THE COMPANY PARTIES’ UNSECURED NOTES, AND CERTAIN HOLDERS OF THE COMPANY PARTIES’ EXISTING COMMON STOCK IN FURTHERANCE OF SETTLEMENT DISCUSSIONS.  ACCORDINGLY, THIS TRANSACTION SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS TRANSACTION SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS TRANSACTION SUPPORT AGREEMENT, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS AND CONDITIONS SET FORTH IN THIS TRANSACTION SUPPORT AGREEMENT AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

This TRANSACTION SUPPORT AGREEMENT (including all exhibits, annexes, and schedules to this Agreement in accordance with Section 14.02 of this Agreement, this “Agreement”) is made and entered into as of March 25, 2019 (the “Execution Date”), by and among the following parties, each in the capacity set forth on its signature page to this Agreement (each of the following described in sub-clauses (i) through (vi) of this preamble, a “Party” and, collectively, the “Parties”):(1)

i.                                          Neiman Marcus Group, Inc., a company incorporated under the Laws of the State of Delaware (“NMG”), and each of its Subsidiaries that has executed and delivered,

(1)                                 Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1, or the Recapitalization Term Sheet, as applicable.

or in the future, executes and delivers, counterpart signature pages to this Agreement (collectively with NMG, the “Company Parties”);

ii.                                       each of Ares Corporate Opportunities Fund III, L.P. and Ares Corporate Opportunities Fund IV, L.P., on behalf of itself and each of its affiliated investment funds or investment vehicles managed or advised by it, and its Affiliates that directly or indirectly hold Equity Interests in the Company Parties (collectively, the “Ares Sponsor”);

iii.                                    CPP Investment Board USRE Inc., on behalf of itself and each of its Affiliates that directly or indirectly hold Equity Interests in the Company Parties (collectively, the “CPPIB Sponsor” and, together with the Ares Sponsor, the “Sponsors”);

iv.                                   the undersigned holders of, nominees, investment managers, advisors or subadvisors to funds and/or accounts, or trustees of trusts, that hold outstanding Claims under the Term Loan Credit Agreement that have executed and delivered counterpart signature pages to this Agreement, or signature pages to a Joinder or Transfer Agreement (as applicable), to counsel to the Company Parties (collectively, the “Consenting Term Loan Lenders”);

v.                                      the undersigned holders of, nominees, investment managers, advisors or subadvisors to funds and/or accounts, or trustees of trusts, that hold certain of the Cash Pay Notes that have executed and delivered counterpart signature pages to this Agreement, or signature pages to a Joinder or Transfer Agreement (as applicable), to counsel to the Company Parties (collectively, the “Consenting Cash Pay Noteholders”); and

vi.                                   the undersigned holders of, nominees, investment managers, advisors or subadvisors to funds and/or accounts, or trustees of trusts, that hold outstanding PIK Toggle Notes that have executed and delivered counterpart signature pages to this Agreement, or signature pages to a Joinder or Transfer Agreement (as applicable), to counsel to the Company Parties (collectively, the “Consenting PIK Toggle Noteholders” and, together with the Parties in clauses (ii) through (v) above, the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Parties have in good faith and at arm’s-length negotiated or been apprised of certain recapitalization transactions with respect to the Company Parties’ capital structure (the “Recapitalization Transactions”) on the terms and conditions set forth in this Agreement and in the term sheet attached as Exhibit A to this Agreement (together with the exhibits and appendices annexed to such term sheet, the “Recapitalization Term Sheet”);

WHEREAS, on the date hereof: (i) the Company Parties and (ii) the Consenting Stakeholders have agreed to the Recapitalization Term Sheet which sets forth the principal economic terms of the Recapitalization Transactions that would be consummated upon the execution of final documents containing terms consistent with those set forth in the Recapitalization Term Sheet and such other terms as agreed to by the Parties;

WHEREAS, the Parties have agreed to support the Recapitalization Transactions subject to and in accordance with the terms of this Agreement and the Recapitalization Term Sheet and desire to work together to complete the negotiation of the terms of the documents and completion of each of the actions necessary or desirable to effect the Recapitalization Transactions;

WHEREAS, the Parties have agreed to grant the Releases as set forth in this Agreement; and

WHEREAS, the Parties have agreed to take certain actions in support of the Recapitalization Transactions on the terms and conditions set forth in this Agreement, including the Recapitalization Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, intending to be legally bound, agrees as follows:

AGREEMENT

Section 1.                                          Definitions and Interpretation.

1.01.                     Definitions.  The following terms shall have the following definitions:

“2028 Debentures” means the debentures issued pursuant to the 2028 Debentures Indenture.

“2028 Debentures Indenture” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“Ad Hoc Committee of Unsecured Noteholders” means that certain ad hoc committee of Consenting Unsecured Noteholders represented by Paul, Weiss and Houlihan Lokey.

“Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.

“Agents/Trustees” means, collectively, each of the Term Loan Agent and the Trustees.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all exhibits, annexes, and schedules to this Agreement in accordance with Section 14.02 of this Agreement (including the Recapitalization Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 of this Agreement have been satisfied or waived by the required Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative Transaction Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or a Claim against or Equity Interest in any one or more Company Parties that is an alternative to one or more of the Recapitalization Transactions.

“Amended Term Loan Credit Agreement” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“Amended Term Loan Term Sheet” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“Amendment and Extension” has the meaning ascribed to such term in the Amended Term Loan Term Sheet.

“Ares Sponsor” has the meaning set forth in the preamble to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Cash Pay Noteholders” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“Cash Pay Notes” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“Cash Pay Notes Indenture” means that certain indenture, dated as of October 21, 2013, as amended, restated, amended and restated, supplemented or otherwise modified, or replaced from time to time, for the Cash Pay Notes, among NMG LTD LLC, as issuer, Mariposa Borrower, as issuer, each of the guarantors party to such indenture, and the applicable Trustee.

“Cash Pay Notes Trustee” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“Causes of Action” means any action, Claim, cause of action, controversy, demand, right, action, lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, and license of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Effective Date, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law.  For the avoidance of doubt, “Cause of Action” includes:  (a) any right of setoff, counterclaim, or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity; (b) any Claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local, state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any Claim pursuant to section 362 or chapter 5 of the title 11 of the United States Code or similar local, state, or federal U.S. or non-U.S. law; (d) any Claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state or foreign law pertaining to actual or constructive fraudulent transfer, fraudulent conveyance, or similar Claim; and (f) any “lender liability” or equitable subordination claims or defenses.

“Claim” means any (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Commitment Letter” means the “Commitment Letter” as defined in the Recapitalization Term Sheet, together with the Payment Letter.

“Commitment Payment” has the meaning ascribed to such term in the Payment Letter.

“Company Claims/Interests” means, collectively, any Claim against or Equity Interest in a Company Party or a wholly or partially owned direct or indirect subsidiary of any Company Party.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Company Releasing Parties” means each of the Company Parties and, to the maximum extent permitted by Law, each of the Company Parties on behalf of its Related Parties.

“Confidentiality Agreement” means an executed confidentiality agreement with a Company Party, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information, in connection with any proposed Recapitalization Transaction.

“Consenting Cash Pay Noteholders” has the meaning set forth in the preamble to this Agreement.  “Consenting Cash Pay Noteholders” includes Consenting Term Loan Lenders that are also holders of Cash Pay Notes and/or Consenting PIK Toggle Noteholders that are also holders of Cash Pay Notes.

“Consenting PIK Toggle Noteholders” has the meaning set forth in the preamble to this Agreement.  “Consenting PIK Toggle Noteholders” includes Consenting Term Loan Lenders that are also holders of PIK Toggle Notes and/or Consenting Cash Pay Noteholders that are also holders of PIK Toggle Notes.

“Consenting Stakeholder Releasing Parties” means each of the Consenting Stakeholders and, to the maximum extent permitted by Law, each of the Consenting Stakeholders on behalf of its Related Parties.

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.  For the avoidance of doubt, the term “Consenting Stakeholders” includes the Sponsors, Consenting Term Loan Lenders, and Consenting Unsecured Noteholders.

“Consenting Term Loan Lenders” has the meaning set forth in the preamble to this Agreement.  “Consenting Term Loan Lenders” includes Consenting Cash Pay Noteholders that are also holders of Term Loans and/or Consenting PIK Toggle Noteholders that are also holders of Term Loans.

“Consenting Unsecured Noteholders” means, collectively, the Consenting Cash Pay Noteholders and the Consenting PIK Toggle Noteholders.  “Consenting Unsecured Noteholders” includes Consenting Term Loan Lenders that are also holders of Unsecured Notes.

“CPPIB Sponsor” has the meaning set forth in the preamble to this Agreement.

“Creditor Fees and Expenses” means all reasonable and documented fees and expenses of WLRK, Ducera, Paul, Weiss, Houlihan Lokey, local Texas counsel to the Ad Hoc Committee of Unsecured Noteholders, and such other professional advisors retained by the Ad Hoc Committee of Unsecured Noteholders and Term Loan Steering Committee with the consent of the Company Parties (regardless of whether such fees and expenses are incurred before or after the Execution Date) incurred through and including the Effective Date in each case (except with respect to local Texas counsel to the Ad Hoc Committee of Unsecured Noteholders) in connection with the negotiation and/or implementation of this Agreement and/or the Recapitalization Transactions and in each case (except with respect to local Texas counsel to the Ad Hoc Committee of Unsecured Noteholders) in accordance with the terms of the respective letter agreements (other than any provision with respect to the termination thereof prior to the Termination Date) of such firms with one or more of the Company Parties as in effect on the date hereof.

“Definitive Documents” means all of the definitive documents implementing the Recapitalization Transactions, including those set forth in Section 3.01 of this Agreement.

“DTC” means the Depository Trust Company.

“Ducera” means Ducera Partners LLC, as financial advisor to the Term Loan Steering Committee.

“Effective Date” means the date of consummation of the Recapitalization Transactions, on which date (no later than 11:59 p.m. Eastern Standard Time) the Company Parties shall provide written notice to counsel to the Consenting Stakeholders in accordance with Section 14.10 of this Agreement confirming the occurrence thereof.  The failure to give such notice shall not affect whether the Effective Date has occurred.

“Entity” means any person, individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body or any agency or political subdivision of any Governmental Body, or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Equity Interests” means, collectively, the shares (or any class of shares), common stock, capital stock, treasury stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests, and options, warrants, rights, or other securities or agreements to acquire, purchase, or subscribe for, or which are convertible into the shares (or any class of shares) of, common stock, capital stock, treasury stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests (in each case whether or not arising under or in connection with any employment agreement or whether or not vested).

“Event” means any event, change, effect, occurrence, development, circumstance, condition, result, state of fact, or change of fact.

“Exchange Offer” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Existing Common Stock” means the shares of common stock issued by NMG LTD LLC and outstanding.

“Extended Term Loans” has the meaning ascribed to such term in the Amended Term Loan Term Sheet.

“Governmental Body” means any U.S. or non-U.S. federal, state, municipal, or other government, or other department, commission, board, bureau, agency, public authority, or instrumentality thereof, or any other U.S. or non-U.S. court or arbitrator.

“Houlihan Lokey” means Houlihan Lokey Capital, Inc., as financial advisor to the Ad Hoc Committee of Unsecured Noteholders.

“Indentures” means, collectively, the Cash Pay Notes Indenture and the PIK Toggle Notes Indenture.

“Initial Consenting Term Loan Lenders” means the Consenting Term Loan Lenders that execute this Agreement on or before the Agreement Effective Date.

“Initial Consenting Term Loan Lenders Break Fee” means a fee equal to 1.25% of the aggregate principal amount of the Term Loans held by the Initial Consenting Term Loan Lenders as of the Agreement Effective Date.

“Initial Consenting Unsecured Noteholders” means the Consenting Unsecured Noteholders that execute this Agreement on or before the Agreement Effective Date.

“Initial Consenting Unsecured Noteholders Break Fee” means a fee equal to 1.25% of the aggregate principal amount of the outstanding Unsecured Notes held by the Initial Consenting Unsecured Noteholders as of the Agreement Effective Date.

“Initial Paydown” has the meaning ascribed to such term in the Amended Term Loan Term Sheet.

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit B.

“Law” means any federal, state, local, or non-U.S. law (including, in each case, any common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Body of competent jurisdiction.

“Lazard” means Lazard Freres & Co., LLC as financial advisor to the Company Parties.

“Marble Ridge Litigation” means the filing of a complaint or commencement of litigation by Marble Ridge Capital LP and its related or affiliated funds against NMG and other defendants in the District Court of Dallas County, Texas concerning certain transactions relating to the MyTheresa brand (and the MT Entities) and certain of the Company Parties and their respective Subsidiaries’ real properties, in each case, as more specifically described in the complaint filed by Marble Ridge Capital LP and its related or affiliated funds in the District Court of Dallas County, Texas on December 10, 2018, including a request for the appointment of a receiver under Texas state law for Mariposa Intermediate, a guarantor under the Term Loan Credit Agreement, and NMG LTD LLC, the borrower under the Term Loan Credit Agreement, including any amendments, supplements or modifications to any such complaint or commencement of litigation (or any similar action or claim brought by any other party).

“Mariposa Borrower” means Mariposa Borrower, Inc., a Delaware corporation and a direct Subsidiary of NMG LTD LLC.

“Mariposa Intermediate” means Mariposa Intermediate Holdings LLC, a Delaware limited liability company and a direct Subsidiary of NMG.

“Material Adverse Effect” means any Event which individually, or together with all other Events, has had or would reasonably be expected to have a material and adverse effect on the business, assets, liabilities, finances, properties, results of operations or financial condition of the Company Parties and their Subsidiaries, taken as a whole and taking into account the Recapitalization Transactions, except to the extent such Event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any change after the date hereof in global, national or regional political conditions (including acts of war, terrorism or natural disasters) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Company Parties and their Subsidiaries operate; (ii) any changes after the date hereof in applicable Law or GAAP (or similar accounting rules), or in the interpretation or enforcement thereof; (iii) the execution, announcement or performance of this Agreement or the Recapitalization Transactions or the transactions contemplated hereby or thereby; or (iv) changes in the market price or trading volume of the claims or equity or debt securities, or any derivative claim or security thereof, of any of the Company Parties or any of their Subsidiaries (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition).

“MT Entities” means, collectively, (i) Mariposa Luxembourg I S.à r.l. (Luxembourg), (ii) Mariposa Luxembourg II S.à r.l. (Luxembourg), (iii) NMG Germany GmbH, (iv) mytheresa.com GmbH (Germany), (v) mytheresa.com Service GmbH (Germany), and (vi) Theresa Warenvertrieb GmbH (Germany).

“MT Operating Entities” means mytheresa.com GmbH, mytheresa.com Service GmbH, Theresa Warenvertrieb GmbH, and NMG Germany GmbH.

“MT Preferred Equity” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“MyTheresa Assets” means the assets described in clauses (1), (2), and (3) of the definition of MyTheresa Distribution.

“MyTheresa Designation” means, collectively, all designations by any Company Party or any of their Related Parties prior to the Execution Date of any of the MT Entities as “unrestricted” subsidiaries under the Indentures, the Term Loan Credit Agreement, or the Revolving Credit Agreement, and all acts or omissions taken by any Company Party or any of its Related Parties in structuring, implementing, or effectuating the foregoing designations.

“MyTheresa Distribution” means, collectively, all distributions or dividends by any Company Party (including but not limited to NMG International LLC, a Delaware limited liability company) prior to the Execution Date to or for the benefit of any other Company Parties of (1) any Equity Interests in the MT Entities, (2) any indebtedness owed by the MT Entities to any Company Party (including but not limited to NMG International LLC), and (3) any and all other Claims or Equity Interests of any Company Party (including but not limited to NMG International LLC) in the MT Entities, and all acts or omissions taken by any Company Party or any of its Related Parties in structuring, implementing, or effectuating the distributions or dividends described in clauses (1)—(3).

“Nancy Transaction”  means, collectively, (a) the formation of Nancy Holdings LLC, (b) all designations prior to the Execution Date by any Company Party or any of its Related Parties

of Nancy Holdings LLC as an “unrestricted” subsidiary under the Indentures, the Term Loan Credit Agreement, or the Revolving Credit Agreement, (c) all contributions, investments, conveyances, or transfers of any real properties or any interests associated with such real properties by any Company Party or any of its Related Parties in or to Nancy Holdings LLC prior to the Execution Date, (d) all leases of real properties or any interests associated with such real properties between Nancy Holdings LLC as lessor, and any Company Party as lessee, entered into prior to the Execution Date, and (e) all acts or omissions taken prior to the Execution Date by any Company Party or any of its Related Parties in structuring, implementing, or effectuating the foregoing.

“Neiman Marcus LLC” means The Neiman Marcus Group, LLC, a Delaware limited liability company and a direct Subsidiary of NMG LTD LLC.

“New Second Lien Notes” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“New Second Lien Notes Indenture” means the indenture, or other definitive document as applicable, that will govern the New Second Lien Notes.

“New Second Lien Notes Term Sheet” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“New Third Lien Notes” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“New Third Lien Notes Indenture” means the indenture, or other definitive document as applicable, that will govern the New Third Lien Notes.

“New Third Lien Notes Term Sheet” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“NMG” has the meaning set forth in the preamble to this Agreement.

“NMG LTD LLC” means Neiman Marcus Group LTD LLC, a Delaware limited liability company and a direct Subsidiary of Mariposa Intermediate.

“Noteholder Cash Joinder Payment” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“Noteholder Participation Threshold Condition Precedent” means the condition precedent to the Effective Date that institutions holding, in the aggregate, at least 95% (or such lower amount as determined by the Company Parties in their sole discretion in accordance with the Recapitalization Term Sheet) of the aggregate outstanding principal amount of Unsecured Notes have signed consents to participate in the Recapitalization Transactions.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Paul, Weiss” means Paul, Weiss, Rifkind Wharton & Garrison, LLP, in its capacity as counsel to the Ad Hoc Committee of Unsecured Noteholders.

“Payment Letter” has the meaning ascribed to such term in the Commitment Letter.

“Permitted Transferee” means each transferee of any Company Claims/Interests that meets the requirements of Section 8.01 of this Agreement.

“PIK Toggle Noteholders” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“PIK Toggle Notes” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“PIK Toggle Notes Indenture” means that certain Indenture, dated as of October 21, 2013, as amended, restated, amended and restated, supplemented or otherwise modified, or replaced from time to time, for the PIK Toggle Notes, among NMG LTD LLC, as issuer, Mariposa Borrower, as issuer, each of the guarantors party to such indenture, and the applicable Trustee.

“PIK Toggle Notes Trustee” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“Principal Terms” means (i) the form and quantum of consideration to be offered to each of the Consenting Stakeholders in exchange for existing Company Claims/Interests pursuant to the Recapitalization Transactions, (ii) the interest rate, amortization and maturity of the Extended Term Loans, (iii) the Term Loan Lender Consent Fee and the Term Loan Lender Cash Joinder Fee, in each case as set forth in the Amended Term Loan Term Sheet, and the Term Loan Lender Extension Fee as set forth in Section 13(b) of this Agreement, (iv) the interest rate and maturity of the New Second Lien Notes as set forth in the New Second Lien Notes Term Sheet, (v) the interest rate and maturity of the New Third Lien Notes as set forth in the New Third Lien Notes Term Sheet, (vi) the Noteholder Cash Joinder Payment as set forth in the Recapitalization Term Sheet, (vii) any other payment obligations or fees set forth in the Recapitalization Term Sheet or the Definitive Documents, (viii) the identity of the issuers and/or co-issuers of any debt or security to be issued pursuant to the Recapitalization Transactions and/or to be added to the Existing Term Loan Credit Agreement with respect to the Initial Loans (as defined in the Amended Term Loan Term Sheet) and the Indentures in respect of the existing notes, (ix) Section 12.01(b) of this Agreement, (x) Section 12.01(B) of this Agreement, (xi) Section 12.01(m) of this Agreement insofar as it concerns the deadline set forth therein or the right of an individual Party to terminate this Agreement as to itself if the Effective Date has not occurred by the date specified (but subject to the last sentence of Section 13(b) of this Agreement); (xii) the definition of Initial Consenting Term Loan Lenders Break Fee and Section 12.05(d) of this Agreement; (xiii) the definition of Initial Consenting Unsecured Noteholders Break Fee and Section 12.05(e) of this Agreement, (xiv) Section 13 of this Agreement, this definition of “Principal Terms” or the definitions of “Required Consenting Term Loan Lenders” or “Required Consenting Unsecured Noteholders”; (xv) Section 14.23 of this Agreement; and (xvi) the coupon rate in respect of, and the maturity of, the MT Preferred Equity as set forth in the MyTheresa Issuer Preferred Equity Term Sheet.

“Qualified Marketmaker” means an entity that (x) holds itself out to the public or applicable private markets as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against certain of the Company Parties (including debt securities or other debt) or enter with customers into long and short positions in claims against certain of the Company Parties (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against certain Company Parties, and (y) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Recapitalization Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Recapitalization Transactions” has the meaning set forth in the recitals to this Agreement.

“Related Parties” means, with respect to any Entity, such Entity’s predecessors, successors, assigns, and present and former Affiliates (whether by operation of law or otherwise) and Subsidiaries, and each of their respective managed accounts or funds or investment vehicles, and each of their respective current and former equity holders, officers, directors, managers principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, in each case acting in such capacity.  For the avoidance of doubt, the MT Entities are Related Parties of the Sponsors.

“Release” means the releases given by the Releasing Parties to the Released Parties under Section 9 of this Agreement.

“Released Claim” means, with respect to any Releasing Party, any Claim, Cause of Action, or any other debt, obligation, right, suit, damage, judgment, action, remedy, or liability which is released by such Releasing Party under Section 9 of this Agreement.

“Released Party” means, collectively, (a) each of the Company Parties, (b) each of the Consenting Stakeholders, and (c) the Related Parties of each of the foregoing Entities in clauses (a) and (b) of this definition.

“Releasing Party” means collectively, (a) each of the Company Releasing Parties and (b) each Consenting Stakeholder Releasing Party.  For the avoidance of doubt, each of the Releasing Parties hereby grants the Release in all of its capacities, including with respect to the Consenting Stakeholders, in their capacity as holders of each Company Claim/Interest that they hold, and with respect to the Company Releasing Parties, including on behalf of each of their Affiliates, in each case, in accordance with the terms and conditions set forth in this Agreement.

“Required Consenting Term Loan Lenders” means, as of the relevant date, (i) Consenting Term Loan Lenders on the Term Loan Steering Committee (a) holding at least 50.01% of the aggregate outstanding principal amount of the Term Loans that are held by the Term Loan Steering Committee and (b) comprising at least a majority of the unaffiliated Consenting Term Loan Lenders on the Term Loan Steering Committee; or, (ii) if such threshold is not met, no fewer than five (5) unaffiliated Consenting Term Loan Lenders together holding at least 50.01%

of the aggregate outstanding principal amount of the Term Loans that are held by Consenting Term Loan Lenders.

“Required Consenting Unsecured Noteholders” means, as of the relevant date, (i) members of the Ad Hoc Committee of Unsecured Noteholders holding at least 66.67% of aggregate outstanding principal amount of the Unsecured Notes that is held by the Ad Hoc Committee of Unsecured Noteholders; or (ii) if the members of the Ad Hoc Committee of Unsecured Noteholders do not hold at least 50.01% of the aggregate outstanding principal amount of the Unsecured Notes, Consenting Unsecured Noteholders holding at least 50.01% of the aggregate outstanding principal amount of the Unsecured Notes that are held by Consenting Unsecured Noteholders.

“Restricted Period” means the period commencing as of the date each Consenting Stakeholder, as applicable, executes this Agreement until the Termination Date applicable to such Consenting Stakeholder.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of October 25, 2013, as amended, restated, amended and restated, supplemented or otherwise modified, or replaced from time to time, among NMG LTD LLC and certain Company Parties, as co-borrowers, each of the guarantors party thereto, Deutsche Bank AG New York Branch as administrative and collateral agent, and the lenders party thereto from time to time.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsors” has the meaning set forth in the preamble to this Agreement.

“Subsidiary” means, with respect to an Entity, any corporation, partnership, limited liability company, or other organization or entity, whether incorporated or unincorporated, of which at least a majority of the securities, or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or entity, is directly or indirectly beneficially owned or controlled by such Entity or by any one or more of its subsidiaries or by such Entity and one or more of its subsidiaries.

“Term Loan Agent” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“Term Loan Credit Agreement” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“Term Loan Lender Cash Joinder Fee” has the meaning ascribed to such term in the Amended Term Loan Term Sheet.

“Term Loan Lender Consent Fee” has the meaning ascribed to such term in the Amended Term Loan Term Sheet.

“Term Loan Lender Extension Fee” means, with respect to any extension of the deadline in Section 12.01(m) of this Agreement pursuant to Section 13(b) of this Agreement, a fee, with respect to each Consenting Term Loan Lender who agrees to such extension, in an amount equal to 0.25% of the aggregate principal amount of the Term Loans held by such Consenting Term Loan Lender.

“Term Loan Lender Participation Threshold Condition Precedent” means the condition precedent to the Effective Date that institutions holding, in the aggregate, at least 95% (or such lower amount as determined by the Company Parties in their sole discretion in accordance with the Recapitalization Term Sheet) of the aggregate outstanding principal amount of Term Loans have signed consents to participate in the Recapitalization Transactions.

“Term Loan Lenders” has the meaning ascribed to such term in the Recapitalization Term Sheet.

“Term Loan Steering Committee” means that certain steering committee of Consenting Term Loan Lenders represented by WLRK and Ducera.

“Term Loans” means the loans made under the Term Loan Credit Agreement.

“Termination Date” means the date on which termination of this Agreement is effective as to a Party in accordance with Sections 12.01, 12.02, 12.03, or 12.04 of this Agreement.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached to this Agreement as Exhibit C.

“Trustees” means the PIK Toggle Notes Trustee and the Cash Pay Notes Trustee.

“Unsecured Notes” means, collectively, the Cash Pay Notes and the PIK Toggle Notes.

“Unsecured Notes Indentures” means the Cash Pay Notes Indenture and the PIK Toggle Notes Indenture.

“WLRK” means Wachtell, Lipton, Rosen & Katz, in its capacity as counsel to the Term Loan Steering Committee.

1.02.                     Interpretation.  For purposes of this Agreement:

(a)                                 in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)                                 capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)                                  unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)                                 unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Execution Date;

(e)                                  unless otherwise specified, all references to “Sections” are references to Sections of this Agreement;

(f)                                   captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(g)                                  references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws; and

(h)                                 the use of “include” or “including” is without limitation, whether stated or not.

1.03.                     Conflicts.  To the extent there is a conflict between the body of this Agreement, on the one hand, and the Recapitalization Term Sheet, on the other hand, the terms and provisions of the body of this Agreement shall govern.  To the extent there is a conflict between the Recapitalization Term Sheet or this Agreement, on the one hand, and the Definitive Documents, on the other hand, the terms and provisions of the Definitive Documents shall govern.

Section 2.                                          Effectiveness of this Agreement.  This Agreement shall become effective and binding upon each of the Parties according to its terms at 12:00 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)                                 each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)                                 the following shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties:

(i)                                     the Sponsors;

(ii)                                  Consenting Term Loan Lenders, including members of the Term Loan Steering Committee, that hold, in the aggregate, at least 50.01% in amount of the aggregate outstanding principal amount of the Term Loans; and

(iii)                               Consenting Cash Pay Noteholders, including members of the Ad Hoc Committee of Unsecured Noteholders, that hold, in the aggregate, at least 50.01% in amount of the aggregate outstanding principal amount of the Cash Pay Notes; and

(iv)                              Consenting PIK Toggle Noteholders, including members of the Ad Hoc Committee of Unsecured Noteholders, that hold, in the aggregate, at least 50.01% in amount of the aggregate outstanding principal amount of the PIK Toggle Notes;

(c)                                  the Commitment Letter (as defined in the Recapitalization Term Sheet) shall have been executed and delivered and shall be in full force and effect; and

(d)                                 the Company Parties shall have paid the Creditor Fees and Expenses that have been accrued up to the Agreement Effective Date and invoiced no later than one (1) day prior to the Agreement Effective Date.

Section 3.                                          Definitive Documents.

3.01.                     The Definitive Documents governing the Recapitalization Transactions shall include, without limitation, (i) the material documents governing the New Second Lien Notes (including the Second Lien Notes Indenture), (ii) the material documents governing the New Third Lien Notes (including the Third Lien Notes Indenture), (iii) the material documents governing the MT Preferred Equity (including the applicable Certificate of Designation and material organizational documents), and (iv) the Amended Term Loan Credit Agreement, and (v) all other material customary documents delivered in connection with transactions of this type (including, without limitation, any and all material documents necessary to implement the Recapitalization Transactions).  Unless expressly stated otherwise herein or in the Recapitalization Term Sheet, the Definitive Documents shall be in form and substance reasonably acceptable to the Company Parties, the Required Consenting Term Loan Lenders, the Required Consenting Unsecured Noteholders, and the Sponsors.

3.02.                     The Definitive Documents remain subject to negotiation and completion.  Upon completion, the Definitive Documents and any other document, deed, agreement, filing, notification, letter, or instrument effectuating the Recapitalization Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 13 of this Agreement.

Section 4.                                          Commitments of the Consenting Stakeholders.

4.01.                     Affirmative Commitments.  Subject to Section 5 of this Agreement, during the Agreement Effective Period, each Consenting Stakeholder agrees in respect of all of its Company Claims/Interests severally and not jointly to:

(a)                                 support and take all steps reasonably necessary and desirable to consummate and complete the Recapitalization Transactions and implement the terms of the Recapitalization Term Sheet in accordance with this Agreement;

(b)                                 to the extent such Consenting Stakeholder holds Unsecured Notes, promptly tender all of its Unsecured Notes to consummate the Recapitalization Transactions and not withdraw its tender, and execute and deliver any and all documents necessary to consummate the transactions contemplated by the New Third Lien Notes Term Sheet in accordance with this Agreement and the New Third Lien Notes Term Sheet;

(c)                                  to the extent such Consenting Stakeholder holds Unsecured Notes, as soon as practicable, use commercially reasonable efforts to deliver executed instructions, submissions reports, or other ordinary course communications typically used for such transactions relating to the Exchange Offer to all applicable custodians or DTC participants, and provide a copy of such transmission (if available), to Lazard, Ducera, and Houlihan Lokey;

(d)                                 on or prior to the Effective Date, to the extent such Consenting Stakeholder holds Claims under the Term Loan Credit Facility, promptly execute and deliver the Amended Term Loan Credit Agreement and any and all documents necessary to consummate the transactions contemplated by the Amended Term Loan Term Sheet, including the Amended Term Loan Credit Agreement, in accordance with this Agreement and the Amended Term Loan Term Sheet;

(e)                                  negotiate in good faith with the other Parties and, where applicable, execute, deliver, and implement each Definitive Document in accordance with the terms of this Agreement, and any other required agreements to effectuate and consummate the Recapitalization Transactions;

(f)                                   use commercially reasonable efforts to give any notice, order, instruction, or direction to any applicable Agent/Trustee reasonably necessary to give effect to the Recapitalization Transactions; provided that nothing herein or in this Agreement obligates a Consenting Unsecured Noteholder or a Consenting Term Loan Lender to indemnify any Agent/Trustee; and

(g)                                  to the extent they become aware of same, reasonably promptly notify counsel to the Company Parties of (and in any event within two (2) Business Days after obtaining actual knowledge thereof) (i) any Governmental Body or any other third party complaints, litigations, investigations, or hearings with respect to this Agreement or the Recapitalization Transactions; (ii) any material breach by any Consenting Stakeholder in any respect of any of its obligations, representations, warranties, or covenants set forth in this Agreement; (iii)  the occurrence of, or circumstances that render reasonably foreseeable the occurrence of, any Material Adverse Effect; or (iv) any threat or taking of any action by any Entity that would, or would reasonably be expected to, prevent, interfere with, delay, or impede the implementation or consummation of the Recapitalization Transactions in a manner materially consistent with this Agreement and/or the Recapitalization Term Sheet.

4.02.                     Negative Commitments.  Subject to Section 5 of this Agreement, during the Agreement Effective Period, each Consenting Stakeholder agrees in respect of all of its Company Claims/Interests severally and not jointly that it shall not directly or indirectly:

(a)                                 object to, delay, impede, or take any other action to, or reasonably likely to, materially interfere with the acceptance, implementation, or consummation of the Recapitalization Transactions;

(b)                                 propose, file, support, vote for, or consent to any Alternative Transaction Proposal;

(c)                                  file any motion, pleading, or other document with any court (including any modifications or amendments to any motion, pleading, or other document with any court) that, in whole or in part, is not materially consistent with this Agreement;

(d)                                 exercise any right or remedy for the enforcement, collection, or recovery of any of the Company Claims/Interest in connection with or arising out of the Marble Ridge Litigation, including (i) calling, providing notice of, or otherwise asserting any default, event of default, or acceleration under the Term Loan Credit Agreement or Unsecured Notes in connection with or arising out of the Marble Ridge Litigation or (ii) seeking to exercise any remedies thereunder;

(e)                                  initiate, or have initiated on its behalf, any litigation or proceeding of any kind against the Company Parties or any of the other Parties with respect to this Agreement, the Recapitalization Transactions, or any Company Claim/Interest other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement; provided, that the foregoing shall not (subject to Section 4.02(d) of this Agreement and Section 4.03 of this Agreement) apply to enforcement of rights under the Term Loan Credit Agreement or Indentures; or

(f)                                   object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located; provided, that the foregoing shall not (subject to Section 4.02(d) of this Agreement and Section 4.03 of this Agreement) apply to enforcement of rights under the Term Loan Credit Agreement or Indentures.

4.03.                     Waiver, Rescission and Amendment.  Each Consenting Term Loan Lender, by signing this Agreement, agrees to be bound by the Waiver, Rescission and Amendment under the Term Loan Credit Agreement, attached to this Agreement as Exhibit D.

Section 5.                                          Additional Provisions Regarding the Consenting Stakeholders’ Commitments.  Nothing in this Agreement shall:  (a) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest; (b) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement in connection with the Recapitalization Transactions; (c) prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; or (d) subject to Section 4.03 of this Agreement, prevent any Consenting Stakeholder from enforcing the Term Loan Credit Agreement or Indentures or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, the Term Loan Credit Agreement or Indentures.  Any such action pursuant to this Section 5 shall be deemed not to constitute a breach of this Agreement.

Section 6.                                          Commitments of the Company Parties.

6.01.                     Affirmative Commitments.  Subject to Section 7 of this Agreement, during the Agreement Effective Period, each of the Company Parties agrees to:

(a)                                 support and take all steps reasonably necessary and desirable to consummate and complete the Recapitalization Transactions and implement the terms of the Recapitalization Term Sheet in accordance with this Agreement;

(b)                                 to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Recapitalization Transactions contemplated in this Agreement, support and take all steps reasonably necessary and desirable to address any such impediment;

(c)                                  use commercially reasonable efforts to obtain any and all regulatory and/or third-party approvals that are necessary or advisable for the Recapitalization Transactions;

(d)                                 negotiate in good faith with the other Parties and, where applicable, execute, deliver, and implement the Definitive Documents in accordance with the terms of this Agreement and any other required agreements to effectuate and consummate the Recapitalization Transactions;

(e)                                  except with respect to any actions related to the Recapitalization Transactions (or otherwise as specifically provided for under this Agreement), use commercially reasonable efforts to (i) preserve intact in all material respects the current business operations of each Company Party, and (ii) preserve in all material respects its business organization and relationships with customers, vendors, suppliers, distributors, and others, in each case, having material business dealings with the Company Parties;

(f)                                   to the extent they become aware of same, reasonably promptly notify counsel to the Term Loan Steering Committee and counsel to the Ad Hoc Committee of Unsecured Noteholders of (and in any event within two (2) Business Days after obtaining actual knowledge thereof) (i) any Governmental Body or any other third party complaints, litigations, investigations, or hearings with respect to this Agreement or the Recapitalization Transactions; (ii) any material breach by any Company Party in any respect of any of its obligations, representations, warranties, or covenants set forth in this Agreement; (iii)  the occurrence of, or circumstances that render reasonably foreseeable the occurrence of, any Material Adverse Effect; or (iv) any threat or taking of any action by any Entity that would, or would reasonably be expected to, prevent, interfere with, delay, or impede the implementation or consummation of the Recapitalization Transactions in a manner materially consistent with this Agreement and/or the Recapitalization Term Sheet;

(g)                                  maintain good standing and legal existence under the laws of the state or non-U.S. jurisdiction in which such Company Party is incorporated, organized or formed;

(h)                                 pay and reimburse, on a reasonably prompt basis, all Creditor Fees and Expenses;

(i)                                     pay when due the Noteholder Cash Joinder Payment, and otherwise pay all fees payable under any Definitive Document in accordance with the terms thereof, without setoff, deduction, or withholding for any taxes or otherwise;

(j)                                    pay in cash all accrued and unpaid interest accrued through the Effective Date on all Unsecured Notes that are tendered and exchanged in connection with the Recapitalization Transactions; and

(k)                                 agree to pay when due the fees set forth under “Fees” in the Amended Term Loan Term Sheet without setoff, deduction or withholding for any taxes or otherwise.

6.02.                     Negative Commitments of the Company Parties.  Subject to Section 7 of this Agreement, during the Agreement Effective Period, each of the Company Parties agrees that it shall not directly or indirectly:

(a)                                 object to, delay, impede, or take any other action to, or reasonably likely to, materially interfere with the acceptance, implementation, or consummation of the Recapitalization Transactions;

(b)                                 execute, file, or agree to execute or file any Definitive Documents (including any amendment, supplement, modification, or waiver of any Definitive Document, or any ancillary documentation in respect thereof) that, in whole or in part, are not consistent in all respects with this Agreement and/or the Recapitalization Term Sheet;

(c)          take any tax position, for U.S. federal  (and applicable state and local) income tax purposes, inconsistent with the treatment of the Noteholder Cash Joinder Payment as a payment of interest or principal on the Unsecured Notes; or

(d)         except to the extent required by Law as determined by the Company Parties in good faith and based upon the advice of counsel, disclose to any Entity (including, for the avoidance of doubt, any other Consenting Stakeholder), other than advisors to the Company Parties, the principal amount or percentage of any Company Claims/Interests held by any Consenting Stakeholder (except that the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Unsecured Notes or Term Loans held by all of the Consenting Stakeholders collectively).

Section 7.                                          Additional Provisions Regarding Company Parties’ Commitments.

7.01.                     Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Recapitalization Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 7.01 shall be deemed not to constitute a breach of this Agreement.

7.02.                     Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 7.01 of this Agreement, each Company Party and its directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to:  (a) solicit, consider, respond to, and facilitate Alternative Transaction Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) initiate, maintain, or continue discussions or negotiations with respect to Alternative Transaction Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Transaction Proposals; and (e) enter into or continue discussions or negotiations with holders of any Company Claim/Interest (including any Consenting Stakeholder), any other party in interest, or any other Entity regarding the Recapitalization Transactions or Alternative Transaction Proposals.  At all times prior to the date on which the Company Parties enter into a definitive agreement in respect of an Alternative Transaction Proposal, the Company Parties shall provide counsel to the Term Loan Steering Committee and counsel to the Ad Hoc Committee of Unsecured Noteholders with updates on the status of discussions regarding any Alternative Transaction Proposal within three (3) Business Days of the Company Parties’ or their advisors’ receipt of any such Alternative Transaction Proposal.  The Company Parties and/or the Company Parties’ advisors will make themselves reasonably available for weekly status update calls with counsel to the Ad Hoc Committee of Unsecured Noteholders and counsel to the Term Loan Steering Committee with respect to the foregoing.

7.03.                     Nothing in this Agreement shall:  (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Recapitalization Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8.                                          Transfer of Interests and Securities.

8.01.                     During the Restricted Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)                                 in the case of a Transfer of the Unsecured Notes, the transferee is either (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act, or (ii) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act; and

(b)                                 either (i) the transferee executes and delivers to counsel to the Company Parties, before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer.

8.02.                     Notwithstanding anything to the contrary in this Section 8, at any time prior to the occurrence of the Effective Date, a Consenting Stakeholder may Transfer its Company Claims/Interests to a Party that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker be or become a Consenting Stakeholder; provided that any subsequent Transfer by such Qualified Marketmaker of the right, title, or interest in such Company Claims/Interests must be to a transferee that is or becomes a Consenting Stakeholder (in accordance with the requirements set forth in Sections 8.01(a) and (b) of this Agreement).  To the extent that a Party is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title, or interest in Company Claims/Interests that the Qualified Marketmaker acquires from a lender or noteholder that is not a Party to this Agreement without the requirement that the transferee be or become a Consenting Stakeholder or execute a Transfer Agreement or Joinder.

8.03.                     Upon completing a Transfer in compliance with this Section 8, (i) the transferor shall be deemed to relinquish its rights and be released from its obligations under this Agreement to the extent of the rights and obligations the transferor had in respect of such transferred Company Claims/Interests, except that, notwithstanding anything to the contrary in this Agreement, such transferor shall not be deemed to relinquish its rights nor be released from its applicable obligations under Section 9 of this Agreement, and (ii) the transferee shall be deemed a “Consenting Stakeholder” (as a “Sponsor,” “Consenting Term Loan Lender,” “Consenting Cash Pay Noteholder,” and/or “Consenting PIK Toggle Noteholder,” as applicable) and “Party” under this Agreement (and, for the avoidance of doubt, if as a result of such Transfer such transferee holds any Term Loan, it shall be deemed to have agreed to be bound by the Waiver, Rescission and Amendment under the Term Loan Credit Agreement, attached to this Agreement as Exhibit D).  Subject to Section 8.02 of this Agreement, any Transfer in violation of Section 8.01 of this Agreement shall be void ab initio.

8.04.                     This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests.  Notwithstanding the foregoing, (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claims/Interest acquired) to counsel to the Company Parties within five (5) Business Days of such acquisition.

8.05.                     This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests.  Notwithstanding anything to the contrary in this Agreement, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

Section 9.                                          Mutual Releases.

9.01.                     Releases by the Company Releasing Parties.  Except as expressly set forth in this Agreement, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which are hereby confirmed, each of the Company Releasing Parties hereby conclusively, absolutely, unconditionally, irrevocably, and forever fully releases, remises, and discharges each of the Released Parties (and each such Released Party shall be deemed forever released, remised, and discharged by the Company Releasing Parties) and their respective assets and properties from any and all Claims and Causes of Action, including any derivative claims asserted on behalf of any of the Company Releasing Parties, that any of the Company Releasing Parties would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Equity Interest in, a Company Releasing Party or other Entity, based on or relating to, or in any manner arising from, in whole or in part, (i) the MyTheresa Designation, (ii) the MyTheresa Distribution, (iii) the Nancy Transaction, (iv) the formulation, preparation, dissemination, negotiation, or filing of this Agreement, the Definitive Documents, any Recapitalization Transaction, or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to this Agreement or the Definitive Documents, or (v) the pursuit of consummation, the administration or implementation of any of the Recapitalization Transactions, including the issuance or distribution of securities in connection therewith.  Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release (1) any party or entity from their obligations under the Commitment Letter or (2) any post-Effective Date obligations of any party or Entity under this Agreement, the Definitive Documents, any Recapitalization Transaction, the Commitment Letter, or any document, instrument, or agreement executed to implement the Recapitalization Transactions.  Notwithstanding anything to the contrary in the foregoing, the Releases set forth in clauses (iv)-(v) above do not release any Claims or Causes of Action that are determined by a final non-appealable judgment of a court of competent jurisdiction to have constituted fraud or willful misconduct.  Nothing in this Agreement shall or shall be deemed to result in the waiving or limiting by any Sponsor or any officer, director, or employee of any Company Party of (a) any indemnification against, or expense reimbursement or advance by, any Company Party or any Company Party’s insurance carriers, (b) any rights as beneficiaries of any insurance policies, (c) any management fees, monitoring fees, or like fees and expenses, (d) wages, salaries, compensation, or benefits, or (e) any Equity Interests in any Company Party.  Each of the Company Releasing Parties hereby further agrees and covenants not to, and shall not, commence or prosecute, or assist or otherwise aid any other Entity in the commencement or prosecution of, whether directly, derivatively or otherwise, any Released Claims.  Notwithstanding anything to the contrary in this Section 9.01 or otherwise in this Agreement, nothing in this Agreement shall or be deemed to (or is intended to) limit any of the Company Releasing Parties’ rights to assert or prosecute any affirmative defenses or otherwise raise any defense or take any action to defend itself or themselves, including any defense available under the Bankruptcy Code, in connection with any Claim or Cause of Action (whether direct or indirect) brought by any Entity relating to any of the above-referenced Claims or Causes of Action arising from, in whole or in part, (x) the formulation, preparation, dissemination, negotiation, or filing of this Agreement, the Definitive Documents, the Commitment Letter, or any Recapitalization Transaction, or any contract, instrument, release, or other agreement or document created or entered into in connection with this Agreement or the Definitive Documents, and (y) the pursuit of consummation, the administration and implementation of the Recapitalization Transactions, including the issuance or distribution of securities in connection therewith.

9.02.                     Releases by the Consenting Stakeholder Releasing Parties.  Except as expressly set forth in this Agreement, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which are hereby confirmed, each Consenting Stakeholder Releasing Party solely in its capacity as such, severally and not jointly, hereby conclusively, absolutely, unconditionally, irrevocably, and forever fully releases, remises, and discharges each of the Released Parties (and each such Released Party shall be deemed forever released, remised, and discharged by the Consenting Stakeholder Releasing Parties) and their respective assets and properties from any and all Claims and Causes of Action, including any derivative claims asserted on behalf of any of the Company Releasing Parties or the Consenting Stakeholder Releasing Parties, that any of the Consenting Stakeholder Releasing Parties would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Equity Interest in, a Company Releasing Party or other Entity, based on or relating to, or in any manner arising from, in whole or in part, (i) the MyTheresa Designation, (ii) the MyTheresa Distribution, (iii) the Nancy Transaction, (iv) the formulation, preparation, dissemination, negotiation, or filing of this Agreement, the Definitive Documents, any Recapitalization Transaction, or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to this Agreement or the Definitive Documents, or (v) the pursuit of consummation, the administration or implementation of any of the Recapitalization Transactions, including the issuance or distribution of securities in connection therewith.  Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release (1) any party or entity from their obligations under the Commitment Letter or (2) any post-Effective Date obligations of any party or Entity under this Agreement, the Definitive Documents, any Recapitalization Transaction, the Commitment Letter, or any document, instrument, or agreement executed to implement the Recapitalization Transactions.  Notwithstanding anything to the contrary in the foregoing, the Releases set forth in clauses (iv)-(v) above do not release any Claims or Causes of Action that are determined by a final non-appealable judgment of a court of competent jurisdiction to have constituted fraud or willful misconduct.  Nothing in this Agreement shall or shall be deemed to result in the waiving or limiting by the Sponsors or any officer, director, or employee of any Company Party of (a) any indemnification against, or expense reimbursement or advance by, any Company Party or any Company Party’s insurance carriers, (b) any rights as beneficiaries of any insurance policies, (c) any management fees, monitoring fees, or like fees and expenses, (d) wages, salaries, compensation, or benefits, or (e) any Equity Interests in any Company Party.  Each of the

Consenting Stakeholder Releasing Parties hereby further agrees and covenants not to, and shall not, commence or prosecute, or assist or otherwise aid any other Entity in the commencement or prosecution of, whether directly, derivatively or otherwise, any Released Claims.  Notwithstanding anything to the contrary in this Section 9.02 or otherwise in this Agreement, nothing in this Agreement shall or be deemed to (or is intended to) limit any of the Consenting Stakeholder Releasing Parties’ rights to assert or prosecute any affirmative defenses or otherwise raise any defense or take any action to defend itself or themselves, including any defense available under the Bankruptcy Code, in connection with any Claim or Cause of Action (whether direct or indirect) brought by any Entity relating to any of the above-referenced Claims or Causes of Action arising from, in whole or in part, (x) the formulation, preparation, dissemination, negotiation, or filing of this Agreement, the Definitive Documents, the Commitment Letter, or any Recapitalization Transaction, or any contract, instrument, release, or other agreement or document created or entered into in connection with this Agreement or the Definitive Documents, and (y) the pursuit of consummation, the administration and implementation of the Recapitalization Transactions, including the issuance or distribution of securities in connection therewith.

9.03.                     No Additional Representations and Warranties.  Each of the Parties agrees and acknowledges that, except as expressly provided in this Agreement and the Definitive Documents, no other Party or Released Party, in any capacity, has warranted or otherwise made any representations concerning any Released Claim (including any representation or warranty concerning the existence, non-existence, validity, or invalidity of any Released Claim).  Notwithstanding the foregoing, nothing contained in this Agreement is intended to impair or otherwise derogate from any of the representations, warranties, or covenants expressly set forth in this Agreement or any of the Definitive Documents.

9.04.                     Release of Unknown Claims.  Each of the Releasing Parties expressly acknowledges that although ordinarily a general release may not extend to any Released Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, it has carefully considered and taken into account in determining to enter into the Release the possible existence of such unknown losses or claims.  Without limiting the generality of the foregoing, each Releasing Party expressly waives and relinquishes any and all rights such Party may have or conferred upon it under any federal, state, or local statute, rule, regulation, or principle of common law or equity which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the Releases set forth in Sections 9.01 or 9.02 of this Agreement or which may in any way limit the effect or scope of such Releases with respect to Released Claims, which such Party did not know or suspect to exist in such Party’s favor at the time of providing such Releases, which in each case if known by it may have materially affected its settlement with any Released Party, including any rights under Section 1542 of the California Civil Code or any analogous applicable state or federal law or regulation.  Each of the Releasing Parties expressly acknowledges that the Releases and covenants not to sue contained in this Agreement are effective regardless of whether those released matters or Released Claims are presently known or unknown, suspected or unsuspected, or foreseen or unforeseen.

To the extent that the Release includes releases to which Section 1542 of the California Civil Code or similar provisions of other applicable law applies, it is the intention of the Parties that the

Release shall be effective as a bar to any and all Claims and Causes of Action of whatsoever character, nature and kind, known or unknown, suspected or unsuspected specified in this Agreement.  In furtherance of this intention, the Parties expressly waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code or similar provisions of applicable law, which are as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Parties acknowledge that the foregoing waiver of the provisions of Section 1542 of the California Civil Code was bargained for separately.  Thus, notwithstanding the provisions of Section 1542 of the California Civil Code, and for the purpose of implementing a full and complete release and discharge of the Parties, and each of them, each Party expressly acknowledges that this Agreement is intended to include in its effect without limitation all of the claims, causes of action and liabilities which the Parties, and each of them, do not know or suspect to exist in their favor at the time of execution of this Agreement, and this Agreement contemplates extinguishment of all such claims, causes of action and liabilities.

9.05.                     Covenant to Refrain from Certain Actions.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT (INCLUDING IN THE LAST SENTENCES OF SECTIONS 9.01 AND 9.02 OF THIS AGREEMENT) OR THE DEFINITIVE DOCUMENTS, DURING THE AGREEMENT EFFECTIVE PERIOD AND FROM AND AFTER THE EFFECTIVE DATE, EACH OF THE RELEASING PARTIES HEREBY AGREES AND COVENANTS NOT TO, AND SHALL NOT, AND SHALL NOT ASSIST OR OTHERWISE AID ANY OTHER ENTITY TO, (A) COMMENCE OR CONTINUE, IN ANY MANNER OR IN ANY PLACE, ANY SUIT, ACTION, OR OTHER PROCEEDING; (B) ENFORCE, ATTACH, COLLECT, OR RECOVER IN ANY MANNER ANY JUDGMENT, AWARD, DECREE, OR ORDER; (C) CREATE, PERFECT, OR ENFORCE ANY LIEN OR ENCUMBRANCE; (D) ASSERT A SETOFF, RIGHT OF SUBROGATION, OR RECOUPMENT OF ANY KIND; (E) COMMENCE OR CONTINUE IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, OR (F) ASSIGN, TRANSFER, OR OTHERWISE DISPOSE OF ANY CLAIM OR CAUSE OF ACTION, IN EACH CASE, ON ACCOUNT OF OR WITH RESPECT TO ANY RELEASED CLAIM OR ANY CLAIM OR CAUSE OF ACTION THAT WILL BE A RELEASED CLAIM ON THE EFFECTIVE DATE.  NOTHING IN THIS AGREEMENT SHALL OR BE DEEMED TO (OR IS INTENDED TO) LIMIT ANY OF THE CONSENTING STAKEHOLDER RELEASING PARTIES’ RIGHTS OR COMPANY RELEASING PARTIES’ RIGHTS, AS APPLICABLE, TO ASSERT OR PROSECUTE ANY AFFIRMATIVE DEFENSES OR OTHERWISE RAISE ANY DEFENSE OR TAKE ANY ACTION TO DEFEND ITSELF OR THEMSELVES, INCLUDING ANY DEFENSE AVAILABLE UNDER THE BANKRUPTCY CODE, IN CONNECTION WITH ANY CLAIM OR CAUSE OF ACTION (WHETHER DIRECT OR INDIRECT) BROUGHT BY ANY ENTITY RELATING TO ANY OF THE ABOVE-REFERENCED CLAIMS OR CAUSES OF ACTION ARISING FROM, IN WHOLE OR IN PART, (X) THE FORMULATION,

PREPARATION, DISSEMINATION, NEGOTIATION, OR FILING OF THIS AGREEMENT, THE DEFINITIVE DOCUMENTS, OR ANY RECAPITALIZATION TRANSACTION, CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THIS AGREEMENT OR THE DEFINITIVE DOCUMENTS, AND (Y) THE PURSUIT OF CONSUMMATION, THE ADMINISTRATION AND IMPLEMENTATION OF THE RECAPITALIZATION TRANSACTIONS, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES IN CONNECTION THEREWITH.

9.06.                     Turnover of Subsequently Recovered Assets.

(a)                                 Subject to the occurrence of the Effective Date, in the event that any Releasing Party (including any successor or assignee thereof) receives any funds, property, or value on account of any Claims, Causes of Action, or litigation against NMG or the MT Entities (or any direct or indirect parent company of such entities) arising from the MyTheresa Designation or the MyTheresa Distribution (collectively, the “Specified Claims”), such Releasing Party shall promptly turn over and assign any such funds, property, or value (including any Equity Interests in any of the MT Entities or proceeds of such Equity Interests, or any increased recoveries resulting therefrom) to, at the election of NMG, NMG or the applicable MyTheresa Entity.  NMG or the applicable MyTheresa Entity shall distribute any such recoveries turned over or assigned to it in accordance with the “Distributions upon Realization of Value” provision of Exhibit 4 to the Recapitalization Term Sheet, to the extent applicable.  Notwithstanding anything to the contrary in this Agreement (but subject to Section 9.06(b) of this Agreement), NMG shall be entitled to enforce this Section 9.06(a) on behalf of itself or any MyTheresa Entity.  The Releasing Parties will be bound by this Section 9.06 notwithstanding the nature of any Claim, Cause of Action, or litigation relating to the Recapitalization Transactions or any judgment or order entered on any such Claim, Cause of Action or litigation.

(b)                                 Notwithstanding anything to the contrary in this Agreement, (i) Section 9.06(a) of this Agreement shall only apply to the Releasing Parties in their capacities as holders of Initial Loans, Extended Loans, PIK Toggle Notes, Cash Pay Notes, New Second Lien Notes, New Third Lien Notes, 2028 Debentures, MT Preferred Equity, and/or Existing Common Stock and shall not, for the avoidance of doubt, apply to any Releasing Party in its capacity as a provider of debtor-in-possession or any similar financing and (ii) to the extent a Releasing Party receives consideration on account of a Claim secured by assets or property of any Company Party or its subsidiaries (other than, for the avoidance of doubt, the Specified Claims or any such assets or property contributed to or otherwise obtained by any Company Party or its subsidiaries on account of the Specified Claims), such consideration will not be subject to Section 9.06(a) of this Agreement.

Section 10.                                   Representations and Warranties of Consenting Stakeholders.  Each of the Consenting Stakeholders represents, warrants, and covenants to each other Party, severally, and not jointly, that, to the best of its actual knowledge, as of (i) the Execution Date and (ii) the Effective Date (but, in respect of the foregoing (ii), subject to changes resulting from any Transfers made pursuant to Section 8 of this Agreement):

(a)                                 (i) it is the sole beneficial or record owner of the face amount of the Company

Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, (ii) it is the sole legal and beneficial owner of all Claims and Causes of Actions released by it pursuant to Section 9 of this Agreement and has not Transferred, or agreed to Transfer (other than in accordance with Section 8 of this Agreement), in whole or in part, any Claim or Cause of Action with respect to its Company Claims/Interests that is subject to the Releases in Section 9 of this Agreement, and, (iii) having made reasonable inquiry, it is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated as a result of any Transfers pursuant to Section 8 of this Agreement);

(b)                                 it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c)                                  such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)                                 it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(e)                                  solely with respect to holders of Company Claims/Interests constituting securities, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Recapitalization Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 11.                                   Mutual Representations, Warranties, and Covenants.  Each of the Parties represents, warrants, and covenants to each other Party, severally, and not jointly, that, to the best of its actual knowledge, as of the Execution Date and as of the Effective Date:

(a)                                 it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)                                 except as expressly provided in this Agreement, no consent or approval is required by any Entity in order for it to effectuate the Recapitalization Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)                                  the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)                                 except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Recapitalization Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)                                  it is not (i) party to any restructuring or similar agreements or arrangements relating to the Company or its Affiliates with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement or (ii) participating in, or a party to, (as applicable) any agreement, understanding, negotiation, or discussion (in each case, whether oral or written) with respect to any Alternative Transaction Proposal.

Section 12.                                   Termination Events.

12.01.              Consenting Stakeholder Termination Events.  This Agreement (A) may be terminated upon the occurrence of any of the Events set forth in clauses (a) through (m) below, (1) as to the Consenting Term Loan Lenders, by the Required Consenting Term Loan Lenders, (2) as to the Consenting Unsecured Noteholders, by the Required Consenting Unsecured Noteholders, and (3) as to either Sponsor, by such Sponsor, in each case by the delivery to the Parties of a written notice in accordance with Section 14.10 of this Agreement; or (B) may be terminated upon the occurrence of the Event set forth in clause (m) below as to any individual Consenting Stakeholder by the delivery by such Consenting Stakeholder to the other Parties of a written notice in accordance with Section 14.10 of this Agreement:

(a)                                 the breach in any material respect by a Party (other than by any Consenting Stakeholders asserting such breach) of any of the representations, warranties, covenants, or commitments of the Party set forth in this Agreement that (i) is adverse to the Consenting Stakeholders seeking termination pursuant to this provision or could reasonably be expected to have a material adverse impact on the timely consummation of the Recapitalization Transactions and (ii) remains uncured for seven (7) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 14.10 of this Agreement detailing any such breach; provided, that for the avoidance of doubt, the execution, amendment, or modification of this Agreement or any Definitive Document (as applicable) without obtaining the requisite consent(s) set forth in this Agreement (including Section 3 and Section 13 of this Agreement) or in such Definitive Document, as applicable, constitutes a material breach for purposes hereof;

(b)                                 only with respect to the Consenting Unsecured Noteholders and/or the Consenting Term Loan Lenders, if the Ares Sponsor, the CPPIB Sponsor, or any Company Party publicly announces its intention to pursue an Alternative Transaction Proposal, or renounces this Agreement and/or the Recapitalization Transactions;

(c)                                  only as to the Consenting Term Loan Lenders, if (i) the Commitment Letter is terminated, rescinded, breached in any material respect, or renounced by any party to the Commitment Letter, or otherwise ceases to be in full force and effect, except in connection with a funding under the Commitment Letter (or any funding under the Commitment Letter ceases to be subject to an escrow for purposes of funding the Recapitalization Transactions prior to the

Effective Date), or is amended, modified, waived, or supplemented in any manner that is adverse to the Consenting Term Loan Lenders seeking termination pursuant to this provision; and (ii) such Event remains uncured for five (5) Business Days after the Required Consenting Term Loan Lenders transmit a written notice in accordance with Section 14.10 of this Agreement detailing any such Event (it being understood that such Event may be cured if the Commitment Letter is replaced by a commitment on terms not materially less favorable to the Consenting Term Loan Lenders in any respect);

(d)                                 only as to the Consenting Unsecured Noteholders, if (i) (A) the Commitment Letter is terminated, rescinded, breached in any material respect, or renounced by the Ares Sponsor, the CPPIB Sponsor, or any Company Party, or the Commitment Letter is amended, modified, waived, or supplemented (in each case, other than by any Consenting Unsecured Noteholder party thereto) in any manner that is adverse to the Consenting Unsecured Noteholders seeking termination pursuant to this provision; and (B) such Event remains uncured for five (5) Business Days after the Required Consenting Unsecured Noteholders transmit a written notice in accordance with Section 14.10 of this Agreement detailing any such Event (it being understood that such Event may be cured if the Commitment Letter is replaced by a commitment on terms not materially less favorable to the Consenting Unsecured Noteholders in any respect provided that the termination, rescindment, breach in any material respect, or renunciation of the Commitment Letter by the Ares Sponsor or CPPIB Sponsor cannot be cured with a replacement commitment by a party other than the Ares Sponsor or CPPIB Sponsor); or (ii) without the prior written consent of the Required Consenting Unsecured Noteholders, the Recapitalization Term Sheet or any executed Definitive Documents are amended, modified, or executed (as applicable) in a manner that is inconsistent in any respect with the terms, conditions and covenants relating to and effecting the agreements regarding the MT Preferred Equity set forth in the Recapitalization Term Sheet;

(e)                                  only as to the Sponsors, if (i) the Commitment Letter is terminated, rescinded, breached in any material respect, or renounced by any of the Consenting Unsecured Noteholders (other than any Sponsor) party thereto, or is amended, modified, waived, or supplemented (in each case, other than by any Sponsor) in any manner that is adverse to the Sponsor seeking termination pursuant to this provision; and (ii) such Event remains uncured for five (5) Business Days after such terminating Sponsor transmits a written notice in accordance with Section 14.10 of this Agreement detailing any such Event (it being understood that such Event may be cured if the Commitment Letter is replaced by a commitment on terms not materially less favorable to the Sponsors in any respect);

(f)                                   any Company Party executes, amends, or modifies the Recapitalization Term Sheet or any executed Definitive Document in a manner that is (i) inconsistent in any respect with the terms set forth in the Recapitalization Term Sheet or this Agreement, the other rights and benefits granted to, or received by the Consenting Stakeholders pursuant to the Recapitalization Term Sheet or this Agreement (including any Consenting Stakeholders’ consent rights regarding any Definitive Document), or the implementation thereof, unless, in the case of amendment or modification of any Definitive Document, such amendment or modification is otherwise consented to in accordance with Section 13 of this Agreement and/or the applicable provisions of the Recapitalization Term Sheet, or (ii) adverse to the Consenting Stakeholders seeking termination pursuant to this provision, and (iii) in each case of (i) and (ii) of this subsection (f), remains uncured for three (3) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 14.10 of this Agreement detailing any such Event;

(g)                                  the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order that (i) enjoins the consummation of a material portion of the Recapitalization Transactions and (ii) remains in effect for twenty (20) Business Days.  This termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(h)                                 the failure of the Company Parties to confirm by not later than three (3) Business Days prior to the Effective Date that the Series A MT Preferred Equity has been declared to be a security eligible for distribution by DTC and was agreed to be accepted by DTC for the DTC’s book-entry, delivery, settlement and depository services;

(i)                                     upon the occurrence of a Material Adverse Effect;

(j)                                    only as to the Consenting Unsecured Noteholders and/or the Consenting Term Loan Lenders, if a Default or Event of Default (as defined in the Term Loan Credit Agreement or any of the Indentures) under the Term Loan Credit Agreement or any Indenture (and other than as expressly set forth in the Waiver, Rescission and Amendment under the Term Loan Credit Agreement, attached to this Agreement as Exhibit D) has occurred and is continuing;

(k)                                 any of (i) the Company Parties, (ii) the Required Consenting Unsecured Noteholders, (iii) the Required Consenting Term Loan Lenders, or (iv) the Sponsors, respectively, validly terminates this Agreement in accordance with its terms;

(l)                                     the Exchange Offer has not launched by April 22, 2019; or

(m)                             the Effective Date has not occurred by June 10, 2019.

12.02.              Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 of this Agreement upon the occurrence of any of the following Events:

(a)                                 the breach in any material respect by one or more of the Consenting Stakeholders of any provision set forth in this Agreement that (i) is adverse to the Company Party seeking termination under this provision and could reasonably be expected to have a material adverse impact on the timely consummation of the Recapitalization Transactions and (ii) remains uncured for a period of ten (10) Business Days after the Company Party transmits a written notice in accordance with Section 14.10 of this Agreement detailing any such breach;

(b)                                 the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Recapitalization Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Transaction Proposal;

(c)                                  the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order that (i) enjoins the consummation of a material portion of the Recapitalization Transactions and (ii) remains in effect for twenty (20) Business Days after the terminating Company Party transmits a written notice in accordance with Section 14.10 of this Agreement detailing any such issuance.  This termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(d)                                 (i) the Commitment Letter is terminated, rescinded, or renounced by a purchaser party thereto, or otherwise ceases to be in full force and effect, except in connection with a funding thereunder, (ii) such Event is adverse to the Company Party seeking termination pursuant to this provision; and (iii) such Event remains uncured for seven (7) Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.10 of this Agreement detailing any such Event (it being understood that such Event may be cured if the Commitment Letter is replaced by a commitment on terms not materially less favorable to the Company Parties);

(e)                                  the Exchange Offer has not launched by April 22, 2019;

(f)                                   the Effective Date has not occurred by June 10, 2019; or

(g)                                  any of (i) the Required Consenting Unsecured Noteholders, (ii) the Required Consenting Term Loan Lenders, or (iii) the Sponsors, respectively, validly terminates this Agreement in accordance with its terms.

12.03.              Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following:  (a) the Required Consenting Term Loan Lenders; (b) the Required Consenting Unsecured Noteholders; (c) the Sponsors; and (d) each Company Party.

12.04.              Automatic Termination.  This Agreement shall terminate automatically as to all Parties without any further required action or notice upon the occurrence of any of the following Events:

(a)                                 immediately after the occurrence of the Effective Date;

(b)                                 unless already terminated pursuant to Section 12.01 of this Agreement, immediately after the execution of definitive documents in respect of, or consummation of, an Alternative Transaction Proposal;

(c)                                  any of the Company Parties (i) commences a voluntary case under the Bankruptcy Code, (ii) consents to the appointment of, or taking possession by, a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company Party or all or substantially all of the property or assets of the Company Party, or (iii) makes any general assignment for the benefit of its creditors; or

(d)                                 the commencement of an involuntary bankruptcy case against any of the Company Parties under the Bankruptcy Code, if such involuntary case is not dismissed within sixty (60)

calendar days after the filing thereof or if a court order granting the petition for such involuntary bankruptcy case is entered and not reversed or rescinded within 30 calendar days.

12.05.              Effect of Termination.

(a)                                 Upon the occurrence of a Termination Date as to a Party, this Agreement (except as set forth in subsection 12.05(b) of this Agreement, below) shall be of no further force and effect as to such Party, and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement; any and all tenders, consents, or votes tendered by such Party shall be (or automatically shall be deemed) withdrawn; and such Party shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take any and all actions, whether with respect to the Recapitalization Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action; provided, for the avoidance of doubt, the termination of this Agreement as to any Party shall not relieve such Party of liability for breach of this Agreement prior to such termination.

(b)                                 Notwithstanding anything to the contrary in this Agreement, (a) Section 1.01 of this Agreement, Section 6.01(h) of this Agreement, Section 9 of this Agreement (including the Release and the ongoing obligations contained in Section 9.05 and Section 9.06 of this Agreement), Section 12.05 of this Agreement, and Section 14 of this Agreement shall survive in the event that the Termination Date occurs due to the occurrence of the Effective Date pursuant to Section 12.04(a) of this Agreement, and (b) Section 1.01 of this Agreement, Section 6.01(h) of this Agreement (solely with respect to Creditor Fees and Expenses through the applicable Termination Date), Section 12.05 of this Agreement, and Sections 14.01 through 14.22 of this Agreement shall survive the occurrence of the Termination Date on any account.  For the avoidance of doubt, the Release and any of the ongoing obligations in Section 9 of this Agreement shall cease and be of no further force or effect whatsoever if this Agreement terminates or is terminated or a Termination Date occurs as to any or all Parties for any reason that is not the occurrence of the Effective Date as provided in Section 12.04(a) of this Agreement; provided, that if this Agreement is terminated only with respect to certain parties, such termination shall not affect the applicability or force of Section 9 of this Agreement with respect to other parties.

(c)                                  Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date.  Except as expressly provided in this Agreement (including, for the avoidance of doubt, Section 9 of this Agreement), nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict (i) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (ii) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party, Consenting Stakeholder.  Nothing in this Section 12.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.02(b) of this Agreement.

(d)                                 To the extent the Term Loan Lender Participation Threshold Condition Precedent is satisfied and the Agreement is subsequently terminated (a) by the Company Parties for any reason other than pursuant to Section 12.02(a) of this Agreement due to the material breach of this Agreement by one or more Consenting Term Loan Lenders, (b) pursuant to Section 12.01(m) of this Agreement or Section 12.02(f) of this Agreement, above, or (c) otherwise because the Noteholder Participation Threshold Condition Precedent is not satisfied, the Company Parties shall pay to each Initial Consenting Term Loan Lender the Initial Consenting Term Loan Lenders Break Fee.  Notwithstanding anything in this Agreement to the contrary, the Initial Consenting Term Loan Lenders Break Fee shall be earned in full as of the Agreement Effective Date, shall not be treated as a payment on any Term Loan, and shall be due and payable subject solely to the occurrence and within one (1) Business Day of the date of such termination, without setoff, deduction or withholding for any taxes or otherwise.

(e)                                  To the extent the Noteholder Participation Threshold Condition Precedent is satisfied and the Agreement is subsequently terminated (a) by the Company Parties for any reason other than pursuant to Section 12.02(a) of this Agreement due to the material breach of this Agreement by one or more Consenting Unsecured Noteholders, (b) pursuant to Section 12.01(m) of this Agreement or Section 12.02(f) of this Agreement, above, or (c) otherwise because the Term Loan Lender Participation Threshold Condition Precedent is not satisfied, the Company Parties shall pay to each Initial Consenting Unsecured Noteholder the Initial Consenting Unsecured Noteholders Break Fee.  Notwithstanding anything in this Agreement to the contrary, the Initial Consenting Unsecured Noteholders Break Fee shall be earned in full as of the Agreement Effective Date, shall not be treated as a payment on any Unsecured Note, and shall be due and payable subject solely to the occurrence and within one (1) Business Day of the date of such termination, without setoff, deduction or withholding for any taxes or otherwise.

Section 13.                                   Amendments and Waivers.

(a)                                 This Agreement and, prior to the Effective Date, the Definitive Documents, may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

(b)                                 This Agreement (including for the avoidance of doubt, any provision in the Recapitalization Term Sheet or any exhibits and schedules hereto and thereto) and, prior to the Effective Date, the Definitive Documents, may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, exclusively, in a writing signed by:  (i) each Company Party and (ii) the following Parties: (A) if such modification, amendment, supplement, or waiver has an adverse effect on the Consenting Term Loan Lenders (including by improving the Principal Terms offered to any other Consenting Stakeholder), the Required Consenting Term Loan Lenders; (B) if such modification, amendment, supplement, or waiver has an adverse effect on the Consenting Cash Pay Noteholders or the Consenting PIK Toggle Noteholders (including by improving the Principal Terms offered to any other Consenting Stakeholder), the Required Consenting Unsecured Noteholders; and (C) if such modification, amendment, supplement, or waiver has an adverse effect on the Sponsors (including by improving the Principal Terms offered to any other Consenting Stakeholder), each Sponsor.  Notwithstanding the foregoing, (x) if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any Consenting Stakeholder, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver, or supplement; and (y) no amendment, modification, waiver, or supplement to this Agreement (or, prior to the Effective Date, any Definitive Document) shall amend, modify or otherwise affect any Principal Term without the prior written consent of each Party to this Agreement.  Notwithstanding anything to the contrary in this Section 13, the deadline in Section 12.01(m) of this Agreement may be extended by up to 30 days with the prior written consent of each of (i) the Company Parties, (ii) the Sponsors, (iii) the Required Consenting Term Loan Lenders, and (iv) the Required Consenting Unsecured Noteholders; provided that (1) the deadline in Section 12.02(f) of this Agreement is simultaneously extended to a date no earlier than the deadline in Section 12.01(m) of this Agreement (as so extended), and (2) immediately prior to such extension, the Company Parties shall pay to each Consenting Term Loan Lender who agrees to such extension the Term Loan Lender Extension Fee.

(c)                                  Any proposed modification, amendment, waiver or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.

(d)                                 The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.  All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14.                                   Miscellaneous.

14.01.              Acknowledgement.  Notwithstanding any other provision in this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, and/or other applicable Law.

14.02.              Exhibits Incorporated by Reference; Conflicts.  Each of the exhibits, annexes, signatures pages, and schedules attached to this Agreement is expressly incorporated in this Agreement and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, signature pages, and schedules.

14.03.              Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters in this Agreement specified, as may be reasonably appropriate or necessary from time to time, to effectuate the intent of this Agreement.

14.04.              Complete Agreement.  Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral or written, among the Parties with respect to the subject matter of this Agreement, other than any Confidentiality Agreement.

14.05.              GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES OF ANY SUCH CONTRACTS.  Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Federal District Court for the Southern District of New York in New York City, New York, and solely in connection with claims arising under this Agreement:  (a) irrevocably submits to the exclusive jurisdiction of such court; (b) waives any objection to laying venue in any such action or proceeding in such court; and (c) waives any objection that such court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.

14.06.              TRIAL BY JURY WAIVER.  EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.07.              Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.08.              Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement.  The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

14.09.              Successors and Assigns; Third Parties.  This Agreement is intended to (and does) bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  There are no third party beneficiaries under this Agreement, except for the Released Parties (solely with respect to Section 9 of this Agreement).  The rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Entity except as expressly permitted in this Agreement.

14.10.              Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)                                 if to a Company Party, to:

Neiman Marcus Group, Inc.
One Marcus Square

1618 Main Street

Dallas, TX 75201

Attn: Tracy M. Preston
E-mail address: tracy.preston@neimnamarcus.com

with copies to:

Kirkland & Ellis LLP

333 South Hope Street

Los Angeles, CA 90071

Attn:  David Nemecek, P.C.; Nisha Kanchanapoomi, P.C.; Philippa Bond, P.C.

E-mail address: david.nemecek@kirkland.com;

nisha.kanchanapoomi@kirkland.com; pippa.bond@kirkland.com

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attn:  Anup Sathy, P.C.; Spencer Winters

E-mail address: anup.sathy@kirkland.com; spencer.winters@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue
New York, NY 10022
Attn:  Matthew Fagen
E-mail address:  matthew.fagen@kirkland.com

(b)                                 if to the Ares Sponsor, to:

Ares Corporate Opportunities Fund III, L.P. and Ares Corporate Opportunities

Fund IV, L.P.

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Attn: Eric Waxman

E-mail address: ewaxman@aresmgmt.com

(c)                                  if to the CPPIB Sponsor, to:

Canada Pension Plan Investment Board

One Queen Street East

Toronto, Ontario M5C 2W4

Attn: Lori Hall-Kim

E-mail address: lhallkim@cppib.com

with copies to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attn: My Chi To

E-mail address: mcto@debevoise.com

(d)                                 if to a Consenting Term Loan Lender, to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn: Joshua A. Feltman, Michael S. Benn

E-mail address: jafeltman@wlrk.com; MSBenn@wlrk.com

(e)                                  if to a Consenting Cash Pay Noteholder or a Consenting PIK Toggle Noteholder, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn: Alice B. Eaton, Andrew N. Rosenberg

E-mail address:  aeaton@paulweiss.com; arosenberg@paulweiss.com

Any notice given by delivery, mail, or courier shall be effective when received.

14.11.              Independent Due Diligence and Decision Making.  Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

14.12.              Relationship Among Parties.  Notwithstanding anything in this Agreement to the contrary, the representations, warranties, duties and obligations of the Consenting Stakeholders under this Agreement shall be several, not joint.  It is understood and agreed that no Consenting Stakeholder has any duty of trust or confidence in any kind or form with any Party, and, except as expressly provided in this Agreement, there are no commitments among or between them.  In this regard, it is understood and agreed that any Consenting Stakeholder may trade in the Company Claims/Interests without the consent of any other Party, subject to applicable securities laws and the terms of this Agreement.  No Party to this Agreement shall have any responsibility with respect to the Transfer of any Company Claims/Interests by any other Party by virtue of this Agreement.  No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement.  No Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act) with any other Party.  For the avoidance of doubt, no action taken by a Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that any or all of the Parties are in any way acting in concert or as such a “group.”  The execution of this Agreement by any Party shall not create, or be deemed to create, any fiduciary or other duties (actual or implied) to any other Party other than non-fiduciary duties as expressly set forth in this Agreement.

14.13.              Independent Determination of Company Parties.  The Company Parties hereby acknowledge that, in connection with negotiations regarding the Recapitalization Transactions, the Company Parties determined that the issuers under the Unsecured Notes Indentures would add one or more co-issuers to the Unsecured Notes if necessary to effect a financial recapitalization of the Company Parties and that any amendment to the Unsecured Notes Indentures to add a co-issuer would not require the prior consent of any Unsecured Noteholders.

14.14.              Public Disclosure.  At all times prior to the Effective Date or the earlier termination of this Agreement in accordance with its terms, the Parties shall use commercially reasonable efforts to consult with one another prior to issuing any press releases or other public notices with respect to the transactions contemplated hereby, and to provide each other with a reasonable amount of time (and not less than one day, unless otherwise agreed) to review and comment on any such press release or other notice before it is made and shall consider in good faith any comments made by such reviewing party.  The Parties are expressly permitted to disclose this Agreement or its terms (i) in accordance with any applicable Law, rule or regulation, (ii) to the extent this Agreement or such terms become available to the public other than as a result of a disclosure by such Party or its advisors, and (iii) in connection with the enforcement of any of such Party’s rights or remedies under this Agreement or any Definitive Document.  Except (w) as required by applicable Law, (x) to the extent such information becomes available to the public other than as a result of a disclosure by such Party or its advisors, (y) in connection with the enforcement of any of such Party’s rights or remedies under this Agreement or any Definitive Document, or (z) as otherwise permitted under the terms of any other agreement between the Company Parties and any Consenting Stakeholder, no Party or its advisors shall disclose to any Entity, other than the Company and the advisors to the Company, the principal amount of Company Claims/Interests held by any Consenting Stakeholder, without such Consenting Stakeholder’s prior written consent; provided, that (x) if such disclosure is required by Law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Stakeholder a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant Consenting Stakeholder) and (y) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate outstanding amount of the Unsecured

Notes and Term Loans held by all of the Consenting Stakeholders, all of the Consenting Term Loan Lenders, or all of the Consenting Unsecured Noteholders, collectively.

14.15.              FRE 408.  If the Recapitalization Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating to this Agreement shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

14.16.              Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement (including Section 9 of this Agreement) by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of any court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

14.17.              Several, Not Joint, Claims.  Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.18.              Severability and Construction.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.19.              Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect of this Agreement at Law or in equity shall be cumulative and not alternative.  The exercise of any right, power, or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.20.              Capacities of Consenting Stakeholders.  Each Consenting Stakeholder has entered into this Agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

14.21.              Email Consents.  Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3 of this Agreement, Section 13 of this Agreement, or otherwise, including a written approval by the Company Parties or the Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

14.22.              Payment Responsibility.  Notwithstanding anything to the contrary in this Agreement, including the Recapitalization Term Sheet, the MT Operating Entities shall not be responsible for the payment of any fees or the reimbursement of any expenses, including any Consenting Creditor Fees and Expenses, any consent or participation fees, or any break fees, pursuant to this Agreement, including the Recapitalization Term Sheet.

14.23.              Negative Commitments of the Company Parties and Sponsors.  During the Agreement Effective Period, each of the Company Parties and each of the Sponsors agrees, severally and not jointly, that it shall not, nor shall it permit any applicable affiliate to, directly or indirectly (a) terminate, rescind, or renounce the Commitment Letter, or otherwise cause the Commitment Letter to cease to be in full force and effect, except in connection with a funding under the Commitment Letter (or cause any funding under the Commitment Letter to cease to be subject to an escrow for purposes of funding the Recapitalization Transactions prior to the Effective Date), or (b) amend, modify, waive, or supplement the Commitment Letter, or any fee letter or other related agreement, in any manner that would (i) increase the fees payable in connection therewith, (ii) increase the conditionality to the funding of the commitments thereunder or (iii) otherwise reasonably be expected to hinder or delay funding thereunder.

14.24.              Cleansing Obligations Relating to Amendment Requests.  Contemporaneously with executing any amendment, waiver or modification of any document, covenant or term of this Agreement, any Definitive Document, or the Commitment Letter in accordance with Section 13 of this Agreement (an “Amendment”), the Company Parties shall publicly disclose such Amendment to the extent that it believes, in good faith, such Amendment constitutes material nonpublic information (collectively, “MNPI”).  In the event of a disagreement between the Company Parties and any Consenting Stakeholder regarding whether an Amendment constitutes MNPI, a Consenting Unsecured Noteholder or Consenting Term Loan Lender may publicly disclose such Amendment only if such Consenting Unsecured Noteholder or Consenting Term Loan Lender, as applicable, in good faith and upon the advice of counsel, believes that such Amendment constitutes MNPI.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[Signatures Follow]

Company Parties’ Signature Page to
the Transaction Support Agreement

NEIMAN MARCUS GROUP, INC.

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Senior Vice President, General Counsel, Corporate
Secretary and Chief Compliance Officer

BERGDORF GOODMAN INC.

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Vice President and Secretary

BERGDORF GRAPHICS, INC.

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Vice President and Secretary

BG PRODUCTIONS, INC.

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Vice President and Secretary

MARIPOSA BORROWER, INC.

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Vice President and Secretary

MARIPOSA INTERMEDIATE HOLDINGS LLC

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Vice President and Secretary

MARIPOSA LUXEMBOURG I S.A.R.L.

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Category A Manager

MARIPOSA LUXEMBOURG II S.A.R.L.

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Category A Manager

MYTHERESA.COM GMBH

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Managing Director

MYTHERESA.COM SERVICE GMBH

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Managing Director

NANCY HOLDINGS LLC

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Vice President and Secretary

NEIMAN MARCUS BERMUDA L.P.

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Vice President and Secretary

NEIMAN MARCUS GROUP LTD LLC

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Senior Vice President, General Counsel,
Corporate Secretary and Chief
Compliance Officer

NEMA BEVERAGE CORPORATION

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	President

NEMA BEVERAGE HOLDING CORPORATION

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	President

NEMA BEVERAGE PARENT CORPORATION

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	President

NM BERMUDA, LLC

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Vice President and Secretary

NM FINANCIAL SERVICES, INC.

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Vice President and Secretary

NM NEVADA TRUST

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Vice President and Secretary

NMG ASIA LIMITED

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Vice President and Secretary

NMG ASIA HOLDINGS LIMITED

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Vice President and Secretary

NMG CALIFORNIA SALON LLC

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Senior Vice President and General Counsel

NMG GERMANY GMBH

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Managing Director

NMG INTERNATIONAL LLC

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Vice President, General Counsel and Secretary

NMG FLORIDA SALON LLC

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Senior Vice President and General Counsel

NMG GLOBAL MOBILITY, INC.

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Vice President, General Counsel and Secretary

NMG SALONS LLC

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Senior Vice President and General Counsel

NMG SALON HOLDINGS LLC

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Chief Executive Officer and President

NMG TEXAS SALON LLC

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Senior Vice President and General Counsel

NMGP, LLC

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Vice President and Secretary

WORTH AVENUE LEASING COMPANY

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Vice President and Secretary

THE NEIMAN MARCUS GROUP LLC

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Senior Vice President, General Counsel,
Corporate Secretary and Chief
Compliance Officer

THERESA WARENVERTRIEB GMBH

By:	/s/ Tracy M. Preston

Name:	Tracy M. Preston
Title:	Managing Director

Consenting Stakeholder Signature Page to
the Transaction Support Agreement

[CONSENTING STAKEHOLDER]

Authorized Signatory:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loan Claims
Cash Pay Notes
PIK Toggle Notes
Shares of Existing Common Stock

EXECUTION VERSION

Exhibit A

NEIMAN MARCUS GROUP, INC., ET AL.

RECAPITALIZATION TERM SHEET(1)

March 25, 2019

THIS RECAPITALIZATION TERM SHEET AND THE DOCUMENTS ATTACHED HERETO COLLECTIVELY DESCRIBE A PROPOSED RECAPITALIZATION OF NEIMAN MARCUS GROUP, INC., A DELAWARE CORPORATION, AND CERTAIN OF ITS SUBSIDIARIES AS DEFINED IN THIS RECAPITALIZATION TERM SHEET.

THIS RECAPITALIZATION TERM SHEET IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE COMPANY PARTIES.  ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS.

THIS RECAPITALIZATION TERM SHEET IS A SETTLEMENT PROPOSAL TO CERTAIN UNAFFILIATED LENDERS UNDER THE COMPANY PARTIES’ TERM LOAN CREDIT AGREEMENT, CERTAIN UNAFFILIATED HOLDERS OF THE COMPANY PARTIES’ UNSECURED NOTES, AND CERTAIN HOLDERS OF THE COMPANY PARTIES’ EXISTING COMMON STOCK IN FURTHERANCE OF SETTLEMENT DISCUSSIONS.  ACCORDINGLY, THIS RECAPITALIZATION TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

REFERENCE IN THIS RECAPITALIZATION TERM SHEET IS MADE TO THAT CERTAIN TRANSACTION SUPPORT AGREEMENT (THE “TRANSACTION SUPPORT AGREEMENT”) BY AND AMONG THE COMPANY PARTIES AND THE OTHER PARTIES THERETO, DATED AS OF THE DATE OF THIS RECAPITALIZATION TERM SHEET.

THIS RECAPITALIZATION TERM SHEET IS FOR DISCUSSION PURPOSES ONLY AND DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS RECAPITALIZATION TERM SHEET, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS AND CONDITIONS SET FORTH IN THIS RECAPITALIZATION TERM SHEET AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

(1)         Capitalized terms used but not otherwise defined in this Recapitalization Term Sheet shall have the meaning ascribed to them in the Transaction Support Agreement or the other term sheets annexed hereto, as applicable.

Overview

Recapitalization Transaction Overview

This term sheet (including all exhibits, annexes, appendices, and/or schedules hereto, the “Recapitalization Term Sheet”) contemplates a consensual recapitalization of certain of the Company Parties’ outstanding indebtedness and equity interests (the “Recapitalization Transactions”) consisting of the transactions described in this Recapitalization Term Sheet on terms and conditions consistent with this Recapitalization Term Sheet and the Transaction Support Agreement.

This Recapitalization Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documentation governing the Recapitalization Transactions. The Recapitalization Transactions will not contain any material terms or conditions that are inconsistent in any material respect with this Recapitalization Term Sheet and the exhibits attached hereto.

Debt to Be Restructured

Outstanding indebtedness of the Company Parties that will be restructured or satisfied pursuant to the Recapitalization Transactions includes:

Term Loan Credit Facility

Approximately $2.8 billion in principal amount outstanding (the “Term Loan Credit Facility”) under that certain term loan credit agreement (as amended from time to time, the “Term Loan Credit Agreement”), dated as of October 25, 2013, by and among Neiman Marcus Group LTD LLC, as borrower, certain of the Company Parties, as guarantor(s), Credit Suisse AG, Cayman Islands Branch, as lender and agent (the “Term Loan Agent”), and the other lenders party thereto from time to time (collectively, with the Term Loan Agent, the “Term Loan Lenders”).

The Unsecured Notes

Approximately $960 million in principal amount of 8.0% cash pay notes due 2021 (the “Cash Pay Notes,” and the parties holding such Cash Pay Notes, collectively, the “Cash Pay Noteholders”) outstanding under the Indenture, dated as of October 21, 2013, by and among Neiman Marcus Group LTD LLC and Mariposa Borrower, Inc., as issuers, certain of the Company Parties, as guarantor(s), and U.S. Bank National Association, as the trustee (the “Cash Pay Notes Trustee”).

Approximately $658 million in principal amount of 8.75%/9.50% PIK toggle notes due 2021 (the “PIK Toggle Notes,” and the parties holding such PIK Toggle Notes, the “PIK Toggle Noteholders”) outstanding under the Indenture, dated as of October 21, 2013, by and among Neiman Marcus Group LTD LLC and Mariposa Borrower, Inc. as issuers, certain of the Company Parties, as guarantor(s), and U.S. Bank National Association, as the trustee (the “PIK Toggle Notes Trustee”).

As used in this Recapitalization Term Sheet, the Cash Pay Notes and PIK Toggle Notes collectively are referred to as the “Unsecured Notes” and the Cash Pay Noteholders and the PIK Toggle Noteholders collectively are referred to as the “Unsecured Noteholders.”

New Securities to be Issued

On or before the Effective Date, the applicable Company Parties will issue the following new securities.

New Second Lien Notes

On or before the Effective Date, certain Company Parties will issue $550 million of new second lien secured notes (the “New Second Lien Notes”) on terms and conditions consistent with this Recapitalization Term Sheet and the term sheet attached hereto as Exhibit 1 (the “New Second Lien Notes Term Sheet”).

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The Sponsors and the Ad Hoc Committee of Unsecured Noteholders have agreed to collectively backstop $550 million of New Second Lien Notes on the terms and conditions set forth in the fully executed commitment letter attached hereto as Exhibit 2 (the “Commitment Letter”).

New Third Lien Notes

On the Effective Date, pursuant to the Exchange Offer (as defined below), certain Company Parties will issue new third lien secured notes (the “New Third Lien Notes”) in the amount set forth in and on terms and conditions consistent with this Recapitalization Term Sheet and the term sheet attached hereto as Exhibit 3 (the “New Third Lien Notes Term Sheet”).

MT Preferred Equity

On the Effective Date, certain newly formed Delaware entities that hold the operations that conduct the business of MyTheresa and that become Company Parties will issue $500 million of new preferred stock (the “MT Preferred Equity”) on terms and conditions consistent with this Recapitalization Term Sheet and the term sheet attached hereto as Exhibit 4 (the “MyTheresa Issuer Preferred Equity Term Sheet”).

Material Provisions

Amendment of Term Loan Credit Facility and Paydown of Term Loans

The Term Loan Credit Agreement will be amended and the Consenting Term Loan Lenders and all other Term Loan Lenders consenting to such amendment will amend or exchange their Term Loans into extended term loans (the “Extended Term Loans”; and such amendment and extension transactions, the “Amendment and Extension”) in a manner consistent with this Recapitalization Term Sheet and the terms and conditions set forth in the term sheet attached hereto as Exhibit 5 (the “Amended Term Loan Term Sheet” and the Term Loan Credit Agreement, as amended, the “Amended Term Loan Credit Agreement”).

On the Effective Date, immediately following the Amendment and Extension, $550 million aggregate principal amount of the Extended Term Loans will be prepaid, on a pro rata basis, in cash at par, funded by the net cash proceeds from the issuance of the New Second Lien Notes, cash on hand, and other liquidity sources, subject to any waivers or adjustments with respect to such prepayment set forth in the Amended Term Loan Term Sheet.

Exchange of Unsecured Notes

On or after the Agreement Effective Date, the Company Parties will launch an exchange offer for the existing Unsecured Notes (the “Exchange Offer”).

Upon consummation of the Exchange Offer on the Effective Date, each Unsecured Noteholder who has tendered its Unsecured Notes into the Exchange Offer will exchange a portion of its tendered Unsecured Notes, at par, into its Pro Rata Share (as defined below) of $250 million of MT Preferred Equity, with the balance of its tendered Unsecured Notes exchanged at par into New Third Lien Notes. Any accrued and unpaid interest on the tendered Unsecured Notes shall be paid in cash at the closing of the Exchange Offer.

“Pro Rata Share” means the fraction, (x) the numerator of which is the aggregate principal amount of Unsecured Notes tendered in the Exchange Offer by such Unsecured Noteholder and (y) the denominator of which is the aggregate principal amount of Unsecured Notes tendered by all Unsecured Noteholders in the Exchange Offer.

A consent payment of 100 bps (calculated based on the aggregate principal amount of Unsecured Notes tendered into the Exchange Offer by the parties entitled to such payment) will be earned by Consenting Unsecured Noteholders who execute (or

3

execute a joinder to) the Transaction Support Agreement by 5 p.m. Eastern Time on the sixth Business Day after the announcement of the Agreement Effective Date, earned upon execution of the Transaction Support Agreement (or joinder) and payable in cash upon, and subject to the occurrence of the Effective Date (the “Noteholder Cash Joinder Payment”).

For U.S. federal (and applicable state and local) income tax purposes, the Company Parties shall not take any tax position inconsistent with the treatment of the Noteholder Cash Joinder Payment as a payment of interest or principal on the Unsecured Notes.

MyTheresa Intercompany Debt/Equity Rearrangement

In connection with forming MT Issuer and MT Holdco and as part of the Recapitalization Transactions, NMG shall cause all existing intercompany debt, preferred equity (including CPECs), common equity, and any other similar intercompany arrangements issued by or entered into by MT Issuer as the obligor, issuer or payer (collectively, “MyTheresa Intercompany Debt/Equity”) to be contributed, assigned or otherwise amended so that (i) the holder of any such Intercompany Debt/Equity is either MT Issuer or a direct or indirect wholly owned subsidiary of MT Issuer (other than the MT Operating Entities), and (ii) no subsidiary of MT Issuer, as a result of such contribution, assignment or other amendment, has any obligation to make any material payment to NMG, or to any subsidiary of NMG other than MT Issuer or a direct or indirect subsidiary of MT Issuer (such contributions, assignments, or amendments in respect of MyTheresa Intercompany Debt/Equity, the “MyTheresa Intercompany Debt/Equity Rearrangement”). For the avoidance of doubt, the MyTheresa Intercompany Debt/Equity Rearrangement shall not affect the obligations of the MT Operating Entities.

Release Ratification

The Term Loan Credit Agreement, Cash Pay Notes Indenture and PIK Toggle Notes Indenture will each be amended, amended and restated, supplemented or otherwise modified to, and the indentures governing the New Second Lien Notes and New Third Lien Notes will, provide for the ratification, acknowledgement and agreement to the Recapitalization Transactions and the releases, covenants not to sue and other provisions described in Section 9 of the Transaction Support Agreement.  The collective action and/or no-action provisions in the Term Loan Credit Agreement, Cash Pay Notes Indenture and PIK Toggle Notes Indenture will each be clarified, amended, amended and restated, supplemented or otherwise modified to, and the indentures governing the New Second Lien Notes and New Third Lien Notes will include collective action and/or no-action provisions that, absent compliance with the pre-requisites for lender action under those provisions, preclude any lender action with respect to any rights or remedies with respect to the Transaction Support Agreement (including any Released Claims (as defined in the Transaction Support Agreement)) and the Recapitalization Transactions, in addition to customary rights, remedies, and no-action clauses with respect to the applicable documents and the securities, notes, or loans issued thereunder.

All of the foregoing provisions shall be binding upon the borrowers, guarantors, lenders, holders, agents and trustees under such documents and upon the successors and assigns of such lenders, holders, agents or trustees.

Collateral and Ranking of Priority of Security Interests

On the Effective Date and after giving effect to the Recapitalization Transactions, the collateral and ranking of priorities of securities interests on certain assets in favor of lenders, holders or other stakeholders of the Company Parties with respect to the debt and securities of the applicable Company Parties shall be as set forth on Exhibit 6 attached hereto. Notwithstanding anything to the contrary in this Recapitalization Term Sheet, the 7.125% Senior Debentures due 2028 issued pursuant to the Indenture, dated as of May 27, 1998 (the “2028 Debentures Indenture”) shall be secured by “equal and ratable” liens on property subject to the liens of the holders of Extended

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Term Loans under the Amended Term Loan Credit Agreement to the extent required under the 2028 Debentures Indenture.

Conditions Precedent to the Effective Date

The following shall be conditions precedent to the Effective Date:

1.   institutions holding, in the aggregate, at least 95% of the principal amount outstanding of the Term Loans and at least 95% of the aggregate outstanding principal amount of Unsecured Notes, respectively, shall have executed and delivered consents to participate in the Recapitalization Transactions; provided that the foregoing thresholds may be reduced by the Company Parties in their sole discretion;

2.   the Company Parties shall have issued all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Recapitalization Transactions in a manner consistent with this Recapitalization Term Sheet and the Definitive Documents;

3.   the Company Parties shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Recapitalization Transactions;

4.   the Recapitalization Transactions shall have been consummated in a manner consistent with the Transaction Support Agreement;

5.   the Transaction Support Agreement shall not have been validly terminated prior to the Effective Date by any of (i) the Company Parties, (ii) the Sponsors, (iii) Unsecured Noteholders constituting the Required Consenting Unsecured Noteholders, or (iv) Term Loan Lenders constituting the Required Consenting Term Loan Lenders;

6.   the Revolving Credit Agreement (or any replacement thereof) shall not prohibit the Recapitalization Transactions;

7.   no Material Adverse Event shall have occurred since the Agreement Effective Date;

8.   the MyTheresa Intercompany Debt/Equity Rearrangement shall have occurred;

9.   the Company Parties (other than the MT Operating Entities) shall have paid in full to the relevant Parties the Commitment Payment, the Noteholder Cash Joinder Payment, the Term Loan Lender Consent Fee, the Term Loan Lender Cash Joinder Fee and any and all other payments and fees provided for in the Transaction Support Agreement, this Recapitalization Term Sheet and applicable Definitive Documents that are payable on, before, or in connection with the occurrence of the Effective Date; and

10. the Company Parties (other than the MT Operating Entities) shall pay or reimburse, after presentation of an invoice therefor, the Creditor Fees and Expenses.

Recapitalization Transactions & Tax Issues	The Parties shall consult in good faith and reasonably cooperate in order to implement the Recapitalization Transactions in a tax efficient manner.

[Exhibits to follow.]

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EXECUTION VERSION

EXHIBIT 1

New Second Lien Notes Term Sheet

The following summarizes the principal terms of the New Second Lien Notes.(1)

Principal Amount	$550 million.

Issuers

If an offering of the New Second Lien Notes (an “Escrowed Offering”) is consummated prior to the closing of the exchange offer related to the New Third Lien Notes (the “Exchange Offer Consummation Date”), the New Second Lien Notes in such Escrowed Offering will initially be issued only by an escrow issuer (the “Escrow Issuer”), which shall be an “Unrestricted Subsidiary” under the applicable debt instruments.

From and after the Exchange Offer Consummation Date (subject, in the case of New Second Lien Notes issued in an Escrowed Offering, to satisfaction of customary conditions (the “Escrow Conditions”) for the release of funds from the Escrow Account (as defined below)), the New Second Lien Notes will be the obligations of Neiman Marcus Group LTD LLC, a Delaware limited liability company (the “LLC Co-Issuer”), The Neiman Marcus Group LLC, a Delaware limited liability company (the “New Co-Issuer”), a direct wholly-owned subsidiary of the New Co-Issuer (which shall be the same subsidiary of the New Co-Issuer that is a Co-Borrower (as defined in Exhibit 5) under the Amended Term Loan Credit Agreement (as defined in Exhibit 5)) (the “New Co-Issuer Subsidiary”) and Mariposa Borrower, Inc., a Delaware corporation (the “Corporate Co-Issuer” and, together with the LLC Co-Issuer, the New Co-Issuer and the New Co-Issuer Subsidiary, the “Issuers”).

Guarantors

With respect to New Second Lien Notes issued in the Escrowed Offering, the New Second Lien Notes will not be guaranteed on the issue date.

From and after the Exchange Offer Consummation Date, the New Second Lien Notes will be jointly and severally guaranteed with the priorities and as further described in “Security/Ranking” below by (i) all current and future Domestic Subsidiaries, (ii) all future Foreign Subsidiaries, subject to certain exceptions based on foreign law requirements and any adverse change in applicable tax law, (iii) PropCo (as defined below), if applicable, (iv) New Subsidiary (as defined in Exhibit 5), if applicable and (v) MT Holdco (as defined in Exhibit 4), MT Issuer (as defined in Exhibit 4), MT Intermediate Holdco (as defined in Exhibit 4), Mariposa Luxembourg I S.à r.l. and Mariposa Luxembourg II S.à r.l., (collectively, and together with their respective successors, the “MT Guarantor Entities”) (provided, that, the guarantee provided by the MT Guarantor Entities described in this clause (v) shall be limited to an aggregate amount not to exceed $200 million under any circumstances) (collectively, the entities described in clauses (i)-(v), the

(1)                                 Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Transaction Support Agreement, dated as of March 25, 2019 (including the Recapitalization Term Sheet and the exhibits thereto) (the “Agreement”).

“Guarantors”; the Guarantors, together with the Issuers, shall be referred to as the “Note Parties”), subject to exceptions to be agreed.

Notwithstanding the foregoing, (i) no direct or indirect Subsidiary or equity investee of Mariposa Intermediate may directly or indirectly provide credit support for the New Second Lien Notes, and (ii) no direct or indirect Subsidiary or equity investee of Mariposa Intermediate may be an obligor on any indebtedness for borrowed money for which any Note Party directly or indirectly provides credit support, unless, in each case of clause (i) and (ii), such Subsidiary or equity investee becomes a guarantor of the Extended Term Loans; provided that the foregoing shall not apply to the provision of credit support for the New Second Lien Notes as contemplated by this Exhibit 1 by the MT Guarantor Entities and their subsidiaries.

Notwithstanding the foregoing, (i) no direct or indirect Subsidiary or equity investee of Mariposa Intermediate may directly or indirectly provide credit support for the Extended Term Loans (as defined in Exhibit 5), and (ii) no direct or indirect Subsidiary or equity investee of Mariposa Intermediate may be an obligor on any indebtedness for borrowed money for which any guarantor or obligor on the Extended Term Loans directly or indirectly provides credit support, unless, in each case of clause (i) and (ii), such Subsidiary or equity investee becomes a Note Party.

Subject to the “call right” described in Exhibit 5 (the “Call Right”), the guarantees of PropCo and New Subsidiary, if any, shall be unsecured and subject to the following priorities as to contractual right of payment:

		Guarantee of Extended Term Loan	Guarantee of New Second Lien Notes	Guarantee of New Third Lien Notes
	PropCo	Third	Second	First
	New Subsidiary	First	Second	Third

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America, any state thereof or the District of Columbia.

“Domestic Subsidiary” means any Restricted Subsidiary that is not a Foreign Subsidiary.

Security/Ranking

Prior to the release of the proceeds of the New Second Lien Notes from the Escrow Account, the New Second Lien Notes issued in the Escrowed Offering will be secured by a valid first-priority security interest in the Escrow Account and all funds held therein.

From and after the Exchange Offer Consummation Date, the New Second Lien Notes, related guarantees and other obligations under the Definitive Documents related thereto (the “New Second Lien Obligations”) shall be subject to the following credit support:

•                  to the extent the assets listed on Annex A hereto (the “PropCo Assets”) are able to be pledged or mortgaged to secure the New Second Lien Obligations, the New Second Lien Obligations shall be secured by a second-priority lien on those PropCo Assets, subject to the Call Right;

•                  to the extent the PropCo Assets are not able to be pledged or mortgaged to secure the New Second Lien Obligations, such PropCo Assets shall be held by a special purpose vehicle formed to hold the PropCo Assets (such entity which will be a subsidiary of the New Co-Issuer, “PropCo”), and the New Second Lien Obligations shall be secured by a second-priority pledge of the equity of PropCo, subject to the Call Right;

•                  the New Second Lien Obligations will be secured on a second-priority basis by the Extended Term Loan Collateral (as defined in Exhibit 5) (including leaseholds and other real property interests constituting Extended Term Loan Collateral that cannot be pledged, through a second-priority pledge of the equity interests of New Subsidiary);

•                  the New Second Lien Obligations will be secured on a third-priority basis by the ABL Priority Collateral (as defined in Exhibit 5);

•                  unless MT Alternate Security is provided pursuant to the terms hereof, the New Second Lien Obligations will be secured on a first-priority basis by the MT Account; and

•                  unless MT Alternate Security is provided,until a MT Deposit Event occurs, the New Second Lien Obligations will be secured on a first-priority basis by substantially all of the assets of the MT Guarantor Entities;

in each case subject to exceptions to be agreed reasonably acceptable to the Required Consenting Unsecured Noteholders (collectively, the “Collateral”). The obligations of the New Second Lien Notes shall be marshaled against (i) first, the MT Account, (ii) second, the PropCo Assets and any equity interests of PropCo, the Extended Term Loan Collateral and the ABL Priority Collateral and (iii) third, the other assets of the MT Guarantor Entities.

At the Exchange Offer Consummation Date, all equity interests of any of the MT Guarantor Entities and all intercompany loans or receivables owed by any of the MT Guarantor Entities held by Neiman Marcus Group, Inc. or any of its subsidiaries (other than the MT Guarantor Entities and their subsidiaries) shall be contributed (through MT Holdco) to MT Issuer.

MT Secondary Sales:(2)

Unless MT Alternate Security has been provided, the first $200 million of net cash proceeds (which amount shall be reduced by the amount of Qualified LCs that have been issued) from any MT Secondary Sales shall be irrevocably deposited in the MT Account (and, as a condition to the consummation of any MT Secondary Sale, the applicable equityholder(s) shall cause the purchaser(s) to fund such proceeds directly to MT Issuer for deposit in the MT Account). Any net cash proceeds from a MT Secondary Sale shall otherwise be applied as provided in Exhibit 4.

Unless MT Alternate Security has been provided or a MT Deposit Event has occurred, no sale, disposition, monetization or other transfer (whether directly, indirectly or synthetically, including through derivative transactions or by means of a transaction involving MT Holdco or any other entity that directly or indirectly owns equity interests in the MT Issuer) of equity interests of the MT

(2)                                 Note:  Substantially the same definitions will be used in the New Third Lien Notes Indenture and the Preferred Stock Certificate of Designations provisions.

Issuer by Neiman Marcus Group, Inc. or its subsidiaries shall be made for any consideration other than cash or cash equivalents.

For purposes of the foregoing:

“MT Secondary Sale” means (i) the sale, disposition, monetization or other transfer (whether directly, indirectly or synthetically, including through derivative transactions or by means of a transaction involving MT Holdco or any other entity that directly or indirectly owns equity interests in the MT Issuer) of equity interests of the MT Issuer by Neiman Marcus Group, Inc. or its subsidiaries to any Independent Third Party, other than a primary sale of equity interests for cash whose net cash proceeds are contributed to or retained by the MT Group (as defined in Exhibit 4) or (ii) any MT Asset Sale other than a Qualified MT Asset Sale.

“MT Asset Sale” means any direct or indirect sale, disposition, monetization or other transfer of any assets or property of the MT Group (whether directly or indirectly or synthetically, including through derivative transactions), subject to customary exceptions to be agreed (including a $5.0 million de minimis basket for one or a series of related transactions and an exception for ordinary course sales or liquidations of inventory) based on the “Limitations on Asset Sales” covenant to be contained in the New Second Lien Notes Indenture, to an Independent Third Party.

“Qualified MT Asset Sale” means any MT Asset Sale made for fair market value and for not less than 75% cash, the net cash proceeds of which are reinvested by the MT Group in non-current assets (or an operating business that is similar to the business of the MT Group) held by the MT Group within 180 days after receipt thereof; provided that (i) any MT Asset Sale or series of related MT Asset Sales for more than $100.0 million in consideration may not be deemed to be a Qualified MT Asset Sale, and (ii) non-current assets (or an operating business that is similar to the business of the MT Group) received by the MT Group from an Independent Third Party as consideration for a MT Asset Sale shall be deemed to be cash for purposes of the foregoing definition.

“Independent Third Party” means a person or entity other than (i) any member of the Company Group or any of the Sponsors, (ii) an affiliate of any member of the Company Group or any of the Sponsors or (iii) another person or entity in which the Company Group and/or any of the Sponsors and/or their respective affiliates own an equity interest.

“MT Account” means a segregated account of MT Holdco for the benefit of the Trustee on behalf of the holders of the New Second Lien Notes, pledged to secure the New Second Lien Notes as provided above. Upon the maturity of the New Second Lien Notes or their earlier retirement, replacement or redemption in full, the proceeds held in the MT Account shall be released to the MT Guarantor Entities or their assignees for application in accordance with the provisions of Exhibit 4.

“MT Alternate Security” means any security that is acceptable in the sole discretion of holders of at least 66-2/3% of the outstanding New Second Lien Notes.

“Qualified LCs” means one or more letters of credit issued by a reputable bank or trust company that is organized under the laws of the United States of America or any state thereof or any foreign country recognized by the United

States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act)) supporting the guarantee of New Second Lien Notes by the MT Guarantor Entities, in an aggregate amount equal to the difference between (x) $200.0 million and (y) the amount of net cash proceeds of MT Secondary Sales that has been irrevocably deposited in the MT Account.

“MT Deposit Event” means (i) the irrevocable deposit of net cash proceeds of MT Secondary Sales in the MT Account in an aggregate amount that is not less than (x) $200.0 million less (y) the aggregate amount of Qualified LCs that have been provided and (ii) the provision of such Qualified LCs.

The indebtedness evidenced by the New Second Lien Notes and the guarantees of the New Second Lien Notes will be effectively senior to all of the Issuers’ and the Guarantors’ future unsecured and junior secured indebtedness, to the extent of the value of the applicable Collateral, and structurally junior to all liabilities of any of the Issuers’ subsidiaries that are not Guarantors.

Maturity	The New Second Lien Notes will mature on April 25, 2024.

Interest

Interest on the New Second Lien Notes will accrue from the Effective Date at a rate of (i) 8% per annum, payable semi-annually in cash in arrears, plus
(ii) 6% per annum, payable semi-annually in kind in arrears.

Issue Price	97%.

Optional Redemption

On or after the second anniversary of the Effective Date, the Issuers may redeem the New Second Lien Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice provided to each holder’s registered address or in accordance with the applicable procedures of DTC, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on the anniversaries of the Effective Date set forth below:

	Anniversary	Redemption Price

	Second	107.000%
	Third and thereafter	100.000%

At any time prior to the second anniversary of the Effective Date, the Issuers may redeem the New Second Lien Notes in whole at any time or in part from time to time at 100% of the aggregate principal amount thereof, plus a “make-whole” premium of (a) interest payments that would have been payable from the redemption date to such date and (b) a treasury rate plus 0.50%.

Special Mandatory Redemption

If New Second Lien Notes are issued prior to the Exchange Offer Consummation Date in an Escrowed Offering, the gross proceeds of the offering will be deposited into a segregated escrow account (the “Escrow Account”). If the Escrow Conditions are satisfied on or prior to June 10, 2019 (as such date may be extended in accordance with the terms and conditions of the Agreement, the “Outside Date”), the funds held in the Escrow Account will be released to the Issuers to fund the use of proceeds of the New Second Lien Notes as set forth under “Use of Proceeds.” If the Escrow Conditions are not satisfied and the Exchange Offer Consummation Date does not occur on or prior to the Outside Date, the funds held in the Escrow Account will be released to the Escrow Issuer or its successor to redeem the New Second Lien Notes issued in an Escrowed Offering at a price of 100% of the initial issue price of the New Second Lien Notes, plus accrued interest to, but not including, the applicable redemption date.

In addition, the Escrow Issuer may redeem the New Second Lien Notes issued in an Escrowed Offering, at its option, in whole but not in part, at any time prior to the Outside Date at a redemption price equal to 100% of the initial issue price of the New Second Lien Notes plus accrued and unpaid interest to, but not including, the redemption date if, in the LLC Co-Issuer’s judgment, the Escrow Conditions will not be satisfied on or prior to the Outside Date.

Backstop

The Sponsors and the Ad Hoc Committee of Unsecured Noteholders will backstop $100 million and $450 million, respectively, of the New Second Lien Notes on the terms set forth in the Commitment Letter. The Commitment Letter shall not require the Ad Hoc Committee of Unsecured Noteholders signatories to such Commitment Letter to purchase the New Second Lien Notes prior to the Exchange Offer Consummation Date; provided that, no later than the third business day prior to such purchase date, each such signatory shall confirm in writing the availability of funds to cover such signatory’s pro rata portion of the principal amount of New Second Lien Notes.

Documentation

The documentation and covenants shall be reasonably acceptable to the Issuers and the Required Consenting Unsecured Noteholders.

The New Second Lien Notes will be subject to (i) the Intercreditor Agreements (as defined in Exhibit 5) and (ii) a security agreement and collateral documents with terms substantially consistent with those governing the Amended Term Loan Credit Agreement with such modifications as appropriate for notes and lien priority, which documents, in each case of (i) and (ii) shall be reasonably acceptable to the Required Consenting Unsecured Noteholders.

Conditions Precedent

The closing of the purchase and sale of the New Second Lien Notes will be subject to appropriate and customary conditions for facilities and transactions of this type including, without limitation, those set forth with respect to the New Second Lien Notes in the Commitment Letter.

Covenants

Negative and affirmative covenants substantially similar to the covenants under the Indentures, subject to (x) the modifications set forth in Annex B of this new Second Lien Notes Term Sheet, and (y) other modifications to be consistent with the Amended Term Loan Credit Agreement and as appropriate for notes and lien priority and customary exceptions and qualifications, in each case, in form and substance reasonably acceptable to the Issuers and the Required Consenting Unsecured Noteholders.

MT Guarantor Entities Covenants

Until the earlier to occur of (i) a MT Deposit Event and (ii) the provision of MT Alternate Security, the New Second Lien Notes Indenture shall require the MT Guarantor Entities to comply with and to cause their subsidiaries to comply with the covenants set forth in the MyTheresa Issuer Preferred Equity Term Sheet, and holders of the New Second Lien Notes will be provided information with respect to the MT Entities as set forth in Annex B.

On or before September 30, 2019 MT Holdco shall be permitted to reorganize the ownership structure of MT Issuer and its subsidiaries to eliminate Mariposa Luxembourg I S.à r.l. and Mariposa Luxembourg II S.à r.l. provided that all equity pledges and guarantees by the MT Guarantor Entities shall remain or be assumed by operation of law or otherwise in connection with such restructuring and without the creation of any additional tax liabilities at the time of the restructuring to the holders of the Series A Preferred Stock (as defined in Exhibit 4) or to the holders of New Second Lien Notes and New Third Lien Notes.

The foregoing covenants will be contained in the form of guarantee of the MT Guarantor Entities.

Use of Proceeds	The net proceeds from the issuance of the New Second Lien Notes will be used to pay down the Term Loans in accordance with “Paydown” in Exhibit 5.

Registration Rights

The New Second Lien Notes have not been and will not be registered under the Securities Act or any state or other securities laws and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Transfer

The New Second Lien Notes will be freely transferable, subject to restrictions (i) pursuant to federal and state securities laws (including that such New Second Lien Notes shall only be transferable to “qualified institutional buyers” within the meaning of Rule 144A promulgated under the Securities Act), and (ii) designed to prevent the occurrence of circumstances that would reasonably be expected to require registration or qualification of such New Second Lien Notes pursuant to federal or state securities laws, or require the Issuers to file reports pursuant to any applicable federal or state securities laws.

Public Market	None.

Book-Entry Form	The New Second Lien Notes will be represented by one or more global notes in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of DTC.

Events of Default

Substantially similar to the defaults as provided under the Indentures, subject to modifications consistent with the defaults under the Amended Term Loan Credit Agreement and for customary provisions related to security.

Notwithstanding anything to the contrary contained herein or in the Agreement or otherwise, all existing Defaults or Events of Default (if any) under the Unsecured Notes shall be permanently waived under the Indentures on the Effective Date, effective as of the first date any such Default or Event of Default exists or existed.

Representations and Warranties

Customary for the issuance of secured notes including, but not limited to, those representations and warranties in the Commitment Letter and Transaction Support Agreement and as provided to the Term Lenders.

Trustee	To be appointed by the Required Consenting Unsecured Noteholders and reasonably acceptable to the Company.

Collateral Agent	To be appointed by the Required Consenting Unsecured Noteholders and reasonably acceptable to the Company.

Ratings

The Issuers shall use their commercially reasonable efforts to cause, within 60 days after the fiscal quarter in which the New Second Lien Notes are issued, the New Second Lien Notes to receive a rating from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc., or, if during such time neither of such institutions shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency.

Governing Law and Forum	New York.

ANNEX A

PropCo Assets

#	Locations	Address	Store Number
Owned Locations
1.	Tysons Galleria, VA	2255 International Drive McLean, Virginia 22102	1023
Leased Locations
2.	Topanga Plaza, CA	6550 Topanga Canyon Boulevard Canoga Park, California 91303	1105
3.	Walnut Creek, CA	1000 South Main Street Walnut Creek, California 94596	1110
4.	Fort Lauderdale, FL	2442 East Sunrise Boulevard Fort Lauderdale, Florida 33304	1018
5.	Troy, MI	2705 W. Big Beaver Road Troy, Michigan 48084	1033
6.	Coral Gables, FL	390 San Lorenzo Avenue Coral Gables, Florida 33146	1034
7.	Charlotte, NC	4400 Sharon Road Charlotte, North Carolina 28211	1102
8.	Austin, TX	3400 Palm Way Austin, Texas 78758	1101

EXECUTION VERSION

ANNEX B

Neiman Marcus

New Second Lien Notes

Changes from Terms of Existing Senior Unsecured Notes

(amounts in millions unless otherwise specified)

(all terms are after the escrow break)

Reference is hereby made to the 8.750%/9.500% Senior PIK Toggle Notes Indenture, dated as of October 21, 2013 and the 8.000% Senior Cash Pay Notes Indenture, dated as of October 21, 2013, among Mariposa Merger Sub LLC and Borrower, Inc. as issuers, and U.S. Bank National Association, as trustee (together, the “Indentures”).  Reference is also made to the Term Loan Credit Agreement, dated as of October 25, 2013, among Mariposa Intermediate Holdings LLC (“Holdings”), Neiman Marcus Group LTD LLC (the “Company”) (as successor by merger to Mariposa Merger Sub LLC), the subsidiaries of the Company from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, Administrative and Collateral Agent, and the lenders thereunder (the “Credit Agreement”).

All capitalized terms used herein and not otherwise defined, unless otherwise indicated, shall have the meaning ascribed to such terms in the New Second Lien Notes Term Sheet or the Transaction Support Agreement (including all exhibits, annexes, and schedules thereto), as applicable. To the extent there is a conflict between this Exhibit A, on the one hand, and the New Second Lien Notes Term Sheet, on the other hand, the terms and provisions of the body of the New Second Lien Notes Term Sheet shall be controlling.

General	Existing Senior Unsecured Notes	New Second Lien Notes

1. Voting	Disregards Notes owned by the Issuers, any Subsidiary of either of the Issuers or any Affiliate of either of the Issuers.

Same. In addition any Additional New Second Lien Notes will be disregarded for purposes of any amendment or waiver relating to a Default or Event of Default that existed (disregarding any applicable notice, cure or grace periods) prior to the time of issuance of such Additional New Second Lien Notes.

No Co-Obligor or Co-Issuer may be added to the New Second Lien Notes on a go-forward basis without the consent of a majority in principal amount of the Notes then outstanding.

2. Merger and Guarantor Release	Limitations on Issuer Mergers (§4.1) and Guarantor Mergers (§4.1) and Releases (§10.2).	Tightening of limitations on Issuer mergers and Guarantor mergers and releases to accord with covenant changes and entity structures.

Debt / Liens

3. Lien Covenant

Prohibits Liens securing Indebtedness by the Issuer and Guarantors (other than Permitted Liens) unless the Notes are equally and ratably secured (§3.6).

Permits Liens on property or assets of a Restricted Subsidiary that is not a Guarantor (clause (8) of “Permitted Liens”).

Prohibits Liens secured by the Collateral by the Issuer and Restricted Subsidiaries (other than Permitted Collateral Liens). Prohibits Liens secured by assets other than the Collateral by the Issuer and Restricted Subsidiaries (other than Permitted Liens) unless the Notes or Guarantees are equally and ratably secured.

4. Ratio Debt	2.0x PF FCCR, with $100/1.15% of CTA sublimit for non-Guarantor Restricted Subsidiaries (§3.3(a))	Unsecured or junior lien ratio debt is permitted if > 2.25x Interest Coverage Ratio on a pro forma basis. Must be incurred at Guarantors.

5. Credit Agreement and ABL Credit Agreement Baskets

Credit Agreement (Term Loan):  $2,950 plus the greater of (x) $650 and (y) 4.50x PF Senior Secured Net Leverage Ratio (includes all secured debt but net of all Unrestricted Cash) (§3.3(b)(i)).

ABL Credit Agreement:  Greater of (x) $1,100 and (y) PF Borrowing Base (90% of GAAP A/R + 90% of GAAP inventory + 100% of GAAP cash and Cash Equivalents as of the most recent month-end) (§3.3(b)(ii)).

$340 outstanding as of 10/31/15.

Term Loan: Will permit the incurrence of the amounts under the Amended Term Loan Facility outstanding at the Effective Date; however, no Incremental Term Loans or other debt permitted under this basket other than debt permitted to be incurred on the Effective Date, Credit Agreement Refinancing Indebtedness and except as provided below under “Debt Incurred to Refinance Transaction Holdouts”.

ABL: Capacity to be $1,000, with no borrowing base component.

Debt under the Amended Term Loan Facility and the ABL Credit Agreement (and their successors) may only be incurred under those respective baskets and may not be reclassified.

Allocate existing debt to baskets as it is allocated under the existing unsecured Indenture and not to the “Existing Indebtedness” basket as of the Effective Date.

6. Second Lien/ Third Lien Debt	None.	Permits the Second and Third Lien Notes issued at the Effective Date and any guarantees thereof by the Guarantors. Permits related Liens as contemplated by the Term Sheets.

General	Existing Senior Unsecured Notes	New Second Lien Notes

7. Debt Incurred to Refinance Transaction Holdouts	N/A

First-lien/second out debt under credit agreement with no amortization, maturity no earlier than Extended Term Loans, not subject to any “most-favored nation” provisions, and maximum L+600 cash interest rate may be incurred in a principal amount equal to the principal amount of non-extending term loans in order to refinance non-extending term loans.

Incremental third lien notes with no amortization, not subject to any “most-favored nation” provisions and a maturity no earlier than the New Third Lien Notes issued on the Effective Date, in an aggregate principal amount not to exceed 85% of the aggregate principal amount of non-tendering Unsecured Notes may be incurred to refinance non-tendering Unsecured Notes, provided that the cash interest rate on such incremental third lien notes will not exceed that of the New Third Lien Notes on the Effective Date.

Non-tendering Unsecured Notes may be refinanced par-for-par with unsecured debt not subject to any “most-favored nation” provision but with a cash interest rate not in excess of that of the existing Unsecured Notes outstanding on the Effective Date and maturity no earlier than the New Third Lien Notes (and no amortization).

Other provisions of “Permitted Refinancing Indebtedness” apply as provided above.

8. Ratio/Junior Liens	Up to 4.50x PF Senior Secured Net Leverage Ratio (Permitted Lien (31))

Ratio basket to be eliminated. 2L will permit junior liens, and 3L will permit junior liens, but there will be a prohibition on lien layering (i.e., 1.5L and 2.5L).

Not permitted to be incurred by Restricted Subsidiaries that are not Guarantors; limited to secure general debt, applicable Transaction Holdouts refinancing, 2.25x interest coverage and other applicable refinancing debt baskets, subject to intercreditor arrangements to be agreed.

9. Purchase Money / Cap Leases	$200/2.25% of CTA (§3.3(b)(v)).

Greater of $200 and 2.25% of Consolidated Total Assets; provided, however, that once the Hudson Yards Indebtedness obligations cease to be outstanding under this basket, to be capped at the greater of $100 and 1.125% of Consolidated Total Assets.

10. Acquisition/ Assumed	Acquired debt or debt to fund an acquisition, subject to either 2.0x FCCR test or improvement in FCCR, subject to $125 sublimit at non-Guarantor Restricted Subsidiaries (§3.3(b)(xii)).

Acquisition debt/assumed debt OK, to be conformed to Term Loan provision:

•                  no EoD,

•                  can incur $1 of Ratio Debt or Interest Coverage Ratio would increase,

•                  any Indebtedness of target retained/assumed will count against the $300 Permitted Acquisitions basket and $150 sublimit and $25 incremental sublimit in Row 30, below, and

•                  $50 basket for non-Guarantor Restricted Subsidiaries.

11. Contribution Indebtedness	Up to 100% of the amount of designated equity contributions. Can be incurred at non-Guarantor Restricted Subsidiaries. (§3.3(b)(xv))	Basket to be eliminated.

12. Qualified Receivables Financings	Unlimited debt of a Receivables Subsidiary under Qualified Receivables Financings. Fairly standard definitions of the various related terms, although there are some non-fatal glitches. (§3.3(b)(xvii)	Basket to be eliminated.

13. JVs	Guarantees of JV debt up to $50/0.50% of CTA (§3.3(b)(xx)).	Basket to be eliminated.

14. Foreign Subsidiary Indebtedness	$50/0.50% of CTA (§3.3(b)(xxi))	$25.

2

General	Existing Senior Unsecured Notes	New Second Lien Notes

15. Certain Deposits liens	Deposits to secure performance of bids, trade contracts, leases, etc., other obligations of a like nature incurred in the ordinary course of business

Clarify to cover deposits to secure the delivery of merchandise or services with factors (to company suppliers), vendors, shippers, brand partners, credit insurers and other service providers (but not to secure Indebtedness or receivables or capital lease financing by company). Usage is to be in the ordinary course of business.

16. General Debt basket	$250/2.75% of CTA at the Issuer or any Restricted Subsidiary (§3.3(b)(xxviii)).	$100, with cap of 8% cash interest on any debt under this basket.

17. General Liens basket	$250/2.75% of CTA (Permitted Lien (32)).

$50, with cap of 8% cash interest on any debt secured by liens under this basket.

Liens granted pursuant to general basket securing debt for borrowed money must be solely on Collateral and must be junior to liens in favor of the New Second Lien Notes. Indenture governing 3L Notes will permit pari passu or junior lien debt under this basket.

No liens on non-collateral unless Notes are equally and ratably secured, subject to exceptions to be agreed in documentation.

18. Limitation on Sale/Leaseback Transactions	Treated as secured debt.	Treated as secured debt.

19. Refinancing Liens basket	Restrictions on principal amount, maturity, subordination, obligors and security.	Same restrictions apply, including for the avoidance of doubt that refinancing Liens must be the same or lesser priority relative to the New Second Lien Notes than those being refinanced.

Restricted Payments and Investments

20. RP Basket Builder	Requires PF compliance with 2.0x FCCR and no EoD. Begins with $200 plus standard 50% of CNI builder since 8/4/13. Includes 100% of FMV of non-cash contributed assets. (§3.4(a))

Basket to be eliminated, but investments funded with net proceeds of common equity issued by or contributed to Holdings and contributed to Issuer will be permitted.

Payments to junior debt funded with net proceeds of common equity issued by or contributed to Holdings and further contributed to the Issuers will be permitted.

In general, investment capacity under any of the investment baskets cannot be used for liability management or indirect upstream restricted payments (including addressing Transaction Holdouts).

21. Dividends after Qualified IPO	Up to 6% per year of net cash proceeds of public Equity Offerings (§3.4(b)(iv)).	Basket to be eliminated.

22. Payment of Management Fees to Sponsor	All payments pursuant to the Management Agreement (as in effect on the Closing Date, subject to amendments not materially adverse to the Holders) are permitted (§3.4(b)(ix)).

Indemnities of, and reimbursement of reasonable and documented out-of-pocket fees and expenses to Sponsors, in each case incurred in connection with the provision by Sponsors of bona fide services (including such services provided under the Management Agreement) to any Parent Entity for the benefit of Holdings and its Subsidiaries and not, for the avoidance of doubt, in respect of MT Entities, the MyTheresa Distribution, or any litigation related thereto (other than litigation for defense), subject to reasonable pro-ration of joint services/costs.

23. RP to Finance Investments by Parent

RP can be made to finance an Investment by a Parent that would be a Permitted Investment if made by the Issuer or a Restricted Subsidiary, so long as the Investment is contributed as soon as practicable to the Issuer or a Restricted Subsidiary (§3.4(b)(x)).

Eliminated.

24. RP from Excluded Contributions	RP can be made from amounts contributed that are designated as “Excluded Contributions” (§3.4(b)(xii))	Eliminated.

25. Equity repurchases from D&Os	$30 in any fiscal year with carry-over for 3 years (§3.4(b)(ii)).	$20 per fiscal year (no carryforward); limited to current (not former) D&Os, except permit a basket for former D&Os not to exceed $5 in the aggregate during life of the New Second Lien Notes.

3

General	Existing Senior Unsecured Notes	New Second Lien Notes

26. Distributions of Unrestricted Subsidiary Securities

Unlimited distributions of equity or debt of an Unrestricted Subsidiary held by the Issuer or Restricted Subsidiaries, so long as the primary asset of the Unrestricted Subsidiary is not cash (§3.4(b)(xiv)).

Not permitted.

27. MT Distribution Basket	N/A

Subject to restoration of all terms set forth in Exhibit 5 (the MyTheresa Issuer Preferred Equity Term Sheet) to the Recapitalization Term Sheet, permit the distribution or dividend of the MT Assets (or proceeds from a sale of MT Assets or the MT Entities) in the event the MT Assets (or proceeds from such sale) are contributed to the Issuers or any of their subsidiaries on or after the Effective Date to the extent that the MT Assets (or such proceeds) are required to be distributed in accordance with any settlement, judgment, court order or other resolution of a Claim, Cause of Action or litigation with respect to the MyTheresa Distribution or the MyTheresa Designation without being subject to any conditions or other requirements).

28. General RP	Unlimited if Total Net Leverage is 3.50x or less (§3.4(b)(xix)). $100/1.5% of CTA (§3.4(b)(xx)).	Basket to be eliminated.

29. Investments in Restricted Subs	Unlimited (clause (3) of “Permitted Investments”).

Unlimited investments by Issuer or Guarantors only in Restricted Subsidiaries that are Guarantors.

Intercompany investments in non-Guarantors of $25, must be pledged to secure the Second Lien Notes, subject to Excluded Assets carveouts (as amended in accordance with Amended Term Loan Term Sheet).

Intercompany investments with non-wholly owned subsidiaries must be on arm’s-length terms.

30. Investments in Similar Business / Permitted Business Investments	$100/1.15% of CTA in a Similar Business (other than an Unrestricted Subsidiary) that are “at the time outstanding” (clause (24) of “Permitted Investments”).

Replace with Permitted Acquisitions basket:

$300 in aggregate Permitted Acquisitions; provided that (1) no individual Permitted Acquisition transaction or series of related transactions shall exceed $150 (except as provided below with respect to incremental investments) and (2) no Permitted Acquisition transactions if pro forma ABL availability would be less than $300.  Wholly-owned entities acquired, whether domestic or foreign, to become Note Parties, provided, further:

(i) consideration consisting of common equity of Holdings/proceeds of common equity issued by Holdings and contributed to Issuer/contributions to Holdings’ common equity capital further contributed to Issuer excluded from $300 cap,(1) and

(ii) transaction costs of NMG Group are not part of consideration.

“Permitted Acquisitions” to include acquisitions, minority investments or joint ventures; provided, that joint ventures (x) may not be consummated with affiliates of Holdings, the Co-Issuers, or their subsidiaries (except that such affiliates (including any Sponsor but excluding Holdings, the Co-Issuers, and their subsidiaries) may co-invest in any such joint venture with an unaffiliated third party on terms substantially similar to the terms of the applicable Note Party or Subsidiary’s investment without such affiliates’ investments being subject to the caps set forth above), and (y) must be bona fide operating businesses reasonably related to Issuer’s business and any such acquisition, minority investment or joint venture may not invest in debt or equity of Holdings or its Subsidiaries.

Incremental investments in entities (in any single or series of transactions) subject to Permitted Acquisitions will be permitted but count against the $300 aggregate / $150 per transaction caps; provided however that incremental investments may exceed such $150 cap by an additional aggregate amount of investments not to exceed $25 in any such entity (in any single or series of transactions).  By way of example, if a Note Party or its subsidiary makes an initial investment of $50 in a target entity, such Note Party or subsidiary would be able

(1)         This cannot be double-counted for other baskets.

4

General	Existing Senior Unsecured Notes	New Second Lien Notes

to make follow-on investments in such target entity in an amount not to exceed $100, plus an additional $25 (in any single or series of transactions) such that the total investment in such target entity pursuant to this basket shall not exceed $175, but subject to the $300 aggregate cap for such basket.

Assets acquired pursuant to Permitted Acquisitions (including 100% of all equity interests, which shall not, for the avoidance of doubt, constitute Excluded Assets) must be included in the collateral, and any wholly-owned subsidiary so acquired (including any wholly-owned foreign subsidiary) must become a guarantor; provided however that (i) any entity that is acquired which is not a wholly-owned subsidiary or any minority-owned entity or joint venture entity shall not be required to become a Guarantor, (ii) any non-wholly owned subsidiary or any minority-owned entity or joint venture entity so acquired pursuant to this basket shall be permitted to utilize this basket to permit such entity to fund its ratable share of investments in other bona fide operating businesses, subject to the $300 aggregate cap, $150 per transaction cap and $25 incremental cap set forth above, and (iii) for purposes of clarity, a third party owner (that is not Holdings or any of its subsidiaries) of a non-wholly owned subsidiary, minority-owned entity or joint venture entity shall not be required to pledge its equity interests in such entity as collateral.

Any Indebtedness of target retained/assumed will count against this basket.  See Row 10.

31. Investments from Excluded Contributions	Investments can be made from amounts contributed that are designated as “Excluded Contributions” (clause (26) of “Permitted Investments”).	Basket to be eliminated, but Issuers retain their ability to make investments using proceeds of equity contributions, as described in row 20.

32. General Investments	$150/1.75% of CTA (plus the amount of any returns of capital on such Investments) (clause (27) of “Permitted Investments”).

$25, cannot be in any Parent Entity or its subsidiaries (other than an Issuer or Guarantor or its subsidiaries), including any MT Entity; must be pledged as collateral (subject to the Excluded Assets definition in the Amended Term Loan Term Sheet).

33. Prohibition on Modification or Prepayment of Junior Financing	None.

Provision limiting modification or prepayment of junior financing (including subordinated, junior lien or unsecured debt) to be added to conform to Amended Term Loan Term Sheet (except as provided for above under “Debt Incurred to Refinance Transaction Holdouts”).

Asset Sales / Dispositions

34. Exceptions

Excess Proceeds trigger of $50.

De minimis exception of $25 (definition of “Asset Sale” (4)).

Sale of assets to a Receivables Subsidiary in a Qualified Receivables Financing or factoring and the sale or transfer of assets by a Receivables Subsidiary in a Receivables Financing (definition of “Asset Sale” (10) and (11)).

Dispositions of investments in joint ventures (definition of “Asset Sale” (16)).

Excess Proceeds trigger of $25.

De minimis exception of $15 for all transactions in a calendar year.

Eliminate concept of Qualified Receivables Financing.

Eliminate exception for disposition of investments in joint ventures.

5

General	Existing Senior Unsecured Notes	New Second Lien Notes

35. Asset Sale Offer / Mandatory Prepayment upon Asset Sale

100% of proceeds from an “Asset Sale” must be applied to make prepayments, subject to one-year right (extensible by 180 days if a commitment is made during the year) to (i) reduce obligations under Term Loan or ABL, (ii) reduce obligations under secured debt (other than subordinated debt), (iii) reduce obligations under pari debt equally and ratably with the Notes, (iv) reinvest in permitted acquisitions, (ii) reinvest in capital expenditures.

If unused proceeds exceed $50, must make an Asset Sale Offer to all holders at 100%.

(§3.7(b) and (c))

Excess Proceeds from Asset Sales of Collateral must be applied to prepay senior lien debt or New Second Lien Notes at par within 30 days after receipt and must be held in an account pledged as Collateral securing the New Second Lien Notes, provided:

(i) In the case of an Asset Sale with respect to a warehouse/distribution center, no prepayment required to the extent of the cost of any investment in, or purchase of, a new warehouse/distribution center (but not to exceed the Net Cash Proceeds of such Asset Sale) completed within 24 months before and 12 months after the date of such Asset Sale.

(ii) $30 reinvestment of Net Cash Proceeds from sales or dispositions of stores may be applied to capex incurred within 12 months of the date of the Asset Sale.

36. Asset Sale Offer / Mandatory Prepayment upon Asset Sale

If Excess Proceeds exceed $50, Issuer must make an offer to all Holders to purchase Notes to purchase maximum principal amount of such Notes in cash at a price equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding the date of purchase.

Assumption of Indebtedness by a purchaser is only deemed to be cash for purposes of an Asset Sale of Collateral if such Indebtedness is senior debt and is secured by a lien ranking pari passu with or senior to the New Second Lien Notes.

If unused proceeds exceed $25, the Issuers must make an Asset Sale Offer to all holders at the optional redemption price then applicable.

Other

37. Recapitalization Transactions Carve Outs	N/A	Permit transactions contemplated by, and implementation of, the Recapitalization Transactions throughout agreement as necessary.

38. Affiliate Transaction Threshold and Restricted Subsidiary Affiliate Transactions	N/A	Require transactions with non-guarantors to be arm’s length, with exception for shared overhead in the ordinary course.

39. Certain Subsidiary Covenants	N/A

Restrictions on debt incurrence, liens and other matters, including guarantees of debt other than loans in order to implement restructuring transactions with respect to “New Subsidiary” and “PropCo” (if any) that will hold real estate (as to non-mortgageable assets).

40. Reporting	Modified reporting requirements similar to those imposed on reporting companies under Section 13 or 15(d) of the Exchange Act

Information provided under Notes reporting shall include, without limitation, (i) on a quarterly and annual basis, a narrative discussion of the key financial metrics of the MT Entities consistent with a customary earnings press release, (ii) a summary discussion of the financial metrics of the MT Entities on the quarterly earnings calls of NMG, including a Q&A about both NMG and MyTheresa.

41. RP to Transaction Holdouts	N/A

Term Loans and Unsecured Notes that do not participate in the Recapitalization Transactions will only be permitted to be repurchased, repaid, exchanged for and/or refinanced, whether at or prior to their applicable maturities (including voluntarily), with consideration consisting of:

•                  Specified Permitted Debt or the cash proceeds thereof

•                  cash proceeds of common equity contributions to or common equity sales by Holdings;

•                  non-cash consideration contributed to the common equity capital of Holdings, or purchased by Holdings for common equity (including without limitation interests in MyTheresa so contributed or purchased) and/or common equity of Holdings; and/or

Up to an aggregate $60 million in cash from whatever other source (excluding from such cap any consideration described in the above three bullet points); provided any debt prepaid or purchased pursuant to this $60 million basket more than 45 days prior to such debt’s maturity date cannot be purchased at a price greater than (i) 90% in cash of face value in the case of non-extending term loans and (ii) 40% in cash of face value in the case of non-extending Unsecured Notes.

6

CONFIDENTIAL

March 25, 2019

New Second Lien Notes
Backstop Commitment Letter

Neiman Marcus Group LTD LLC

The Neiman Marcus Group LLC

Mariposa Borrower, Inc.

One Marcus Square

1618 Main Street

Dallas, TX 75201

Attention: Tracy M. Preston

Ladies and Gentlemen:

You have advised (i) Ares Corporate Opportunities Fund III, L.P. (acting through such of its affiliates or branches as it deems appropriate, “Ares Fund III”), (ii) Ares Corporate Opportunities Fund IV, L.P. (acting through such of its affiliates or branches as it deems appropriate, “Ares Fund IV” and, together with Ares Fund IV, “Ares”), (iii) CPP Investment Board Private Holdings (4) Inc. (acting through such of its affiliates as it deems appropriate, “CPPIB” and, together with Ares, the “Sponsors”), and (iv) each of the entities set forth on Schedule 1 to this Commitment Letter (in each case, acting through such of their respective affiliates or branches as they deem appropriate, the “Non-Sponsor Backstop Parties” and, together with Ares and CPPIB, the “Backstop Parties”, “we” or “us”) that, Neiman Marcus Group LTD LLC, a Delaware limited liability company (the “LLC Co-Issuer”), The Neiman Marcus Group LLC, a Delaware limited liability company (the “New Co-Issuer”), Mariposa Borrower, Inc., a Delaware corporation (the “Corporate Co-Issuer”) and one of the New Co-Issuer’s subsidiaries (to be determined by the LLC Co-Issuer, provided that such subsidiary shall be either (x) an entity treated as disregarded as separate from the LLC Co-Issuer for U.S. federal income tax purposes or (y) an entity holding no material assets) (the “New Co-Issuer Subsidiary”) and, together with the LLC Co-Issuer and the New Co-Issuer, the “Issuers” or “you”) intend to issue the New Second Lien Notes, as defined in, and in accordance with, that certain Transaction Support Agreement by and among you, the consenting stakeholders party thereto and the other parties thereto dated as of the date hereof (together with all term sheets and other exhibits or schedules attached thereto, and without giving effect to any amendments, supplements, waivers or modifications thereto, the “TSA”) and on the terms set forth on Exhibit A (the “New Second Lien Notes Term Sheet”).  Capitalized terms used but not otherwise defined in this Commitment Letter are used with the meanings assigned to such terms in the TSA or the Exhibits to this Commitment Letter, as applicable.

1.             Commitments.

As part of the Recapitalization Transactions, each Backstop Party confirms its several and not joint commitment to purchase on the Closing Date its amount of the aggregate principal amount of the New Second Lien Notes set forth on Schedule 1 (but not less than such aggregate principal amount) upon the terms and conditions set forth in this Commitment Letter (as defined below), the Payment Letter (as defined

1

below), the New Second Lien Notes Term Sheet, the TSA and the conditions set forth on Exhibit B.  Exhibits A and B, together with this letter, are collectively referred to as this “Commitment Letter”.  The commitments of all Backstop Parties contemplated by this Commitment Letter are referred to collectively as the “Commitments” and the commitment of any Backstop Party contemplated by this Commitment Letter is referred to as such Backstop Party’s “Commitment”.  The transactions contemplated by this Commitment Letter are referred to as the “Transactions”.

Notwithstanding anything to the contrary set forth in this Commitment Letter, upon three (3) business days’ written notice from the Issuers, each Backstop Party shall fund its Commitment into escrow on the date that is three (3) business days prior to the date that the Issuers in good faith expect to be the Closing Date (such date, the “Funding Date”) subject only to satisfaction or waiver of the conditions set forth on Exhibit B (excluding the conditions set forth in paragraph 1, 5, 6(b) and 8 of Exhibit B and with references to the “Closing Date” deemed to refer to the “Funding Date”); provided, that (a) if the Closing Date has not occurred on or prior to the fifth (5th) business day following the Funding Date, the Issuers shall refund the purchase price proceeds, including accrued interest from the Funding Date through the refund date as if the New Second Lien Notes have been issued on the Funding Date, received from each Backstop Party to such Backstop Party within two (2) business days thereof and (b) for the avoidance of doubt, the occurrence of the Closing Date shall be conditioned on the satisfaction or waiver of all of the conditions set forth on Exhibit B.  If the Closing Date does occur after the Funding Date, then, for purposes of calculating interest under the New Second Lien Notes, the New Second Lien Notes shall be deemed to have been issued on the Funding Date.

For the avoidance of doubt, this Commitment Letter shall not require Non-Sponsor Backstop Parties to purchase the New Second Lien Notes prior to the Exchange Offer Consummation Date; provided that, no later than the third business day prior to such purchase date, each such Non-Sponsor Backstop Party shall confirm in writing the availability of funds to cover such Non-Sponsor Backstop Party’s pro rata portion of the principal amount of New Second Lien Notes.

The rights and obligations of each of the Backstop Parties under this Commitment Letter shall be several and not joint, and no failure by any Backstop Party to comply with any of its obligations under this Commitment Letter shall prejudice the rights of any other Backstop Party; provided that no Backstop Party shall be required to fund more than its Commitment or to fund the Commitment of another Backstop Party in the event such other Backstop Party fails to do so (the “Breaching Party”).  In the event a Backstop Party fails to fund its Commitment in whole or in part, each non-defaulting Backstop Party shall have the right, but not the obligation, within five (5) business days after receipt of written notice from the Issuers to all Backstop Parties of such default, to fund such Breaching Party’s Commitment, in whole or in part, in which case such performing Backstop Party shall be entitled to all or a proportionate share, as the case may be, of the New Second Lien Notes and the applicable payments as set forth in the Payment Letter (as defined below) that would otherwise be issued and payable to the Breaching Party.

You agree that no compensation (other than that compensation expressly contemplated by this Commitment Letter and the Payment Letter dated the date hereof and delivered in connection herewith (the “Payment Letter”)) will be paid in connection with the New Second Lien Notes unless you and we shall so reasonably agree.

2.             Assignments.

At any time prior to the earlier of the Closing Date or the termination of this Commitment Letter, this Commitment Letter shall not be assignable by any party without the prior written consent of each other party to this Commitment Letter (and any purported assignment without such consent shall be null and void);  provided, however, that each Backstop Party may, at any time, (i) assign, in whole or in part, its

2

Commitment to its investment vehicles, affiliated funds, and/or managed accounts or another Backstop Party (it being agreed that any such assigning Backstop Party shall not be relieved, released or novated from its obligations hereunder in respect of any such assigned Commitment until after the initial purchase of the New Second Lien Notes on the Closing Date) or (ii) employ the services of its investment vehicles, affiliated funds, and/or managed accounts in fulfilling its obligations contemplated by this Commitment Letter.  After the Closing Date, nothing in this Commitment Letter shall limit or restrict in any way the ability of any Backstop Party (or any permitted transferee thereof) to transfer any of its New Second Lien Notes; provided that any such transfer shall be made pursuant to the applicable securities laws.  Under no circumstances shall the Issuers have the right to sell, transfer, negotiate or assign their rights hereunder without the prior written consent of each Backstop Party and any such sale, transfer, negotiation or assignment without such consent shall be null and void.

3.             Representations and Warranties of the Issuers.

The Issuers represent and warrant that (a) all information concerning any of the Issuers and their respective subsidiaries, other than the projections and other forward-looking information, and information of a general economic or industry-specific nature, that has been or will be made available to any Backstop Party by you or any of your affiliates or representatives on your behalf in connection with the Transactions and the Recapitalization Transactions (the “Information”), when taken as a whole, is and will be correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates to such statements from time to time) and (b) the projections and other forward-looking information that have been or will be made available to any Backstop Party by you, or any of your affiliates or representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Backstop Parties that such projections and other forward-looking information are not to be viewed as facts or guaranties of performance and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).  You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect if the Information or the projections and other forward-looking information were being furnished and such representations were being made at such time, you will promptly supplement the Information, the projections and other forward-looking information so that the representations and warranties in the preceding sentence remain true in all material respects under those circumstances; provided that any such supplementation prior to the Closing Date shall cure any breach of such representations.

In providing its Commitment, each Backstop Party is relying on the accuracy of Information and the projections and other forward-looking information furnished to it by or on behalf of the Issuers or any of their respective representatives without independent verification thereof.

4.             Payment Letter.

As consideration for the commitments and agreements of the Backstop Parties hereunder, you agree to pay or cause to be paid the non-refundable payments described in the Payment Letter on the terms and subject to the conditions expressly set forth in the Payment Letter.

5.             Sharing of Information, Absence of Fiduciary Relationship.

You acknowledge that each Backstop Party may be (or may be affiliated with) a full service financial firm

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and as such from time to time may, and its affiliates may, (a) effect transactions for its own or its affiliates’ account or the account of customers, and hold long positions in debt or equity securities, loans or other securities and financial instruments of companies that may be the subject of the Transactions or the Recapitalization Transactions or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies or similar services in respect of which you, the Sponsors or your and their respective subsidiaries may have conflicting interests. With respect to any debt or equity securities, loans or other securities and/or financial instruments so held by any Backstop Party or any of its affiliates or customers, all rights in respect of such debt or equity securities, loans or other securities and financial instruments, including any voting rights, will (subject to the TSA) be exercised by the holder of the rights, in its sole discretion.  Without limiting the rights of the Issuers or the Sponsors under the TSA, the Issuers and the Sponsors, jointly and severally, hereby waive and release, to the fullest extent permitted by law, any claims each of them has or will or may have hereunder with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the failure of any Backstop Party or any of its respective affiliates or customers to bring such transactions, activities, investments or holdings to their attention.

You also acknowledge that the Non-Sponsor Backstop Parties and their respective affiliates have no obligation to use in connection with the Transactions or the Recapitalization Transactions, or to furnish to you, confidential information obtained from other companies or other persons, and that the Non-Sponsor Backstop Parties and their affiliates shall not be imputed to have knowledge of confidential information provided to or obtained by such Non-Sponsor Backstop Parties or their affiliates in their capacity as financial advisors to you.  You acknowledge and agree that (a)(i) the arrangements described in this Commitment Letter regarding the New Second Lien Notes, the Transactions and the Recapitalization Transactions are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Non-Sponsor Backstop Parties and/or their applicable affiliates, on the other hand, that do not directly or indirectly give rise to, nor do you rely on, any fiduciary or other implied duty on the part of the Non-Sponsor Backstop Parties and their applicable affiliates and each Non-Sponsor Backstop Party and such affiliates expressly disclaims any fiduciary or other implied relationship to any party hereto or any of such parties’ affiliates or any other person or entity, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on the Non-Sponsor Backstop Parties or their applicable affiliates for such advice, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the Transactions and the Recapitalization Transactions; and (b) in connection with the Transactions and the Recapitalization Transactions, (i) each Non-Sponsor Backstop Party, in its capacity as such, and/or its applicable affiliates has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, in such capacity, has not been, is not, and will not be acting as an advisor, agent or fiduciary to you or any of your affiliates or any other party hereto or any of such parties’ affiliates or any other person or entity; and (ii) no Non-Sponsor Backstop Party and/or its affiliates has an obligation to you or your affiliates except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates (including, without limitation, the TSA). Any review by the Non-Sponsor Backstop Parties of you, your subsidiaries, the Transactions, the Recapitalization Transactions or other matters relating to such transactions will be performed solely for the benefit of such Non-Sponsor Backstop Parties and shall not be on behalf of you or any of your affiliates.

The parties hereto acknowledge that this Commitment Letter does not constitute an agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any securities of the Issuers and the Backstop Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.  Nothing contained in this Commitment Letter, the Payment Letter or in any Definitive Documentation with respect to the New Second Lien Notes (the “Note Documentation”) and no action taken by any Backstop Party pursuant to this Commitment

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Letter, the Payment Letter or the Note Documentation shall be deemed to constitute or to create a presumption by any parties that the Backstop Parties are in any way acting in concert or as a “group” (or a joint venture, partnership or association), and the Issuers will not assert any such claim with respect to such obligations or the Transactions contemplated by this Commitment Letter, the Payment Letter or the Note Documentation, and the Issuers acknowledge that the Backstop Parties are not acting in concert or as a “group” with respect to such obligations or the transactions contemplated by this Commitment Letter, the Payment Letter or the Note Documentation.

6.             Indemnification.

The Issuers, jointly and severally, hereby agree to indemnify and hold harmless each Backstop Party and each of its affiliates and all their respective officers, directors, partners, trustees, employees, managed funds and accounts, shareholders, advisors, agents, representatives, attorneys and controlling persons and each of their respective heirs, successors and assigns (each, an “Indemnified Person”) from and against any and all actual losses, claims, damages, and liabilities, joint or several, to which any such Indemnified Person may become subject as a direct result of this Commitment Letter, the Payment Letter or the initial purchase of the New Second Lien Notes (and, for the avoidance of doubt, not arising out of or in connection with the Recapitalization Transactions generally) or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto and whether or not the transactions contemplated hereby are consummated, and to reimburse each Indemnified Person within 30 days following written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for any reasonable and documented out-of-pocket expenses (including legal expenses) incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein, but limited, in the case of legal fees and expenses, to one counsel to such Indemnified Persons taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected Indemnified Persons, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such persons, taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional local counsel to all affected Indemnified Persons, taken as a whole)); provided that no Indemnified Person will be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or related expense to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense arises from (i) the bad faith, gross negligence or willful misconduct of or material breach of this Commitment Letter or the Payment Letter by, such Indemnified Person (or any of its Related Parties (as defined below)) or (ii) any disputes solely among Indemnified Persons and not arising out of any act or omission of the Issuers, the Sponsors, any of the Issuers’ or the Sponsors’ respective subsidiaries.

In no event will any Indemnified Person, any other party hereto, the Issuers, or any of the Issuers’ respective affiliates or any of their respective officers, directors, partners, trustees, employees, managed funds and accounts, shareholders, advisors, agents, representatives, attorneys and controlling persons and each of their respective heirs, successors and assigns be liable on any theory of liability for indirect, special, or consequential damages, lost profits or punitive damages in connection with this Commitment Letter, the Payment Letter or the initial purchase of the New Second Lien Notes; provided that nothing contained in this sentence shall limit the Issuers’ indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder.

For the avoidance of doubt, the Sponsors (and their respective subsidiaries (other than the Issuers)) are Indemnified Persons and are not providing any indemnity.

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The Issuers shall not be liable for any settlement of any proceeding (or expenses relating thereto) effected without the Issuers’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Issuers’ written consent, or if there is a final judgment against an Indemnified Person in any such proceeding, the Issuers agree to indemnify and hold harmless such Indemnified Person to the extent and in the manner set forth above.  The Issuer shall not, without the prior written consent of the affected Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding, (b) does not include any statement as to any admission of fault or culpability, and (c) includes customary confidentiality and non-disparagement agreement.  Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by the Issuers under this paragraph to such Indemnified Person for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final non-appealable order.

The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability the Issuers may have to any Indemnified Person at law, in equity or otherwise, (ii) shall survive the expiration or termination of this Commitment Letter, (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Backstop Parties or any other Indemnified Person and (iv) shall be binding on any successor or assign of the Issuers and the successors or assigns to any substantial portion of its business and assets.

For the avoidance of doubt, this indemnity does not apply to or cover any matter for which any Indemnified Person or its Related Parties has released (or will release) the Issuers or their affiliates including, without limitation, pursuant to the Release (as defined in the TSA).

For purposes hereof, “Related Party” and “Related Parties” of an Indemnified Person mean any (or all, as the context may require) of such Indemnified Person’s affiliates and controlling persons and its or their respective officers, directors, partners, trustees, employees, managed funds and accounts, shareholders, advisors, agents, representatives, attorneys and controlling persons.

Notwithstanding anything to the contrary contained herein, upon the execution of the Note Documentation, solely to the extent the provisions of this Section 6 are covered thereby, (i) the relevant provisions of such definitive documentation shall supersede the provisions of this Section 6 that are covered thereby and (ii) the Issuers shall be released from the provisions of this Section 6 that are covered thereby and shall have no further liability or obligation pursuant to the provisions of this Section 6 to reimburse an Indemnified Person for losses, claims, damages, liabilities, expenses, fees or any such indemnified obligations pursuant to the provisions in this Section 6 that are covered thereby.

7.             Termination/Expiration of Commitments.

The Commitments hereunder will expire automatically without any further action or notice by any party at 5:00 p.m., New York City time, on March 25, 2019, unless on or prior to such time each party hereto has duly executed and delivered to the other parties hereto this Commitment Letter.  Following the execution and delivery of this Commitment Letter, the obligations of each Backstop Party under this Commitment Letter, including the obligation to fund its Commitment contemplated hereby, shall terminate automatically and immediately without any further action or notice by any party upon the earliest to occur of:  (i) the consummation of the Recapitalization Transactions in accordance with the TSA and the funding of the Commitments in accordance with the terms of this Commitment Letter and the Payment Letter, (ii) any of (a) the Company Parties, (b) Consenting Unsecured Noteholders constituting the Required Consenting

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Unsecured Noteholders, (c) Consenting Term Loan Lenders constituting the Required Consenting Term Loan Lenders, or (d) the Sponsors, respectively, validly terminate(s) the TSA prior to the Effective Date (as defined in the TSA) in accordance with its terms (any of the foregoing events described in this clause (ii), a “Termination Event”), and (iii) 5:00 p.m., New York City time, on the date set forth in Section 12.01(m) of the TSA (as extended in accordance with the terms of the TSA); provided, in each case, that any such termination shall not relieve any party hereto from any liability in connection with a breach of this Commitment Letter that occurred before such termination.

8.             Confidentiality.

The existence of this Commitment Letter and the terms and conditions herein are for the Issuers’ confidential use only and may not be disclosed by the Issuers to any person or entity (other than to the Issuers’ officers, directors, agents, attorneys and advisors who need to know and agree to be bound by the provisions of this paragraph) without the prior written consent of each Backstop Party; provided that this Commitment Letter and its terms (other than the Payment Letter and its contents) may be disclosed by the Issuers as required (a) to consummate the Recapitalization Transactions (including public filings in connection with the Recapitalization Transactions), (b) by applicable law, including applicable securities law in the good faith opinion of the Issuers’ outside securities counsel, or (c) pursuant to an order of a court of competent jurisdiction or any other governmental authority; provided further that the Issuers shall not disclose Schedule 1 of this Commitment Letter unless required to do so under applicable law or court order.  The parties also acknowledge that the Backstop Parties have previously executed the TSA, which contains certain confidentiality provisions which apply to this Commitment Letter and the transactions contemplated hereby.

9.             Governing Law; Jurisdiction; Waivers.

This Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter, whether in tort, contract (at law or in equity) or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law thereof to the extent such principles would cause the application of the law of another state.  Each of the parties to this Commitment Letter irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Payment Letter and (b) agrees that a final judgment in any such action may be enforced in any such court.  You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court.  Each of the parties to this Commitment Letter irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter or the Payment Letter.

10.          Miscellaneous.

This Commitment Letter has been and is made solely for the benefit of the parties signatory hereto and, with respect to Section 6 hereof, the Indemnified Persons, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by each party hereto.

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This Commitment Letter, the Payment Letter, the TSA and the exhibits hereto and thereto or in any supplement thereto set forth the entire understanding of the parties hereto as to the scope of the Commitments and the obligations of the Backstop Parties hereunder, and supersede all prior agreements, understandings and proposals, whether written or oral, between the Backstop Parties and you relating to the Commitments.

This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof.

Sections 4 (Payment Letter), 5 (Sharing of Information; Absence of Fiduciary Relationship), 6 (Indemnification), 8 (Confidentiality), and 9 (Governing Law; Jurisdiction; Waivers) contained in this Commitment Letter shall remain in full force and effect regardless of whether the Note Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Commitments hereunder, subject, in the case of Section 6 (Indemnification), to the terms of the last paragraph of such section.

Each of the parties to this Commitment Letter agrees that each of this Commitment Letter and the Payment Letter is a binding and enforceable agreement with respect to the subject matter contained in this Commitment Letter or the Payment Letter (including an obligation to negotiate the Note Documentation in good faith in a manner consistent with this Commitment Letter); it being acknowledged and agreed that (a) the issuance and initial purchase of the New Second Lien Notes are subject in all respects to the terms and conditions set forth in this Commitment Letter, the Payment Letter, the New Second Lien Notes Term Sheet, the TSA and the conditions set forth on Exhibit B (provided, that the only conditions to the initial purchase of the New Second Lien Notes are the conditions set forth on Exhibit B) and (b) the terms of the Note Documentation shall be consistent with the New Second Lien Notes Term Sheet and not impair the purchase of the New Second Lien Notes as set forth herein on the Closing Date (or Funding Date as applicable) if the conditions set forth on Exhibit B are satisfied or waived.

Each of the Backstop Parties notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Issuer and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow each Backstop Party to identify each Issuer and each Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Backstop Party.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

ARES CORPORATE OPPORTUNITIES FUND III, L.P.

By:	ACOF Management III, L.P.
Its:	General Partner

By:	ACOF Management III GP LLC
Its:	General Partner

By	/s/ Dennis Gies
Name: Dennis Gies
Title:

SIGNATURE PAGE TO COMMITMENT LETTER

ARES CORPORATE OPPORTUNITIES FUND IV, L.P.

By:	ACOF Management IV, L.P.
Its:	General Partner

By:	ACOF Management IV GP LLC
Its:	General Partner

By	/s/ Dennis Gies
Name: Dennis Gies
Title:

2

CPP INVESTMENT BOARD PRIVATE HOLDINGS (4) INC.

By	/s/ Lori Hall-Kimm
	Name:	Lori Hall-Kimm
	Title:	Authorized Signatory

By	/s/ Cesare Ruggiero
Name: Cesare Ruggiero
Title: Authorized Signatory

3

SOUTHEASTERN ASSET
MANAGEMENT, INC.

By	/s/ Andrew R. McCarroll
Name: Andrew R. McCarroll
Title: General Counsel

4

P. SCHOENFELD ASSET MANAGEMENT LP,
as investment adviser on behalf of certain funds
and accounts

By	/s/ Dhananjay Pai
Name: Dhananjay Pai
Title: President & COO

5

MARATHON ASSET MANAGEMENT,
L.P., on behalf of certain funds or
accounts it manages

By:	/s/ Louis Hanover
	Name:	Louis Hanover
	Title:	Co-Managing Partner

SIGNATURE PAGE TO PAYMENT LETTER

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The Indianapolis High Yield Desk of J.P. Morgan Investment Management Inc. and JPMorgan Chase Bank, N.A. (“Signatory”), solely as investment manager and/or trustee on behalf of funds and/or accounts managed and/or advised by it (as outlined in the Transaction Support Agreement).

By executing this agreement, Signatory, solely as investment manager and/or trustee on behalf of funds and/or accounts managed and/or advised by it, binds only itself, and itself only in that capacity, and not any other affiliate of JPMorgan Chase & Co., or any of its or their respective business units, subsidiaries or affiliates (including any desk or business unit thereof), and no such affiliate shall be deemed to be bound by the terms of this agreement by virtue of Signatory’s execution of this agreement. Moreover, Signatory shall have no obligation to cause any of its affiliates to take or refrain from taking any action.

By	/s/ Greg Seketa
Name: Greg Seketa
Title: Executive Director

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The Cincinnati High Yield Desk of J.P. Morgan Investment Management Inc. and JPMorgan Chase Bank, N.A. (“Signatory”), solely as investment manager and/or trustee of certain discretionary accounts holdings the Unsecured Notes (as defined in the Transaction Support Agreement).

By executing this agreement, Signatory, solely as investment manager and/or trustee of certain discretionary accounts holding the Unsecured Notes, binds only itself, and itself only in that capacity, and not any other affiliate of JPMorgan Chase & Co., or any of its or their respective business units, subsidiaries or affiliates (including any desk or business unit thereof), and no such affiliate shall be deemed to be bound by the terms of this agreement by virtue of Signatory’s execution of this agreement. Moreover, Signatory shall have no obligation to cause any of its affiliates to take or refrain from taking any action.

By	/s/ Michael J. Schlembach
Name: Michael J. Schlembach
Title: Executive Director

8

CVC Global Credit Opportunities Master Fund II, LP

CVC Global Credit Opportunities Master Fund, L.P.

signed on behalf of their respective investment manager,

CVC CREDIT PARTNERS, LLC

/s/ Richard Perris
Name: Richard Perris
Title: Authorized Signatory

9

CVC European Credit Opportunities S.á.r.l. (acting in respect of its compartment A)

signed on behalf of their respective investment manager,

CVC CREDIT PARTNERS INVESTMENT MANAGEMENT LIMITED

/s/ Hamish Buckland
Name: Hamish Buckland
Title: Authorized Signatory

10

CAPITAL INTERNATIONAL SARL, for and on behalf of funds and/or accounts managed and/or advised by it

By	/s/ Fabrice Remy
Name: Fabrice REMY
Title: Senior Vice President

By	/s/ Guido Caratsch
Name: Guido CARATSCH
Title: Senior Vice President

11

CAPITAL RESEARCH AND MANAGEMENT COMPANY, for and on behalf of funds and/or accounts managed and/or advised by it

By	/s/ Kristine M. Nishiyama
Name: Kristine M. Nishiyama
Title: Authorized Signatory

12

ALBACORE PARTNERS I INVESTMENT HOLDINGS B DESIGNATED ACTIVITY COMPANY

By	/s/ Safraz Zavahir

ALBACORE CAPITAL LLP as investment manager for and on behalf of AlbaCore Capital Limited as AIFM for ALBACORE PARTNERS I INVESTMENT HOLDINGS B DESIGNATED ACTIVITY COMPANY

Name: Safraz Zavahir
Title: Member

13

Accepted and agreed to as of the date first above written:

NEIMAN MARCUS GROUP LTD LLC

By:	/s/ Tracy M. Preston
Name:	Tracy M. Preston
Title:	Senior Vice President, General Counsel, Corporate
Secretary and Chief Compliance Officer

THE NEIMAN MARCUS GROUP LLC

By:	/s/ Tracy M. Preston
Name:	Tracy M. Preston
Title:	Senior Vice President, General Counsel, Corporate
Secretary and Chief Compliance Officer

MARIPOSA BORROWER, INC.

By:	/s/ Tracy M. Preston
Name:	Tracy M. Preston
Title:	Vice President and Secretary

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SCHEDULE 1

STRICTLY CONFIDENTIAL

COMMITMENTS

[On file with the Issuers]

EXHIBIT A

NEW SECOND LIEN NOTES TERM SHEET

[Refer to Exhibit 1 of the

Recapitalization Term Sheet]

EXHIBIT B

CONDITIONS

The initial purchase of the New Second Lien Notes shall be subject to the satisfaction (or waiver by (i) the Non-Sponsor Backstop Parties holding in excess of 50% of the commitments under the Commitment Letter to purchase New Second Lien Notes, excluding the commitments of the Sponsors (the “Majority Backstop Parties”) and (ii) the Sponsors) of the following conditions:

1.                                      All of the conditions to consummation of the Recapitalization Transactions on the terms and conditions specified in the TSA shall have been satisfied or waived and the Recapitalization Transactions shall have been (or shall substantially concurrently with the issuance of the New Second Lien Notes be) consummated.

2.                                      A Termination Event shall not have occurred and be continuing.

3.                                      With respect to Non-Sponsor Backstop Parties, confirmation from the Issuers that Ares and CPPIB have funded their respective Commitments in accordance with the terms of the Commitment Letter.

4.                                      The Note Documentation (which shall be consistent with the New Second Lien Notes Term Sheet and the Commitment Letter and otherwise mutually and reasonably acceptable to the Issuers, the Majority Backstop Parties and the Sponsors) shall have been executed and delivered by each Issuer and each Guarantor, and the Backstop Parties shall have received customary closing certificates and legal opinions for the Issuers and the material Guarantors.

5.                                      All documents and instruments necessary to establish that the Backstop Parties will have perfected security interests (with the priority set forth in the TSA) in the collateral described in the New Second Lien Notes Term Sheet (the “Collateral”) shall have been delivered (it being understood that, to the extent any security interest in the Collateral or any deliverable related to the perfection of security interests in the Collateral (other than any Collateral the security interest in which may be perfected by the filing of a uniform commercial code financing statement or the possession of the stock certificates of the Issuers, any domestic subsidiary, or any PropCo) is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interests or deliverable shall not constitute a condition precedent to the initial purchase of the New Second Lien Notes on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Majority Backstop Parties, the Sponsors and the Issuers).

6.                                      (a) The Commitment Payment as required to be paid pursuant to the Payment Letter and (b) all fees and expenses required to be paid on the Closing Date pursuant to the TSA, in each case shall have been or concurrently herewith will be paid.

7.                                      The Backstop Parties shall have received from the Issuers, no later than 3 business days in advance of the Closing Date, in each case, to the extent reasonably requested by the Backstop Parties at least 10 business days in advance of the Closing Date, (a) all documentation and other information required by regulatory authorities under applicable

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“know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (b) to the extent any Issuer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

8.                                      The Issuers shall have requested, at least three (3) business days prior to the Closing Date, that the Backstop Parties purchase the Notes.

For purposes of the Commitment Letter and the Payment Letter, “Closing Date” shall mean the date of the satisfaction (or waiver by (i) the Majority Backstop Parties and (ii) the Sponsors) of the relevant conditions set forth in the Commitment Letter, the Payment Letter, the TSA and this Exhibit B and the issuance and initial purchase of the New Second Lien Notes.

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EXHIBIT 3

New Third Lien Notes Term Sheet

The following summarizes the principal terms of the New Third Lien Notes.(3)

New 8.000% Notes	Up to $960 million in aggregate principal amount.

New 8.750% Notes	Up to $658 million in aggregate principal amount (together with the New 8.000% Notes, the “New Third Lien Notes”).

Issuers	The Issuers as defined in Exhibit 1.

Guarantors

The New Third Lien Notes will be jointly and severally guaranteed on a senior secured basis with the priorities described in “Security/Ranking” below by the Guarantors (as defined in Exhibit 1) other than the MT Guarantor Entities.

The priority of the guarantees from PropCo and New Subsidiary (as defined in Exhibit 5) shall be as provided in “Guarantors” in Exhibit 1.

Notwithstanding the foregoing, (i) no direct or indirect Subsidiary or equity investee of Mariposa Intermediate may directly or indirectly provide credit support for the New Third Lien Notes, and (ii) no direct or indirect Subsidiary or equity investee of Mariposa Intermediate may be an obligor on any indebtedness for borrowed money for which any Note Party (other than the MT Guarantor Entities) directly or indirectly provides credit support, unless, in each case of clause (i) and (ii), such Subsidiary or equity investee becomes a guarantor of the Extended Term Loans; provided that the foregoing shall not apply to the provision of credit support for the New Third Lien Notes as contemplated by this Exhibit 3 by MT Holdco and its subsidiaries.

Notwithstanding the foregoing, (i) no direct or indirect Subsidiary or equity investee of Mariposa Intermediate may directly or indirectly provide credit support for the Extended Term Loans (as defined in Exhibit 5), and (ii) no direct or indirect Subsidiary or equity investee of Mariposa Intermediate may be an obligor on any indebtedness for borrowed money for which any guarantor or obligor on the Extended Term Loans directly or indirectly provides credit support, unless, in each case of clause (i) and (ii), such Subsidiary or equity investee becomes a Note Party.

Security/Ranking

The New Third Lien Notes, related guarantees and other obligations under the Definitive Documents related thereto (the “New Third Lien Obligations”) shall be subject to the following credit support:

•                  to the extent the PropCo Assets are able to be pledged or mortgaged to secure the New Third Lien Obligations, the New Third Lien Obligations shall be secured by a first-priority lien on those PropCo Assets, subject to the Call Right (as defined in Exhibit 1);

(3)                                 Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Transaction Support Agreement, dated as of March 25, 2019 (including the Recapitalization Term Sheet and the exhibits thereto) (the “Agreement”).

•                  to the extent the PropCo Assets are not able to be pledged or mortgaged to secure the New Third Lien Obligations, such PropCo Assets shall be held by PropCo, and the New Third Lien Obligations shall be secured by a first-priority pledge of the equity of PropCo, subject to the Call Right;

•                  the New Third Lien Obligations shall be secured on a third-priority basis by the Extended Term Loan Collateral (as defined in Exhibit 5) (including leaseholds and other real property interests constituting Extended Term Loan Collateral that cannot be pledged, through a third-priority pledge of the equity interests of New Subsidiary); and

•                  on a fourth-priority basis by the ABL Priority Collateral.

In addition, 50% of the common equity of the MT Issuer shall be pledged by MT Holdco to secure the New Third Lien Obligations on a first-priority basis (the “MT Common Equity”).

The indebtedness evidenced by the New Third Lien Notes and the guarantees of the New Third Lien Notes will be effectively senior to all of the Issuers’ and the Guarantors’ future unsecured indebtedness, to the extent of the value of the applicable Collateral, and structurally junior to all liabilities of any of the Issuers’ subsidiaries that are not Guarantors.

Maturity	The New Third Lien Notes will mature on October 25, 2024.

Interest

New 8.000% Notes: Interest on the New 8.000% Notes will accrue from the Effective Date at the rate of 8.000% per annum, payable semi-annually in arrears in cash.

New 8.750% Notes: Interest on the New 8.750% Notes will accrue from the Effective Date at the rate of 8.750% per annum, payable semi-annually in arrears in cash.

Optional Redemption	The New Third Lien Notes shall be redeemable pursuant to, and for the redemption prices, provided for with respect to the Cash Pay Notes and PIK Toggle Notes, as applicable, under the Indentures.

Mandatory Redemption

Upon any liquidation, dissolution or winding up of all of the MT Issuer’s assets, or any MT Secondary Sale, to the extent required under “Distributions Upon Realizations of Value” on Exhibit 4, the proceeds thereof shall be applied to redeem, on a pro rata basis, a portion of the New Third Lien Notes at a redemption price of 100% of the principal amount of the New Third Lien Notes, plus accrued and unpaid interest to the redemption date.

Documentation

The documentation and covenants shall be reasonably acceptable to the Issuers and the Required Consenting Unsecured Noteholders.

The New Third Lien Notes will be subject to (i) the Intercreditor Agreements (as defined in Exhibit 5) and (ii) a security agreement and collateral documents with terms substantially consistent with those governing the Amended Term Loan Credit Agreement with such modifications as appropriate for notes and lien priority, which documents, in each case of (i) and (ii) shall be reasonably acceptable to the Required Consenting Unsecured Noteholders.

In order to receive the New Third Lien Notes, a holder must first deliver a joinder to the Transaction Support Agreement duly executed by such holder in substantially the form attached as Exhibit B thereto.

Conditions Precedent	The closing of the New Third Lien Notes will be subject to appropriate and customary conditions for facilities and transactions of this type.

Covenants

Negative and affirmative covenants substantially similar to the covenants under the New Second Lien Notes Indenture, with appropriate adjustments for lien priority, in form and substance mutually acceptable to the Issuers and the Required Consenting Unsecured Noteholders.

The New Third Lien Notes Indenture will not permit unlimited debt secured by pari passu liens.

MT Guarantor Entities Covenants

The New Third Lien Notes Indenture shall require the MT Guarantor Entities to comply with and to cause their subsidiaries to comply with the covenants set forth in the MyTheresa Issuer Preferred Equity Term Sheet, holders of the New Third Lien Notes will be provided information with respect to the MT Entities as set forth in Annex B, and shall prohibit MT Issuer from issuing any equity that is junior to the Series A Preferred Stock (as defined in Exhibit 4) other than common stock.

On or before September 30, 2019 MT Holdco shall be permitted to reorganize the ownership structure of MT Issuer and its subsidiaries to eliminate Mariposa Luxembourg I S.à r.l., and Mariposa Luxembourg II S.à r.l. provided that all equity pledges and guarantees by the MT Guarantor Entities shall remain or be assumed by operation of law or otherwise in connection with such restructuring and without the creation of any additional tax liabilities at the time of the restructuring to the holders of the Series A Preferred Stock or to the holders of New Second Lien Notes and New Third Lien Notes.

The above covenants will be contained in a customary pledge agreement relating to the MT Common Equity pledged to secure the New Third Lien Obligations, to which MT Holdco will be a party.

Amendments to Indentures	The following proposed amendments (the “Proposed Amendments”) to the Indentures will eliminate the following restrictive covenants:

	Section 3.2	Reports and Other Information
	Section 3.3	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock
	Section 3.4	Limitation on Restricted Payments
	Section 3.5	Liens
	Section 3.6	Dividend and Other Payment Restrictions Affecting Subsidiaries
	Section 3.7	Asset Sales
	Section 3.8	Transactions with Affiliates
	Section 3.9	Change of Control
	Section 3.10	Maintenance of Insurance
	Section 3.11	Additional Guarantors
	Section 3.12	Compliance Certificate; Statement by Officers as to Default
	Section 3.13	Designation of Restricted and Unrestricted Subsidiaries

	Section 3.15	Stay, Extension and Usury Laws

The Proposed Amendments will also include (but will not be limited to) the following:

(i)            Addition of the LLC Co-Issuer and the New Co-Issuer Subsidiary as co-issuers such that the remaining Cash Pay Notes and PIK Toggle Notes shall be joint and several primary obligations of each of the Issuers of the New Second Lien Notes;

(ii) Provisions giving effect to the provisions under “Release Ratification” in the Recapitalization Term Sheet;
(iii) Elimination of Articles IV and X of the Indentures, in their entirety;
(iv) Elimination of clauses (c), (d), (e), (f), (g) and (h) of Section 6.1 the Indentures; and
(v) Related changes to the definitions in connection with the foregoing.

Registration Rights

The New Third Lien Notes have not been and will not be registered under the Securities Act or any state or other securities laws and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Transfer Restrictions

The New Third Lien Notes will be freely transferable, subject to restrictions (i) pursuant to federal and state securities laws (including that such New Third Lien Notes shall only be transferable to “qualified institutional buyers” within the meaning of Rule 144A promulgated under the Securities Act), and (ii) designed to prevent the occurrence of circumstances that would reasonably be expected to require registration or qualification of such New Third Lien Notes pursuant to federal or state securities laws, or require the Issuers to file reports pursuant to any applicable federal or state securities laws.

Public Market	None.

Book-Entry Form	The New Third Lien Notes will be represented by one or more global notes in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of DTC.

Events of Default

Substantially the same as in the New Second Lien Notes Indenture.
Notwithstanding anything to the contrary contained herein or in the Agreement or otherwise, all existing Defaults or Events of Default (if any) shall be permanently waived on the Effective Date, effective as of the first date any such Default or Event of Default exists or existed.

Trustee	To be appointed by the Required Consenting Unsecured Noteholders and reasonably acceptable to the Company.

Collateral Agent	To be appointed by the Required Consenting Unsecured Noteholders and reasonably acceptable to the Company.

Ratings

The Issuers shall use their commercially reasonable efforts to cause, within 60 days after the fiscal quarter in which the New Third Lien Notes are issued, the New Third Lien Notes to receive a rating from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc., or, if

during such time neither of such institutions shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency.

Governing Law and Forum	New York.

EXECUTION VERSION

EXHIBIT 4

MyTheresa Issuer Preferred Equity Term Sheet

The following summarizes the principal terms of the MT Preferred Equity.(1)

Aggregate Face Amount

$250 million in aggregate face amount of non-convertible preferred equity shall be issued to the exchanging Unsecured Noteholders (the “Series A Preferred Stock”) and $250 million in aggregate face amount of non-convertible preferred equity shall be issued to the direct parent of the MT Issuer (as defined below) (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “MT Preferred Equity”).

Purchase Price	$1,000 per share (the “Original Purchase Price”), to be issued at par.

Issuer

MT Issuer Co., a newly formed Delaware corporation (together with its successors, the “MT Issuer”) and a direct wholly-owned subsidiary of MyTheresa Holding Co., a newly formed Delaware corporation (together with its successors, “MT Holdco”) which will be a direct wholly-owned subsidiary of Neiman Marcus Group, Inc. MT Issuer will be the direct parent of MyTheresa Intermediate Holding Co., a newly formed Delaware corporation (together with is successors “MT Intermediate Holdco”), which will be the direct parent of Mariposa Luxembourg I S.à r.l.

Ranking

The Series A Preferred Stock will rank senior to all other equity securities of the MT Issuer with respect to dividend rights, distributions and payment rights, including upon liquidation, winding-up and dissolution.

Term

The tenth anniversary of the Exchange Offer Consummation Date (the “Maturity Date”), unless redeemed as set forth in “Redemption” below. The MT Issuer will not be required to redeem the Series A Preferred Stock except as set forth in “Redemption” below.

Dividends

Holders of the Series A Preferred Stock and Series B Preferred Stock are entitled to cumulative cash dividends at the rate of 10% per annum, compounded semi-annually, when, as and if declared by the board of directors of MT Issuer (the “Board”) out of funds legally available therefor. The entitlement to the cumulative cash dividends by Series B Preferred Stock shall cease on the day that the Series A Preferred Stock is redeemed in full in cash at a redemption price equal to the Preferred Equity Payout, and no further dividends shall be due and payable except for the dividends that accrued on or before that day. To the extent not declared, such dividends shall be added to the Preferred Equity Payout.

Notwithstanding the foregoing, the holder of Series B Preferred Stock is intended to receive no more than the amount described in clause (iii) of “Distributions Upon Realizations of Value” below with respect to the Series B Preferred Stock, and the entitlement to the cumulative cash dividends by Series B Preferred Stock shall cease when and to the extent required to achieve this result.

(1)   Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Transaction Support Agreement, dated as of March 25, 2019 (including the Recapitalization Term Sheet and the exhibits thereto) (the “Agreement”).

Distributions Upon Realizations of Value

Distributions of cash or any other MT Assets by MT Issuer will be made in accordance with the following priorities:

(i)                                     the first $200 million of distributions would be irrevocably deposited into the MT Account, to the extent required by the indenture governing the New Second Lien Notes; provided, that upon the earlier to occur of (1) the satisfaction and discharge in full of the obligations under the New Second Lien Notes and (2) provision of MT Alternate Security, any amounts in the MT Account shall be released and distributed in accordance with clauses (ii), (iii) and (iv) below;

(ii)                                  thereafter, holders of Series A Preferred Stock would receive distributions on a pro rata basis up to an amount in respect of each share of MT Preferred Equity equal to (a) the Original Purchase Price, as adjusted to account for equity splits, combinations, recapitalizations or similar events, plus (b) all accumulated and unpaid dividends (whether or not declared) through the date of payment plus (c) all unpaid Default Return (as defined below) (such amount in the aggregate, the “Preferred Equity Payout”);

(iii)                               thereafter, the holder of Series B Preferred Stock would receive distributions up to an amount equal to the Preferred Equity Payout received by the holders of Series A Preferred Stock in the foregoing clause (ii) (excluding any Default Returns); and

(iv)                              thereafter, (x) holders of the MT Issuer common equity would receive 50% of any remaining distributions on a pro rata basis and (y) the other 50% of any remaining distributions shall be used to redeem the New Third Lien Notes at par.

Redemption

The MT Issuer may redeem the Series A Preferred Stock and Series B Preferred Stock at its option, in whole at any time or in part from time to time, at a redemption price equal to the Preferred Equity Payout (provided that no redemption payments on shares of Series B Preferred Stock may be made unless (i) either (x) the obligations under the New Second Lien Notes are satisfied and discharged in full, (y) MT Alternate Security has been provided, or (z) the required deposits to the MT Account have been made or otherwise satisfied and (ii) the Preferred Equity Payout has been paid in full to the holders of the Series A Preferred Stock either by redemption or by distribution).

All proceeds from any MT Secondary Sale shall promptly be deposited into the MT Account or distributed by MT Issuer in the manner set forth in “Distributions Upon Realizations of Value” above (and, as a condition to the consummation of any such MT Secondary Sale, the applicable equityholder(s) shall cause the purchaser(s) to fund such proceeds directly to MT Issuer for deposit into the MT Account or distribution in the manner set forth in “Distributions Upon Realizations of Value” above) (the “Cash Sweep”).

Upon the earlier of the Maturity Date or a change of control (including any change of control as a result of or following an initial public offering) (a “Mandatory Redemption”) shall (i) comply with clause (i) of “Distributions Upon Realizations of Value” above and (ii) redeem all of the Series A Preferred Stock in cash at a redemption price equal to the Preferred Equity

Payout. Upon any failure to redeem upon the Mandatory Redemption or in accordance with the Cash Sweep provisions above, and without limiting any rights the holders of Series A Preferred Stock may have hereunder, the holders of Series A Preferred Stock may pursue against the MT Issuer any available legal or equitable remedies for the enforcement of claims in a legal or other proceeding to collect payment of the Preferred Equity Payout in respect of the Series A Preferred Stock or otherwise enforce their rights upon the occurrence of such default.

Covenants

The holders of the Series A Preferred Stock will have no voting rights, except as required by a non-waivable provision of law, or as described below.

Series B Covenants:

The Series B Preferred Stock shall not contain any restrictive covenants, except that the consent of the holders of a majority of the outstanding shares of Series B Preferred Stock shall be required for any amendment to the MT Issuer’s constituent documents that is disproportionately adverse to holders of the Series B Preferred Stock (relative to the holders of Series A Preferred Stock).

Series A Covenants:

For the benefit of the holders of the Series A Preferred Stock, the MT Guarantor Entities will not and will cause their subsidiaries to not (whether by merger, consolidation, amendment, recapitalization or otherwise):

(a)         declare or issue dividends or other distributions in respect of, or purchase, repurchase or otherwise retire for value, any MT Issuer equity except (i) in accordance with the distribution waterfall set forth under “Distributions Upon Realizations of Value” or (ii) as permitted under clause (h) below;

(b)         incur or guarantee indebtedness for borrowed money other than:

(i)             revolving (not term) indebtedness under the existing revolving credit facility of one or more of the MT Operating Entities (as defined in “Reports” below) (which shall be provided by one or more commercial banks) to finance ordinary course working capital needs or capital expenditures and investments permitted by clause (i) below, as it may be amended or refinanced from time to time (the “MyTheresa RCF”), provided the aggregate principal amount of indebtedness and letters of credit outstanding under any MyTheresa RCF shall not exceed the greater of (x) 40 million Euros and (y) 12.5% of the revenues of the MT Operating Entities (such amount in (y) the “MyTheresa RCF Revenue Cap”) during the immediately preceding twelve months; provided that, the MT Operating Entities may from time to time borrow under the MyTheresa RCF to fund purchases of inventory pursuant to a Projected Purchase Order up to an amount so that the amount of indebtedness and letters of credit outstanding under the MyTheresa RCF at any time does not exceed the Projected RCF Amount under the MyTheresa RCF, notwithstanding that such borrowings would cause the amount outstanding under the MyTheresa RCF to exceed the MyTheresa RCF Revenue Cap, so long as (1) the MyTheresa RCF permits such borrowings and (2) the Projected RCF Amount at the time of such

Projected Purchase Order exceeded 40 million Euros; and

(ii)          trade debt in the ordinary course;

“Projected Purchase Order” means an advance order (which may not be made more than nine months in advance of the earlier of (x) the date of delivery and (y) the date of payment) for inventory made in the ordinary course of business of the MT Operating Entities.

“Projected RCF Amount” means an amount equal to the MyTheresa RCF Revenue Cap, calculated as of the date of any Projected Purchase Order.

(c)          incur any liens (other than liens securing the MyTheresa RCF, together with other customary permitted liens to be agreed);

(d)         make any restricted payments except (i) in accordance with the distribution waterfall set forth under “Distributions Upon Realizations of Value” or (ii) as permitted under clause (h) below;

(e)          issue equity that is senior or pari passu to the Series A Preferred Stock or equity of subsidiaries (other than issuances to MT Issuer or its subsidiaries (together, the “MT Group”)), or amend or reclassify any equity of the MT Issuer into any of the foregoing;

(f)           take any action, including forming a subsidiary, recapitalization or reorganization, that results in any entity being between MT Issuer and NMG Germany GmbH (other than entities that are directly or indirectly wholly owned by MT Issuer);

(g)          liquidate, dissolve or wind-up, or voluntarily petition for bankruptcy or fail to defend involuntary acts of bankruptcy, subject to duties under applicable German law;

(h)         except for reasonable, customary and arm’s length payments to or arrangements with affiliates relating to allocation of shared expenses, enter into affiliate transactions between Neiman Marcus Group, Inc. and any affiliates of Neiman Marcus Group, Inc., or any other affiliates of the MT Issuer (other than the MT Group) and the MT Group (including intercompany loans);

(i)             make any purchase of equity, loan, extension of credit, guarantee, advance, capital contribution or other acquisition for consideration of indebtedness, equity interests or other securities (each, an “investment”), other than investments made using common equity or the net cash proceeds of common equity of MT Issuer (it being understood that an amount of net cash proceeds of such common equity may be used to temporarily reduce the outstanding amount under the MyTheresa RCF, and such amount may be borrowed under the MyTheresa RCF to fund such investments, together with other customary or ordinary course permitted investments, including a general permitted investment basket of $10 million, which shall not be used for liability management or related purposes);

(j)            engage in any business or business activity other than that currently conducted by the MT Group and any similar, corollary, related, ancillary, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto (it being understood that that the MT Group may not acquire any securities or other interests in the Neiman Marcus Group, Inc. or its affiliates);

(k)         (i) amend, alter or repeal any provision of the governing documents of MT Issuer or (ii) amend any rights specifically granted herein to holders of Series A Preferred Stock, in each case in a manner that is disproportionately adverse to the holders of Series A Preferred Stock without their consent; or

(m)     amend, alter or repeal any of the provisions described above under “Distributions upon Realizations of Value” or “Redemptions” in a manner adverse to the holders of Series A Preferred Stock.

Holders of the Series A Preferred Stock shall receive subsequent notice of any (a) junior equity issuances by the MT Issuer, (b) permitted debt issuances (other than in the ordinary course of business) and (c) permitted investments, along with any information reasonably requested to confirm that the MT Group is in compliance with the covenants set forth herein.

In addition, MT Holdco, MT Issuer and MT Intermediate Holdco will be subject to customary non-circumvention covenants, including that the business of the MT Issuer and its subsidiaries will be conducted directly or indirectly through the MT Issuer, and a covenant that MT Holdco will have no operations other than holding the equity of MT Issuer (including that MT Holdco will not incur any debt, liens, or other liabilities other than liabilities resulting from its ownership of the equity interests of MT Issuer).

The Series A Preferred Stock owned by MT Holdco, MT Issuer, any of their subsidiaries or any of their affiliates shall be disregarded for purposes of voting.

As provided for in the New Second Lien Notes Term Sheet and in the New Third Lien Notes Term Sheet, on or before September 30, 2019 MT Issuer shall be permitted to reorganize the ownership structure of MT Issuer and its subsidiaries to eliminate Mariposa Luxembourg I S.à r.l. and Mariposa Luxembourg II S.à r.l.

Reports

Holders of the Series A Preferred Stock shall be entitled to receive the following reports with respect to the business and operations of NMG Germany GmbH and its operating subsidiaries (the “MT Operating Entities”):

(a)         Quarterly and annual financial statements presented in accordance with German GAAP with qualitative or quantitative explanations of material applicable differences between U.S. and German GAAP; and

(b)         On a quarterly and annual basis, a narrative discussion of the key financial information of the MT Operating Entities consistent with a customary earnings press release.

All financial reports shall be in English and shall be provided substantially concurrently with when Neiman Marcus Group LTD LLC provides public disclosures with respect to the corresponding quarter or year end. MT Issuer shall establish and maintain such information on an information portal, which shall be made available to the holders and any prospective transferee(s) of Series A Preferred Stock thereof.

Information provided under New Second Lien Notes and New Third Lien Notes reporting shall include, at a minimum, (i) the narrative discussion referenced in (c) above and (ii) a summary discussion of the key financial metrics of the MT Operating Entities on the quarterly earnings calls of Neiman Marcus Group LTD LLC.

Default Remedies

In addition to any legal or equitable remedy the holders of the Series A Preferred Stock may have for the enforcement of claims in a legal or other proceeding to collect payment of the Preferred Equity Payout or otherwise enforce its rights upon a breach of the covenants set forth herein, the MT Issuer shall be required to pay an additional dividend of 2% per annum, compounded quarterly, on the Series A Preferred Stock from the date of such breach until such breach has been cured (the “Default Return”), which Default Return shall either be declared and paid in cash or added to the Preferred Equity Payout in the manner described in “Dividends”.

Registration Rights

The Series A Preferred Stock has not been and will not be registered under the Securities Act or any state or other securities laws and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Transfer Restrictions

The MT Preferred Equity will be freely transferable, subject to restrictions (i) pursuant to federal and state securities laws, (ii) designed to prevent the occurrence of circumstances that would reasonably be expected to require registration or qualification of such MT Preferred Equity pursuant to federal or state securities laws, or require the MT Issuer to file reports pursuant to any applicable federal or state securities laws, (iii) on transfers that would subject the MT Issuer to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the U.S. Employee Retirement Income Security Act of 1974, each as amended, and (iv) on transfers to a person or entity other than a Permitted Assignee.

A “Permitted Assignee” shall mean, prior to a Change of Control, any person or entity other than (a) a specified competitor of the Company Group(2), or (b) any person or entity specified on a “disqualified institutions” list provided by the Company Group to the Term Loan Agent at closing pursuant to the Amended Term Loan Credit Agreement.

Tax Treatment

MT Issuer and the holders of the Series A Preferred Stock agree that (i) the Series A Preferred Stock is intended to constitute (x) equity for U.S. federal income (and applicable state and local) tax purposes, and (y) preferred stock described in Section 1504(a)(4) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (ii) any increase to the Preferred Equity Payout as a result of undeclared dividends is not intended to be treated as a distribution pursuant to Section 301 or Section 305 of the Code or otherwise treated as a distribution that is subject to U.S. federal tax withholding, and (iii) upon (x) any complete redemption of the Series A Preferred Stock and (y) any other redemption of the Series A Preferred Stock that is, in the case a redemption described in this clause (y), held or beneficially owned by a holder that does not own (including indirectly) an amount of any other class of stock of the MT Issuer that would cause such redemption to be subject to U.S. federal tax

(2)  Note to Draft:  To include specified list of competitors (to be provided), their affiliates and controlling parties and specified list of sponsors.

withholding by virtue of not being treated as a sale or exchange pursuant Section 302(b) of the Code, the Preferred Equity Payout is intended to be treated in its entirety as a payment in exchange for the Series A Preferred Equity that is not subject to U.S. federal tax withholding, and not as a distribution pursuant to Section 301 or Section 305 of the Code or otherwise (and in any other case, the covenant in the final sentence of this section shall still apply). MT Issuer and the holders of the Series A Preferred Stock shall prepare all U.S. federal income and U.S. federal income withholding tax returns and tax filings consistent with such intent unless otherwise required by a final determination by an applicable taxing authority or a change in applicable law or administrative guidance.  If the MT Issuer (or any other withholding agent, but solely in the event that the MT Issuer is not the withholding agent but has determined that such withholding is required) is required to deduct or withhold any U.S. federal withholding taxes from (i) the Preferred Equity Payout as a result of a change in applicable law or administrative guidance or (ii) from any current dividends that are declared by the Board and paid in cash, the Preferred Equity Payout or such cash dividend, as applicable, shall be increased as necessary so that after such deduction or withholding has been made (including such U.S. federal withholding deductions and withholdings applicable to such increase in the Preferred Equity Payout or cash dividend, as applicable) each direct or indirect holder of the Series A Preferred Stock receives an amount equal to the sum it would have received had no such deduction or withholding been made. The MT Issuer will otherwise use its commercially reasonable efforts to cooperate with holders to minimize U.S. federal tax withholding related to the Series A Preferred Stock (including in the case of any partial redemption of the Series A Preferred Stock, in determining whether a holder of Series A Preferred Stock owns (including indirectly) an amount of any other class of stock of the MT Issuer described in clause (iii)(y), above).

Public Market	None.

Book-Entry Form	The MT Preferred Equity will be DTC eligible. MT Issuer shall receive notice of any proposed transfer, and transfers in violation of “Transfer Restrictions” above will be void ab initio.

Governing Law and Forum	New York.

EXHIBIT 5

Amended Term Loan Term Sheet

The following summarizes the principal terms of the Extended Term Loans, the Amendment and Extension and the Paydowns.(1)  As used herein, the “Existing Term Loan Credit Agreement” shall mean the Term Loan Credit Agreement as in effect immediately prior to the Effective Date, and the “Amended Term Loan Credit Agreement” shall mean the Term Loan Credit Agreement after giving effect to the Amendment and Extension on the Effective Date.

Co-Borrowers

With respect to the Extended Term Loans and the Initial Loans, Neiman Marcus Group LTD LLC, a Delaware limited liability company, (“NMG LTD LLC” or the “Borrower”), The Neiman Marcus Group LLC, a Delaware limited liability company (“NMG LLC”) and one of NMG LLC’s direct wholly-owned subsidiaries (to be determined by Borrower; provided, that such subsidiary shall be either (x) an entity treated as disregarded as separate from the Borrower for U.S. federal income tax purposes or (y) an entity holding no material assets) shall be co-borrowers (such entities, each a “Co-Borrower” and collectively, the “Co-Borrowers”).

Administrative Agent and Collateral Agent	Credit Suisse AG, Cayman Islands Branch

Amendment and Extension

On the Effective Date, immediately prior to the Initial Paydown, Consenting Term Loan Lenders, each other Lender electing to receive Extended Term Loans (together with the Consenting Term Loan Lenders, the “Participating Term Loan Lenders”; and all other Lenders which are not Participating Term Loan Lenders as of the Effective Date immediately prior to the consummation of the Amendment and Extension, the “Non-Participating Term Loan Lenders”), and each Company Party shall amend the Existing Term Loan Credit Agreement and the other applicable Loan Documents, and shall enter into such other definitive documents, as are necessary and appropriate to provide for three (3) tranches of term loans:

(i) Term Loans held by Non-Participating Term Loan Lenders, which are not subject to the maturity extension contemplated in this Amended Term Loan Term Sheet but which shall be subject to the applicable amendments set forth in this Amended Term Loan Term Sheet (the “Initial Loans”),

(ii) extended term loans held by electing Participating Term Loan Lenders, which are subject to interest at the rate described in clause (i) below of the “Interest” section and the other terms set forth in this Amended Term Loan Term Sheet (the “Cash Pay Extended Term Loans”), and

(iii) extended term loans held by electing Participating Term Loan Lenders, which are subject to interest at the rate described in clause (ii) below of the “Interest” section and the other terms set forth in this Amended Term Loan Term Sheet (the “Cash Pay/PIK Extended Term Loans” and together with the Cash Pay Extended Term Loans, each an “Extended Term Loan” and collectively, the “Extended Term Loans”).

At the option of the Borrower (with the consent of the Required Consenting Term Loan Lenders), the Cash Pay Extended Term Loans and the Cash Pay/PIK

(1)         Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Transaction Support Agreement (including the Recapitalization Term Sheet and the exhibits thereto) (the “Agreement”) or the Existing Term Loan Credit Agreement (as defined herein), as applicable.

Extended Term Loans (i) may constitute new Classes of Term Loans (but with respect to each other shall not constitute separate Classes for purposes of Section 2.15 of the Amended Term Loan Credit Agreement or any analogous pro rata sharing provisions) under the Amended Term Loan Credit Agreement, or (ii) may be issued pursuant to a new credit agreement.

Such amendments and definitive documents shall further provide that on the Effective Date, immediately prior to the Initial Paydown:

(x) Participating Term Loan Lenders who so elect shall exchange all or any portion of their Term Loans for Cash Pay Extended Term Loans at par;

(y) Participating Term Loan Lenders who so elect shall exchange all or any portion of their Term Loans for Cash Pay/PIK Extended Term Loans at par; and

(z) all accrued and unpaid interest on the principal amount of Term Loans that are exchanged into Extended Term Loans pursuant to clauses (x) and (y) above shall be paid in cash on the Effective Date.

Any such Term Loans held by Participating Term Loan Lenders which are exchanged for any Extended Term Loan on the Effective Date shall not, in any event, be subject to any LIBOR breakage costs which would have otherwise been incurred under the terms of the Existing Term Loan Credit Agreement or otherwise.

Each such tranche of Extended Term Loans shall be subject to minimum aggregate principal amounts of $500.0 million (or such other amount as mutually agreed by the parties). For the avoidance of doubt, Participating Term Loan Lenders may elect, at the closing of the Recapitalization Transactions, to receive, on account of their Term Loans, either Cash Pay Extended Term Loans, Cash Pay/PIK Extended Term Loans, or a combination of Cash Pay Extended Term Loans and Cash Pay/PIK Extended Term Loans. To the extent that, after giving effect to any voluntary reallocations mutually agreed between any of the Consenting Term Loan Lenders, one tranche of Extended Term Loans is under-subscribed with less than $500.0 million aggregate principal amount of Loans in such tranche, Consenting Term Loan Lenders electing to receive the other tranche of Extended Term Loans shall be deemed, on a pro rata basis, to have adjusted such elections such that there is at least $500.0 million aggregate principal amount of each tranche of Extended Term Loans; provided, however, if Participating Term Loan Lenders elect to receive, in aggregate, less than $250 million of either Class of Extended Term Loans, then such Class shall be eliminated and all Extended Term Loans shall be loans of the other Class.

Paydown

Immediately following the consummation of the Amendment and Extension as set forth above, the Co-Borrowers shall prepay, subject to the Waived Term Loan Paydown described below, on a pro rata basis, at par, $550.0 million (the “Initial Paydown Amount”) aggregate principal amount of Extended Term Loans (such initial paydown of term loans on the Effective Date, the “Initial Paydown”, and together with any Additional Paydown (as defined below), each a “Paydown” and collectively, the “Paydowns”), together with accrued and unpaid interest thereon through (but not including) the date of such Paydown, such that each Lender holding Extended Term Loans shall receive an amount equal to its ratable share of the Initial Paydown Amount. Such Initial Paydown shall be funded by the net cash proceeds received by the Co-Borrowers (or any of their affiliates) from the issuance of New Second Lien Notes, cash on hand of the Loan Parties or any of their

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subsidiaries, or other sources of funds. Except in the case of the Waiving Term Loan Lenders (as defined below), the amount of the Initial Paydown Amount received by each Participating Term Loan Lender shall be equal to (i) such Participating Term Loan Lender’s pro rata share of $550.0 million assuming that each Lender is a Participating Term Loan Lender (i.e., calculated as a pro rata share of the aggregate principal amount of outstanding Extended Term Loans assuming that each Lender is a Participating Term Loan Lender) plus (ii) such Participating Term Loan Lender’s pro rata share (as among all Participating Term Loan Lenders) of the Remaining Waived Paydown Amount (as defined below).

A subset of the Consenting Term Loan Lenders, on behalf of themselves and their successors and assigns (such Consenting Term Loan Lenders, together with such successors and assigns, the “Waiving Term Loan Lenders”), have agreed to collectively waive the Initial Paydown in an aggregate principal amount equal to $25.0 million in total for all Waiving Term Loan Lenders (the “Waived Term Loan Paydown”), such that the net principal amount of the Initial Paydown prior to the application of clauses (i) and (ii) below will be $525.0 million; provided that the Waiving Term Loan Lenders shall be entitled to receive, equally and ratably based on their waived amounts, additional Paydowns of Term Loans from the amounts and in the order described in clauses (i) and (ii) below in an aggregate amount not to exceed $25.0 million:

(i) first, the Waived Paydown Amount (as defined below), in an amount not to exceed $25.0 million (such amount, the “Waived Paydown Catch-up Amount”). The portion, if any, of the Initial Paydown Amount that would have been applied to prepay the Extended Term Loans of Non-Participating Term Loan Lenders had such Non-Participating Term Loan Lenders been Participating Term Loan Lenders is referred to herein as the “Waived Paydown Amount”; the portion of the Waived Paydown Amount, if any, in excess of $25.0 million is referred to herein as the “Remaining Waived Paydown Amount (for the avoidance of doubt, if there are no Non-Participating Term Loan Lenders, then the Waiving Term Loan Lenders would receive $0 pursuant this clause (i)); and

(ii) second, (if the amount in clause (i) above is less than $25.0 million) an amount equal to the difference, if any, between (A) the maximum amount of the Noteholder Cash Joinder Payment (as defined in the Recapitalization Term Sheet) payable pursuant to the Recapitalization Term Sheet and (B) the amount of the Noteholder Cash Joinder Payment actually paid at the consummation of the Recapitalization Transactions (for the avoidance of doubt, if noteholders holding 100% of the Cash Pay Notes and 100% of the PIK Toggle Notes elect to participate in the Recapitalization Transactions by becoming Consenting Cash Pay Noteholders or Consenting PIK Toggle Noteholders, then the Waiving Term Loan Lenders would receive $0 pursuant this clause (ii)).

Any amounts described in clauses (i) or (ii) above not required to be applied to the paydown of Term Loans held by Waiving Term Loan Lenders pursuant to the foregoing proviso shall be, (x) with respect to the amounts described in clause (i) above, applied to prepay all Extended Term Loans on a pro rata basis (as among all Participating Term Loan Lenders), and (y) with respect to the amounts described in clause (ii) above, retained by the Loan Parties or any of their respective subsidiaries. For the avoidance of doubt, the Waiving Term Loan Lenders shall be entitled to their pro rata share of the Remaining Waived Paydown Amount.

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Maturity

The Extended Term Loans shall mature on the earlier of (i) October 25, 2023 and (ii) July 16, 2021, if all of the Unsecured Notes (and any indebtedness refinancing or replacing any Unsecured Notes), other than Unsecured Notes and refinancing or replacement Indebtedness in an aggregate principal amount not to exceed $150.0 million, have not been (a) fully repaid or otherwise redeemed, discharged or defeased or (b) extended so that the maturity date with respect thereto is no earlier than April 24, 2024 (the earlier of such dates described in the foregoing clauses (i) and (ii), the “Maturity Date”).

For the avoidance of doubt, the maturity date of the Initial Loans shall remain unchanged.

Amortization

The Extended Term Loans shall amortize at 1.50% per annum, in equal quarterly installments of 0.375%, in each case, of the aggregate principal amount of such Extended Term Loans as of the Effective Date immediately after giving effect to the Initial Paydown, with the balance payable on the Maturity Date. The first installment shall be due and payable on the last Business Day of each fiscal quarter of Borrower commencing with the first full fiscal quarter following the Effective Date.

For the avoidance of doubt, amortization on the Initial Loans shall remain unchanged.

Interest

Interest on the Extended Term Loans shall accrue at:

(i) in the case of Cash Pay Extended Term Loans, (a) the Adjusted LIBO Rate plus 6.00% per annum payable in cash (subject to a 1.50% per annum floor on the Adjusted LIBO Rate) or (b) ABR (subject to a 2.50% per annum floor on the ABR) plus 5.00% per annum payable in cash; or

(ii) in the case of Cash Pay/PIK Extended Term Loans, (a) the Adjusted LIBO Rate plus 5.50% per annum payable in cash (subject to a 1.50% per annum floor on the Adjusted LIBO Rate) plus 1.00% per annum payable in kind or (b) ABR (subject to a 2.50% per annum floor on the ABR) plus 4.50% per annum payable in cash plus 1.00% per annum payable in kind.

Interest on the Extended Term Loans shall be payable in arrears on each Interest Payment Date and on the applicable Maturity Date (and with respect to any such interest that is paid in kind, added to the then outstanding principal amount of the Cash Pay/PIK Extended Term Loans, as applicable).

For the avoidance of doubt, the interest rate on the Initial Loans shall remain unchanged.

Default Rate

Same as provided under the Existing Term Loan Credit Agreement; provided, that if a payment or bankruptcy Event of Default has occurred and is continuing, all Borrowings shall automatically convert to ABR Borrowings with no notice or other action required by the Administrative Agent or any Lender and no ABR election shall be permitted during the pendency of any such Event of Default.

Security

The Extended Term Loans, guarantees thereof and other obligations under the Definitive Documents related thereto shall be secured by substantially all assets of the Loan Parties (including any person that becomes a Loan Party on or after the Effective Date), including without limitation all e-commerce intellectual property and all other intellectual property, a pledge of the equity interests of New

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Subsidiary (as defined below) and PropCo (each as defined below), the Term Priority Collateral, the ABL Priority Collateral, the PropCo Assets (as defined in the New Second Lien Notes Term Sheet) and the other real property interests set forth on Annex B hereto (such real property interests set forth on Annex B, the “New Term Loan Priority Assets”), subject, in each case, to exclusions consistent with the Agreement and this Amended Term Loan Term Sheet and otherwise to be agreed by the Borrower and the Required Consenting Term Loan Lenders(2) (the “Extended Term Loan Collateral”).

For the avoidance of doubt, the Initial Loans shall remain secured by the Collateral as of immediately prior to the Effective Date but shall not be secured by the PropCo Assets, New Term Loan Priority Assets, equity interests of any New Subsidiary or PropCo, any additional assets constituting Extended Term Loan Collateral which were not part of the Collateral prior to the Effective Date or any other property or assets of Mariposa Intermediate, the Co-Borrowers or any of their respective subsidiaries.

Guarantees

Same as provided under the Existing Term Loan Credit Agreement; provided, that (x) all domestic subsidiaries of Mariposa Intermediate or any of the Co-Borrowers that are Restricted Subsidiaries as of the Effective Date (including New Subsidiary and PropCo, if applicable) shall guarantee the Extended Term Loans, and shall remain guarantors of the Extended Term Loans, whether or not Wholly-Owned and (y) foreign subsidiaries of Mariposa Intermediate or any of the Co-Borrowers formed or acquired after the Agreement Effective Date shall become Guarantors to the extent provided in Annex A hereto. Notwithstanding anything to the contrary contained herein, (i) in the event that the MyTheresa Entities are required to be contributed to the Loan Parties or their subsidiaries in accordance with any settlement, judgment, court order or other resolution of a Claim, Cause of Action or litigation with respect to the MyTheresa Transaction, such entities shall be deemed “Unrestricted Subsidiaries” (as defined and treated under the terms of the Existing Term Loan Credit Agreement) and (ii) any guarantees of the Extended Term Loans provided by New Subsidiary or PropCo shall be unsecured.

Subject to the “call right” described under “Intercreditor Agreements” below, the guarantees of PropCo and New Subsidiary, if any, shall be unsecured and subject to the following priorities as to contractual right of payment:

		Guarantee of Extended Term Loan	Guarantee of New Second Lien Notes	Guarantee of New Third Lien Notes
	Propco	Third	Second	First
	New Subsidiary	First	Second	Third

(2)         “Excluded Assets” definition to be modified to reflect agreement regarding real property collateral, as well as to no longer include certain items to be mutually agreed by the Company Parties and the Required Consenting Term Loan Lenders, including without limitation intercompany indebtedness, interests in immaterial (subject to post-closing timing exceptions set forth in the covenant chart), unrestricted, foreign and other subsidiaries (provided that carveouts substantially similar to those set forth in clauses (1), (6), (7), (8) and (9) (provided the Administrative Agent will consult with the Lenders before making any determination) of the definition of “Excluded Equity Interests” in the Collateral Agreement (as defined in the Existing Term Loan Credit Agreement) and any provisions related thereto shall be included in the loan documents governing Extended Term Loans), and margin stock.  Administrative Agent discretion to agree to non-pledge of assets will be subject to prior consultation with the Lenders.  The New Term Loan Priority Assets will include the properties identified on Annex B hereto.

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Ranking

The Extended Term Loans, guarantees thereof and other obligations under the Definitive Documents related thereto shall:

•                  be secured by a first priority security interest on the Term Priority Collateral, including the New Term Loan Priority Assets and/or, as applicable, a first priority pledge of the equity interests in New Subsidiary;

•                  be secured by a second priority security interest on the ABL Priority Collateral;

•                  be secured by a third priority security interest on the PropCo Assets and, to the extent any PropCo Assets are owned or otherwise held by a special purpose vehicle formed to hold such PropCo Assets (such owner of PropCo Assets which will be a subsidiary of NMG LLC, “PropCo”), by a third priority security interest on (through a pledge of) the equity interests of PropCo;

•                  be effectively senior to all of the Co-Borrowers’ and the guarantors’ future unsecured indebtedness, to the extent of the value of the collateral; and

•                  be structurally junior to all liabilities of any of Mariposa Intermediate’s or the Borrower’s subsidiaries that do not guarantee the Extended Term Loans.

The Initial Loans, guarantees thereof and other obligations under the Definitive Documents related thereto shall:

•                  be secured by a fifth priority security interest (or, at Borrower’s option, a higher priority security interest) on all Collateral that is Term Priority Collateral as of the date immediately prior to the Effective Date;

•                  be secured by a fifth priority security interest (or, at Borrower’s option, a higher priority (up to second) security interest) on all Collateral that is ABL Priority Collateral;

•                  not be secured by the PropCo Assets or New Term Loan Priority Assets, the equity interests of PropCo, the equity interests of New Subsidiary, or any other property or assets of Mariposa Intermediate, the Co-Borrowers, or their respective subsidiaries other than the Collateral;

•                  be effectively senior to all unsecured indebtedness of the Co-Borrowers and the guarantors of the Initial Loans, to the extent of the value of the collateral securing the Initial Loans; and

•                  be structurally junior to all liabilities of any of Mariposa Intermediate’s or the Borrower’s subsidiaries that do not guarantee the Initial Loans.

Attached as Exhibit 6 to the Recapitalization Term Sheet is a schematic of the collateral and priorities of the security interests on certain assets granted to each lender, holder or stakeholder of indebtedness or securities of the applicable Company Parties. For the avoidance of doubt, the Amended Term Loan Credit Agreement and any credit agreement governing the Extended Term Loans shall permit (i) prior to any exercise of the “call right” described under “Intercreditor Agreements” below, prepayments of the New Second Lien Notes and New Third Lien Notes with the proceeds of any sale of the PropCo Assets and equity interests of PropCo (if any), and (ii) prepayments of obligations under the Revolving Credit Agreement.

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New Subsidiary; PropCo; Nancy

It is the intention of the parties that the PropCo Assets and the New Term Loan Priority Assets be mortgaged by their existing owners in favor of the applicable creditors with the priorities set forth herein and in the Agreement. To the extent any such property may not be mortgaged in accordance with the lease or other contracts governing it, or if parties to the Agreement sufficient to amend the Agreement agree that the cost of mortgaging is excessive, then, in lieu of mortgages: a) the applicable PropCo Assets will be contributed to PropCo, and b) the applicable New Term Loan Priority Assets will be contributed to a new special purpose vehicle that is a subsidiary of NMG LLC and formed solely to hold such assets (such entity, the “New Subsidiary”).

New Subsidiary and PropCo will be guarantors of the Extended Term Loans, the Second Lien Notes and Third Lien Notes, subject to payment subordination agreements in a form to be reasonably agreed in order to give the applicable creditors the applicable priority (as if the assets of New Subsidiary and PropCo could have been mortgaged) with respect to the value of the PropCo Assets and the New Term Loan Priority Assets. The equity interests in New Subsidiary and PropCo will be pledged as collateral for the Extended Term Loans, the Second Lien Notes, the Third Lien Notes and other applicable indebtedness with the priorities contemplated hereby and by the Agreement.

In the event New Subsidiary and PropCo are formed, New Subsidiary and PropCo will each grant a lease or license to the applicable subsidiary of Borrower (each such subsidiary, an “NMG Sub”) to operate on the relevant property on terms to be reasonably agreed. Nancy Holdings LLC will be merged into NMG LLC and the intercompany lease agreements between Nancy Holdings LLC and NMG LLC will be terminated, in each case, within 90 days after the Effective Date (or such later date as mutually agreed by the Company Parties and the Required Consenting Term Loan Lenders) and, concurrently with such merger, the successor to Nancy Holdings LLC will mortgage the real properties constituting collateral currently held by it in accordance with the priorities set forth herein.

Intercreditor Agreements

The Extended Term Loans shall be subject to one or more intercreditor agreements (collectively, the “Intercreditor Agreements”), to which the Loan Parties shall be party, which shall (x) provide for the relative lien priorities set forth above under the heading “Ranking”, (y) be consistent with the terms set forth in the Agreement, and (z) otherwise be mutually acceptable to the Borrower, the Required Consenting Term Loan Lenders, the Required Consenting Unsecured Noteholders, and the Required Lenders (as defined in the Revolving Credit Agreement). Such Intercreditor Agreements shall provide that distributions received in respect of any junior creditor’s secured claim on collateral as to which there is a senior creditor on such collateral, regardless of source or form (including without limitation and for the avoidance of doubt (i) any distribution of such collateral or the proceeds thereof and (ii) direct or indirect equity interests in and/or debt or equity investment rights in the loan parties or their successors received in an insolvency proceeding), shall be turned over to the senior creditors until such senior creditors have been paid in full in cash (including any applicable Prepayment Premium) in respect of their secured claim with respect to such collateral.

Upon the occurrence and during the continuance of an event of default under any credit agreement governing Extended Term Loans, any of the lenders holding Extended Term Loans (or their representative) shall have a “call right” permitting such lenders to fund the pay down of New Third Lien Notes (or, if less than $200 million of New Third Lien Notes are then outstanding, New Second Lien Notes following the pay down in full of the New Third Lien Notes), at par, in cash in an amount equal to $200.0 million. Upon receipt by the trustee for the New Third Lien

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Notes or New Second Lien Notes of such purchase price, (i) any liens on the PropCo Assets and on the equity interests of PropCo (if any) securing the remaining obligations in respect of New Third Lien Notes and New Second Lien Notes not so purchased shall be subordinated to the liens on the PropCo Assets and equity interests of PropCo securing the Extended Term Loans and (ii) the amount so funded shall be treated for all purposes under the applicable loan documents as additional Extended Term Loans (“Additional Extended Term Loans”), secured ratably with all Extended Term Loans by the then-existing collateral therefor and otherwise on terms identical to the Extended Term Loans; provided, that the Additional Extended Term Loans shall have a “first-out” right with respect to claims in respect of the PropCo Assets and the equity interests of PropCo relative to the other Extended Term Loans. Prior to the exercise of the “call right” described above or the satisfaction of such $200.0 million secured claim of the holders of New Third Lien Notes (or New Second Lien Notes, as applicable), the secured claims of the holders of the New Third Lien Notes and the New Second Lien Notes in respect of the PropCo Assets and the equity interests of PropCo (if any) in any bankruptcy or other insolvency proceeding that are senior to the secured claims of the lenders holding Extended Term Loans with respect to the PropCo Assets and the equity interests of PropCo (if any) shall not exceed $200.0 million (or, if less, the value of the PropCo Assets) in the aggregate for all New Third Lien Notes and New Second Lien Notes, regardless of the actual value of the PropCo Assets and the equity interests of PropCo (if any). Upon the exercise of the “call right” described above or the satisfaction of such $200.0 million secured claim of the holders of New Third Lien Notes (or New Second Lien Notes, as applicable), the security interests in the PropCo Assets and the equity interests of PropCo shall have the same relative priorities as the security interests in New Term Loan Priority Assets (as set forth on Exhibit 6).

Loan Documents

The loan documents governing Extended Term Loans shall contain terms substantially similar to the terms under the Existing Term Loan Credit Agreement and the other Loan Documents (as defined in the Existing Term Loan Credit Agreement), with modifications to reflect this term sheet, including the Annexes hereto, and other adjustments satisfactory to the Borrower and the Required Consenting Term Loan Lenders.

Voluntary Prepayments

Same as provided under the Existing Term Loan Credit Agreement, subject to the Prepayment Premium set forth below, except that:

•                  At the Borrower’s election (with the prior written consent of lenders holding more than 50.0% of the aggregate outstanding principal amount of Extended Term Loans), at any time after the Effective Date, the Co-Borrowers may pay down on a pro rata basis up to an additional $250.0 million of the aggregate principal amount of Extended Term Loans (the “Additional Paydown Amount” and any such additional paydown, an “Additional Paydown”) at par, together with accrued and unpaid interest thereon through (but not including the date of such Paydown), with the net cash proceeds from any applicable real estate monetization or financing transaction consummated after the Effective Date.

•                  No voluntary prepayments of Initial Loans other than (i) voluntary prepayments made using cash proceeds received by Mariposa Intermediate from common equity contributions to Mariposa Intermediate or from the issuance by Mariposa Intermediate of common equity capital (including, for the avoidance of doubt, cash proceeds received from the sale or disposition of any assets which are contributed to Mariposa Intermediate) or (ii) with, or with the proceeds from the issuance of, first-lien/second-out (or more junior) loans

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	as described in Annex A. Repayments of the Initial Loans will also be subject to the “Covenant with respect to Holdouts” set forth in Annex A.

Mandatory Prepayments

Same as provided under the Existing Term Loan Credit Agreement, subject to the Prepayment Premium set forth below, as applicable, except that reinvestment rights with respect to proceeds from Asset Sales or Sale and Lease-Back Transactions (as set forth in Section 2.08 of the Existing Term Loan Credit Agreement) shall be modified in accordance with Annex A.

Prepayment Premium

Prepayments, repurchases or redemptions of Extended Term Loans (other than mandatory prepayments as a result of excess cash flow, casualty/condemnation events or amortization payments or, for the avoidance of doubt, any Additional Paydown) shall be subject to the payment of the prepayment premium as set forth below (expressed as a percentage of the principal amount being prepaid, repurchase or redeemed as set forth opposite the relevant period from the Effective Date indicated below the “Prepayment Premium”), plus accrued and unpaid interest to the prepayment date:

	Prepayment Date	Prepayment Premium
	After the Effective Date and prior to the first anniversary of the Effective Date	Non-Callable subject to a customary make-whole premium (using a discount rate of T+50)
	On or after the first anniversary of the Effective Date and prior to the second anniversary thereof	2.00%
	On or after the second anniversary of the Effective Date and prior to the third anniversary thereof	1.00%
	On or after the third anniversary of the Effective Date	0.00%

The Prepayment Premium shall be, under the loan documents governing the Extended Term Loans, expressly payable in respect of any repayment prior to scheduled maturity (other than mandatory prepayments as a result of excess cash flow, casualty/condemnation events or amortization payments, or, for the avoidance of doubt, any Additional Paydown), including upon any acceleration of maturity for any reason, whether by action of Lenders or the Agents or automatic acceleration, including as a result of a bankruptcy filing.  Upon acceleration of the Extended Term Loans for any reason, whether by action of Lenders or the Agents or automatic acceleration, including as a result of a bankruptcy filing, the Prepayment Premium shall be immediately due and payable.

Conditions Precedent

The closing of the Amended Term Loan Credit Agreement shall be subject to appropriate and customary conditions for facilities and transactions of this type, substantially similar to the applicable closing conditions set forth in the Existing Term Loan Credit Agreement, as modified for the Recapitalization Transactions.

Representations and Warranties

Substantially similar to those provided under the Existing Term Loan Credit Agreement, with reasonable modifications, mutually acceptable to the Borrower and the Required Consenting Term Loan Lenders in light of the Recapitalization Transactions.

Covenants and Other	Substantially similar to the Existing Term Loan Credit Agreement, subject to (x) the modifications set forth in Annex A of this Amended Term Loan Term Sheet, and

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Related Provisions	(y) other customary exceptions, qualifications and modifications in form and substance mutually acceptable to the Required Consenting Term Loan Lenders and the Borrower:

Events of Default

Same as provided under the Existing Term Loan Credit Agreement, but with the following revisions to the Event of Default set forth in Section 8.01(8) of the Existing Term Loan Credit Agreement:

(8) an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:

(a) relief in respect of Mariposa Intermediate, any Co-Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of Mariposa Intermediate, the Co-Borrowers or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, or similar law and such proceeding or petition continues undischarged, undismissed or unstayed for 60 calendar days, or an order or decree approving or ordering any of the foregoing is entered;

(b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Mariposa Intermediate, any Co-Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Mariposa Intermediate, the Co-Borrowers or any Restricted Subsidiary and such appointment occurs and continues undischarged, undismissed or unstayed for 60 calendar days from the date of such appointment; or

(c) the winding up or liquidation of Mariposa Intermediate, any Co-Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05) and such proceeding or petition continues undischarged, undismissed or unstayed for 60 calendar days, or an order or decree approving or ordering any of the foregoing is entered;

Notwithstanding anything to the contrary contained herein or in the Agreement or otherwise, all existing Defaults or Events of Default (if any) shall be permanently waived by the Participating Term Loan Lenders on the Effective Date, effective as of the first date any such Default or Event of Default exists or existed.

Voting	Same as provided under the Existing Term Loan Credit Agreement, subject to customary and reasonable modifications relating to new Classes.

Cost and Yield Protection	Substantially similar to the applicable provisions of the Existing Term Loan Credit Agreement.

Assignments and Participations	Substantially similar to the applicable provisions of the Existing Term Loan Credit Agreement as to Affiliated Lenders, but not Mariposa Intermediate and its Subsidiaries.

Buybacks	No purchases of Term Loans by Mariposa Intermediate and its Subsidiaries shall be permitted, whether by Dutch Auction, open market purchase or otherwise.

Defaulting Lenders	Same as provided under the Existing Term Loan Credit Agreement.

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Expenses and Indemnification

Substantially similar to the applicable provisions of the Existing Term Loan Credit Agreement, with modifications to be reasonably agreed and provided the indemnity provisions shall apply to the Recapitalization Transactions, the Agreement, the Nancy Transaction, the MyTheresa Designation, and the MyTheresa Distribution and other matters subject to the releases set forth in section 9 of the Agreement.

Non-Pro Rata Buy Back or Repurchase of Loans

At Borrower’s election, with the consent of the Required Consenting Term Loan Lenders, Borrower may structure and implement the transactions contemplated by this Amended Term Loan Term Sheet, including the Amendment and Extension, as a non-pro rata buy back or repurchase of Loans held by Participating Term Loan Lenders with Extended Term Loans. Immediately prior to such buy back or repurchase, Borrower and the Participating Term Loan Lenders constituting Required Lenders shall (i) subordinate the liens of the Agent under the Term Loan Credit Agreement on the collateral and/or (ii) release the liens on any collateral held by Non-Participating Term Loan Lenders so long as the assets subject to such lien release do not constitute a material portion of the Collateral (as in effect on the Effective Date, immediately prior to the consummation of the Recapitalization Transactions), in each case, in a manner acceptable to Borrower and the Required Consenting Term Loan Lenders.

Fees

In consideration of the mutual agreements contemplated herein and other good and valuable consideration, the Consenting Term Loan Lenders and the Borrower agree that:

(i) each Initial Consenting Term Loan Lender that participates in the Recapitalization Transactions shall receive from the Borrower the Term Loan Lender Consent Fee on the Effective Date, subject to the effectiveness and consummation of the Recapitalization Transactions; and

(ii) each Consenting Term Loan Lender that participates in the Recapitalization Transactions and that has executed and delivered its respective signature page to (or a joinder to) the Agreement by 5:00 pm Eastern Time on the sixth Business Day following the Borrower’s public announcement (and posting of signature pages to a dataroom available to all Lenders) of the execution of the Agreement, shall receive from the Borrower the Term Loan Lender Cash Joinder Fee on the Effective Date, subject to the effectiveness and consummation of the Recapitalization Transactions.

“Term Loan Lender Consent Fee” means a fee, with respect to each applicable Consenting Term Loan Lender, in an amount equal to 1.25% of the aggregate principal amount of the Term Loans held by such Consenting Term Loan Lender, as set forth on such Consenting Term Loan Lender’s signature page to the Agreement as of the Agreement Effective Date, as if such Consenting Term Loan Lender exchanged all such Term Loans into Extended Term Loans in connection with the Amendment and Extension and after giving effect to the Initial Paydown.

“Term Loan Lender Cash Joinder Fee” means a fee, with respect to each applicable Consenting Term Loan Lender, in an amount equal to 0.25% of the aggregate principal amount of the Extended Term Loans held by such Consenting Term Loan Lender as set forth on such Consenting Term Loan Lender’s signature page to the Agreement as of the Effective Date, after giving effect to the Amendment and Extension and the Initial Paydown.

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Tax Matters

For U.S. federal (and applicable state and local) income tax purposes, the Company Parties shall not take any tax position inconsistent with the treatment of (x) NMG LLC as an entity disregarded as separate from the Borrower and (y) the Term Loan Lender Consent Fee and the Term Loan Lender Cash Joinder Fee as additional consideration realized on the exchange of the Term Loans for Extended Term Loans.

Governing Law and Forum	New York.

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EXECUTION VERSION

FRE408/CONFIDENTIAL

ANNEX A:  COVENANT CHANGES

Neiman Marcus Group LTD LLC

Reference is hereby made to the Term Loan Credit Agreement, dated as of October 25, 2013, among Mariposa Intermediate Holdings LLC (“Holdings”), Neiman Marcus Group LTD LLC (the “Company”) (as successor by merger to Mariposa Merger Sub LLC), the subsidiaries of the Company from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative and Collateral Agent, and the lenders thereunder (the “Credit Agreement”).  All capitalized terms used herein and not otherwise defined, unless otherwise indicated, shall have the meaning ascribed to such terms in the Credit Agreement or the Transaction Support Agreement (including all exhibits, annexes, and schedules thereto), as applicable.

To the extent there is a conflict between this Annex A, on the one hand, and the Amended Term Loan Term Sheet, on the other hand, the terms and provisions of the body of the Amended Term Loan Term Sheet.

Item	Current Provision	Changes to Provision
Definitions
1. “Available Amount”	(i) $200M plus (ii) Cumulative Retained Excess Cash Flow Amount, subject to other customary builders

Available Amount concept to be eliminated, but investments, payments to junior debt funded with net proceeds of common equity issued by or contributed to Holdings and contributed to Borrower will be permitted

2. “Borrower”	Company

Each of the Company, The Neiman Marcus Group LLC and one of The Neiman Marcus Group LLC’s subsidiaries (to be determined by the Company; provided, that such subsidiary shall be either (x) an entity treated as disregarded as separate from the Company for U.S. federal income tax purposes or (y) an entity holding no material assets)

3. “Change of Control”	Pre-IPO, triggered if Permitted Holders cease to beneficially own 50% or more	Pre-IPO, triggered if Permitted Holders cease to beneficially own more than 50%
4. “Excluded Subsidiary”	Includes, among other things, Subsidiary that is not a Wholly Owned Subsidiary of Holdings or the Borrower

Excluded Subsidiaries will not include non-Wholly Owned Subsidiaries (except as set forth below under “Permitted Acquisitions”), Immaterial Subsidiaries, Foreign Subsidiaries or similar (other than Foreign Subsidiaries (1) existing today and (2) subject to certain exceptions to be agreed based on foreign law requirements and any adverse change in applicable tax law); provided that (x) Immaterial Subsidiaries to either (i) be dissolved, liquidated or merged out of existence or (ii) become a Guarantor, in each case, within 90 days post-closing and (y) if MyTheresa Entities re-contributed, they will be treated as “Unrestricted Subsidiaries” and “Excluded Subsidiaries”

5. “Guarantor”	Excludes a Restricted Subsidiary that is not a Wholly Owned Subsidiary

Include all Restricted Subsidiaries, but exclude “Excluded Subsidiaries” subject to changes to the definition thereof; provided that if MyTheresa Entities are required to be re-contributed as a result of a court order, they will be treated as “Unrestricted Subsidiaries” and “Excluded Subsidiaries”

6. “Junior Financing”	Indebtedness that is contractually subordinated in right of payment to the Obligations or secured by Liens that are contractually subordinated

To include (i) Existing 2028 Debentures, (ii) the Senior Notes, (iii) the New Second Lien Notes and New Third Lien Notes and (iv) any Indebtedness incurred to Refinance any of the foregoing (and subsequent refinancings) (other than any first-lien Indebtedness, subject to “Permissible Payments to Term Loan and/or Unsecured Note Holdouts” below)

7. “Net Cash Proceeds”	Consideration < $10M will be deemed not to be Net Cash Proceeds	Reduce Net Cash Proceeds threshold to < $5M
8. “Permitted Acquisition”	Acquisitions of persons in a similar business uncapped if person will become Loan Party. Capped at greater of $100M and 1.15% of Consolidated Total Assets where Subsidiary will not be a Loan Party

Capped at $300M in aggregate Permitted Acquisitions; provided that (1) no individual Permitted Acquisition transaction or series of related transactions shall exceed $150M (except as provided below with respect to incremental investments) and (2) no Permitted Acquisition transactions if pro forma ABL availability would be less than $300M. Wholly-owned entities acquired, whether domestic or foreign, to become Loan Parties, provided, further:

(i) consideration consisting of common equity of Holdings/proceeds of common equity issued by Holdings and contributed to Borrower/contributions to Holdings’ common equity capital further contributed to Borrower excluded from $300M cap, and

(ii) transaction costs of NMG group are not part of consideration.

“Permitted Acquisitions” to include acquisitions, minority investments or joint ventures; provided, that joint ventures (x) may not be consummated with affiliates of Holdings, the Co-Borrowers, or their subsidiaries (except that such affiliates (including any Sponsor but excluding Holdings, the Co-Borrowers, and their subsidiaries) may co-invest in any such joint venture with an unaffiliated third party on terms substantially similar to the terms of the applicable Loan Party or Subsidiary’s investment without such affiliates’ investments being subject to the caps set forth above), and (y) must be bona fide operating businesses reasonably related to Borrower’s business and any such

Item	Current Provision	Changes to Provision

acquisition, minority investment or joint venture may not invest in debt or equity of Holdings or its Subsidiaries.

Incremental investments in entities (in any single or series of transactions) subject to Permitted Acquisitions will be permitted but count against the $300M aggregate / $150M per transaction caps; provided however that incremental investments may exceed such $150M cap by an additional aggregate amount of investments not to exceed $25M in any such entity (in any single or series of transactions). By way of example, if a Loan Party or its subsidiary makes an initial investment of $50M in a target entity, such Loan Party or subsidiary would be able to make follow-on investments in such target entity in an amount not to exceed $100M, plus an additional $25M (in any single or series of transactions) such that the total investment in such target entity pursuant to this basket shall not exceed $175M, but subject to the $300M aggregate cap for such basket.

Assets acquired pursuant to Permitted Acquisitions (including 100% of all equity interests, which shall not, for the avoidance of doubt, constitute Excluded Assets) must be included in the collateral, and any wholly-owned subsidiary so acquired (including any wholly-owned foreign subsidiary) must become a guarantor; provided however that (i) any entity that is acquired which is not a wholly-owned subsidiary or any minority-owned entity or joint venture entity shall not be required to become a guarantor, (ii) any non-wholly owned subsidiary or any minority-owned entity or joint venture entity so acquired pursuant to this basket shall be permitted to utilize this basket to permit such entity to fund its ratable share of investments in other bona fide operating businesses, subject to the $300M aggregate cap, $150M per transaction cap and $25M incremental cap set forth above, and (iii) for purposes of clarity, a third party owner (that is not Holdings or any of its subsidiaries) of a non-wholly owned subsidiary, minority-owned entity or joint venture entity shall not be required to pledge its equity interests in such entity as collateral.

9. “Pro Forma Basis” or “Pro Forma”

Pro forma effect given to factually supportable and identifiable pro forma cost savings related to operational efficiencies, strategic initiatives or purchasing improvements and other synergies, in each case, reasonably expected by the Borrower and the Restricted Subsidiaries to be realized based upon actions reasonably expected to be taken within 18 months of the date of such calculation (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, improvements and synergies can be reasonably computed, as certified in writing by the chief financial officer of the Borrower

Limit look-forward to 12 months and cap such cost savings at 10% of EBITDA (after giving effect to such adjustment) for any measurement period
10. “Restricted Subsidiary” (or “Unrestricted Subsidiary”)	Subsidiary of a Person other than an Unrestricted Subsidiary

(i) Loan Parties shall not designate any Restricted Subsidiary as an Unrestricted Subsidiary after the Effective Date and (ii) Nancy Holdings LLC (“Nancy Holdings”) and any other existing Unrestricted Subsidiary shall be deemed a Restricted Subsidiary under the Credit Agreement; provided that (a) if MyTheresa Entities are re-contributed, they will be treated as “Unrestricted Subsidiaries” and (b) for the avoidance of doubt, the escrow issuer under the New Second Lien Notes to be an Unrestricted Subsidiary prior to the effective date of the Recapitalization Transactions

11. “Subsidiary Loan Parties”

(1) each Wholly Owned Domestic Subsidiary of the Borrower on the Closing Date (other than any Excluded Subsidiary); and (2) each Wholly Owned Domestic Subsidiary (other than any Excluded Subsidiary) of the Borrower that becomes, or is required to become, a party to the Collateral Agreement after the Closing Date

(1) each Restricted Subsidiary of the Borrower on the Amendment Effective Date (other than any Excluded Subsidiary); and (2) each Restricted Subsidiary (other than any Excluded Subsidiary) of the Borrower that becomes, or is required to become, a party to the Collateral Agreement after the Amendment Effective Date

Asset Sales
12. Reinvestment Prepayment Amount (§2.08(1))	Allows application of Net Cash Proceeds to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in the Borrower’s or a Restricted Subsidiary’s business

•                  Net Cash Proceeds of Asset Sales must be used to prepay Term Loans within 3 Business Days, provided:

•                  In the case of an Asset Sale with respect to a warehouse/distribution center, no prepayment required to the extent of the cost of any investment in, or purchase of, a new warehouse/distribution center (but not to exceed the Net Cash Proceeds of such Asset Sale) completed within 24 months before or 12 months after the date of such Asset Sale.

•                  $30mm reinvestment of Net Cash Proceeds from sales or dispositions of stores may be applied to capex incurred within 12 months of the date of the Asset Sale.

Information
13. Financial Statements, Reports, etc. (§5.04)	Required Financial Statements, certain compliance certificates, periodic and other publicly available	In addition to information already provided in §5.04, Required Financial Statements to include (i) information related to comparable revenues for brick and mortar stores

Item	Current Provision	Changes to Provision
reports / proxy statements, Budgets, and certain other information

vs. online of Loan Parties and its subsidiaries, (ii) information currently being disclosed in consolidating financials as of the date hereof with respect to entities that are non-guarantors as of the date hereof (or, at Company’s election, as to Bergdorf), despite changes in public company reporting requirements hereafter, and (iii) management to hold public quarterly conference calls including question and answer sessions.

Further Assurances
14. Mortgages (§5.10(2))

If Loan Party acquires fee simple title in Real Property that combined with all other Real Property of Loan Parties has an aggregate fair market value of > $50M, then within 20 business days, cause such Real Property that is > $7.5M to be subject to customary mortgages

Delete $50M FMV aggregate threshold

$2.5M FMV individual threshold on future fee simple real property interests

Cause each existing fee simple Real Property interest listed on a new schedule, or hereafter acquired subject to the threshold above, to be subject to mortgages and take all other applicable actions in respect of such interests consistent with Section 5.10(2)

Provide leasehold mortgages over (i) NMG full line stores, (ii) BG properties and (iii) distribution centers to the extent permitted by the applicable real estate documents and subject to diligence relating to third party consents. To the extent any such leasehold Real Property interest cannot be mortgaged, applicable NMG entity to contribute such leasehold interests into “New Subsidiary” and Consenting Term Loan Lenders to receive a first priority pledge over the equity interests of such New Subsidiary.

15. Accounts (§5.10(4))

Borrower to execute all documents reasonably requested by the Collateral Agent with respect to creation and perfection of Liens on the Collateral contemplated in the Credit Agreement and the Security Documents

Clarify that Loan Parties shall enter into Control Agreements (as defined in the Guarantee & Collateral Agreement) with respect to the Blocked Accounts (as defined in the ABL Credit Agreement), the Asset Sale Proceeds Accounts, and all other Deposit Accounts, Security Accounts, and Commodities Accounts (each, as defined in the Collateral Agreement) that are subject to any deposit account control agreements or similar arrangement providing for perfection by control in connection with the ABL Loan Documents (in each case consistent with and subject to the Intercreditor Agreement)

16. Exercise of Remedies on Pledged Equity (§3.05(2) of Guarantee & Collateral Agreement)	N/A	Add language to §3.05(2) of Guarantee & Collateral Agreement that Collateral Agent shall provide at least 1 business days’ prior written notice to debtors before exercising remedies on pledged equity
Debt
17. Ratio Debt (§6.01)	Unlimited if > 2.0x Interest Coverage Ratio on pro forma basis	Unsecured or junior-lien Ratio Debt if > 2.25x Interest Coverage Ratio on pro forma basis; Ratio Debt not permitted by Restricted Subsidiaries that are not Guarantors
18. Incremental Amount (§6.01(1), §2.18, §2.19)	$650M free and clear incremental term loan or Incremental Equivalent Term Debt, Unlimited incremental pari debt so long as < 4.25x Senior Secured First Lien Net Leverage Ratio

No Incremental Term Loans or other debt permitted under §6.01(1) or §2.18 other than Credit Agreement Refinancing Indebtedness and except as provided below under “Debt Incurred to Refinance Transaction Holdouts” (for the avoidance of doubt, clause (a) of §6.01(1) with respect to Indebtedness created under the Loan Documents shall be modified to permit Extended Term Loans and Credit Agreement Refinancing Indebtedness (including Other Term Loans), but neither Incremental Term Loans nor Incremental Equivalent Term Debt).

Drafting changes to §2.19 to make clear incurrence thereunder is limited to Credit Agreement Refinancing Indebtedness

19. ABL Basket (§6.01(2))	ABL debt not to exceed greater of (i) $1,100,000,000 and (ii) borrowing base	ABL basket capped at $1,000,000,000
20. Acquisition financing (§6.01(12))	Permitted without cap subject to no EOD, certain financial tests and $75M cap on non-guarantor debt.

Conforming changes to give effect to row #8 above.
In addition to existing no EoD and financial tests, any Indebtedness of target retained/assumed will count against the $300mm Permitted Acquisitions basket and $150mm sublimit and the $25M incremental investment sublimit.

Reduce $75M non-guarantor basket to $50M.

21. Purchase Money / Capital Leases (§6.01(5))	Greater of $200M and 2.25% of Consolidated Total Assets

Greater of $200M and 2.25% of Consolidated Total Assets; provided, however, that once the Hudson Yards Indebtedness obligations cease to be outstanding under this basket, to be capped at the greater of $100M and 1.125% of Consolidated Total Assets.

22. Qualified Receivables Financing (§6.01(17))	Non-recourse receivables based lending facility permitted, which may be secured	Not permitted
23. Joint Ventures (§6.01(20))	Greater of $50M and 0.50% of Consolidated Total Assets	Not permitted
24. Foreign Subsidiaries (§6.01(21))	Greater of $50M and 0.50% of Consolidated Total Assets	$25M, no grower

Item	Current Provision	Changes to Provision
25. General Basket (§6.01(27))	Greater of $250M and 2.75% of Consolidated Total Assets	$100M (no grower), with a cap of 8% cash interest on any debt under this basket
26. New Second Lien Notes/New Third Lien Notes Debt Basket (§6.01)	N/A	Permit the New Second Lien Notes and the New Third Lien Notes (and guarantees of the foregoing) issued on the closing date
27. Debt Incurred to Refinance Transaction Holdouts (“Specified Permitted Debt”)	N/A

•                  First-lien/second out debt under credit agreement with no amortization, maturity no earlier than extended term loans, not subject to any “most-favored nation” provisions, and maximum L+600 cash interest rate may be incurred in a principal amount equal to the principal amount of non-extending term loans in order to refinance such non-extending term loans

•                  Incremental third-lien notes with no amortization, not subject to any “most-favored nation” provisions and a maturity no earlier than the New Third Lien Notes issued on the Effective Date in an aggregate principal amount not to exceed 85% of the aggregate principal amount of non-extending Unsecured Notes may be incurred to refinance non-extending Unsecured Notes; provided that the cash interest rate on such incremental third-lien notes will not exceed that of the New Third Lien Notes issued on the Effective Date

•                  Non-tendering Unsecured Notes may be refinanced par-for-par with unsecured debt with no amortization, not subject to any “most-favored nation” provisions but with a cash interest rate not in excess of that of the existing Unsecured Notes outstanding on the Effective Date and maturity no earlier than the New Third Lien Notes issued on the Effective Date
Other provisions of “Permitted Refinancing Indebtedness” apply except as provided above.

Liens
28. Liens on Qualified Receivables Facilities (§6.02(4))	Liens on Qualified Receivables Financing incurred in accordance with debt covenant	Not permitted
29. Certain Deposits (§6.02(14))	Deposits to secure performance of bids, trade contracts, leases, etc., other obligations of a like nature incurred in the ordinary course of business

Clarify to cover deposits to secure the delivery of merchandise or services with factors (to company suppliers), vendors, shippers, brand partners, credit insurers and other service providers in the ordinary course (but not to secure Indebtedness or receivables or capital lease financing by company)

30. Pari Passu Liens (§6.02(31))	Pro forma compliance with < 4.7x Senior Secured Leverage Ratio	Not permitted.
31. Junior Liens (§6.02(32))	Pro forma compliance with < 7.0x Total Leverage Ratio

Not permitted by Restricted Subsidiaries that are not Guarantors; limited to secure general debt, applicable holdout refinancing, 2.25x interest coverage and other applicable refinancing debt baskets, subject to intercreditor arrangements to be agreed

32. General Basket (§6.02(33))	Greater of (x) $250M and (y) 2.75% of Consolidated Total Assets

Reduce to $50M, no grower, with a cap of 8% cash interest on any debt that liens secure under this basket
Liens granted pursuant to general basket securing debt for borrowed money must be solely on Collateral and must be junior to liens in favor of Lenders under Term Loan Facility

33. New Second Lien Notes/New Third Lien Notes Debt Basket (§6.02)	N/A	Permit liens securing the New Second Lien Notes and the New Third Lien Notes (and guarantees of the foregoing) and the third-lien notes basket to address unsecured note holdouts
34. Specified Permitted Debt	N/A	Permit liens securing Specified Permitted Debt (and guarantees of the foregoing) consistent with row 26 above
Sale and Lease-Back Transactions
35. Acquired Properties (§6.03(1))	Permitted if obligations incurred within 270 days of transaction; no time limit if Foreign Subsidiary	270 day limit applies to all Subsidiaries
36. Existing Properties (§6.03(2))	Permitted if Remaining Present Value of given lease < $200M and proceeds applied in prepayment of Term Loan/pari passu debt

Permitted with respect to one or more transactions resulting in aggregate net sale proceeds not to exceed $250mm, subject to Required Lender consent (as part of elective paydown mechanism) (not subject to prepayment premium)

Investments
37. Loans / Advances to Parent Entity D&Os (§6.04(2))	Permitted loans and advances to officer’s directors, employees or consultants of Parent Entity if < $25M in aggregate outstanding

$5M aggregate cap for loans and advances to officers, directors or employees or consultants
Clarify that there is no cap on upfront payments in connection with consulting arrangements entered into in the ordinary course of business

38. Available Amount (§6.04(3))	Investments in an amount not to exceed the Available Amount	Available Amount concept to be eliminated; investments funded with net proceeds of common equity issued by or

Item	Current Provision	Changes to Provision
contributed to Holdings and contributed to Borrower will be permitted
39. Permitted Acquisitions (§6.04(4))	Unlimited if person will become Loan Party. Capped at greater of (i) $100M and (ii) 1.15% of Consolidated Total Assets where subsidiary will not be a Loan Party.	Conforming changes to give effect to row #8 above
40. Intercompany Investments (§6.04(5))	Unlimited among Borrower and Restricted Subsidiaries. Non-guarantor intercompany Investments limited to greater of (i) $50M and (ii) 0.50% Consolidated Total Assets

Intercompany investments in non-Guarantors capped at $25M, no grower; must be pledged to secure the Extended Term Loans, subject to Excluded Assets carveouts (as amended in accordance with Amended Term Loan Term Sheet).
Intercompany investments with non-wholly owned subs must be on arm’s-length terms

41. Investments in Foreign Subsidiaries (§6.04(6))	Greater of (i) $100M and (ii) 1.15% of Consolidated Total Assets	Not permitted
42. Investments in a Receivables Subsidiary (§6.04(26))	Investments in a Receivables Subsidiary in connection with a Qualified Receivables Financing	Not permitted
43. General Basket (§6.04(29))	Greater of (x) $150M and (y) 1.75% Consolidated Total Assets

Capped at $25M, no grower, cannot be in any Parent Entity or its Subsidiaries (other than a Loan Party or its Subsidiaries), including any MyTheresa Entity; must be pledged as collateral (subject to the Excluded Assets definition as modified by the Amended Term Loan Term Sheet)

Mergers, Consolidations, Sales of Assets and Acquisitions
44. Assumed liabilities (§6.05(2)(c)(i))	Ability to count assumed liabilities by transferee as cash for purposes of sale, transfer or disposition	Amend to exclude Junior Financing from liabilities counted as cash
45. Non-Cash Securities (§6.05(2)(c)(ii))	Ability to count securities that are converted to cash within 180 days following disposition	Ability to count securities that are converted to cash within 90 days following disposition
46. Designated Non-Cash Consideration (§6.05(2)(c)(iii))	Greater of (x) $125M and (y) 1.50% of Consolidated Total Assets across all Asset Sales	Delete ability to count Designated Non-Cash Consideration as cash
47. Net Cash Proceeds / Below Asset Sale Threshold Proceeds (“Below Threshold Asset Sale Proceeds”, “Net Cash Proceeds”, (§6.05(12))	Asset sales permitted without restriction so long as < $10M	Reduce to $5M
Restricted Payments
48. Equity Repurchases from D&Os (§6.06(2)(a))	$30M per fiscal year (carry over unused amounts for succeeding 3 fiscal years)	$20M per fiscal year (no carryforward); limited to current (not former) D&Os, except permit a basket for former D&Os not to exceed $5M in the aggregate during life-of-loan
49. Parent Entity Operating Expenses (§6.06(6))

Payments to Parent Entity (a) for operating, overhead, legal, accounting, and other costs, (b) related to public offering or private placement of debt or equity securities of Parent Entity or any Permitted Investment (c) franchise taxes and other fees, (d) consistent with affiliate transactions and Holdings covenants, to the extent due, and (e) customary salary, bonus, benefits to D&Os

Clauses (a) and (e): clarify exclusion of any costs, fees and expenses for, or allocable to, MyTheresa Entities, or in respect of related litigation (other than litigation for defense which may be covered as relating to the Loan Parties and their Subsidiaries), after date of the Agreement
Clause (b): limit to relate to transactions the proceeds of which are intended to be contributed to Borrower
Clause (d): delete carveout for payments consistent with Holdings covenant

50. Sponsor Fees (§6.06(9))	Payments to Parent Entity for sponsor fees and expenses

Remove clause (a).
Eliminate Event of Default limiter.
Clause (b) to be restated: “indemnities of, and reimbursement of reasonable and documented out-of-pocket fees and expenses to Sponsors, in each case incurred in connection with the provision by Sponsors of bona fide services (including such services provided under the Management Agreement) to any Parent Entity for the benefit of Holdings and its Subsidiaries and not, for the avoidance of doubt, in respect of MyTheresa Entities, the MyTheresa Distribution or any litigation related thereto (other than litigation for defense), subject to reasonable pro-ration of joint services/costs.”

51. Permitted Investments (§6.06(11))	Payments to Parent Entity to finance a Permitted Investment contributed to Borrower	Not permitted
52. Dividend / Redemption (§6.06(12))

Payments of any dividend or distribution or consummation of redemption within 60 days after the date of declaration or redemption notice, if payment would have complied with the Credit Agreement as of the date of notice or declaration

Not permitted
53. Excluded Contributions (§6.06(13))	Payments made with Excluded Contributions	Not permitted

Item	Current Provision	Changes to Provision
54. Capital Stock & Debt of Unrestricted Subsidiaries (§6.06(14))	Distribution of Capital Stock of or Indebtedness owed to the Borrower or any Restricted Subsidiary by, Unrestricted Subsidiaries	Not permitted
55. Available Amount (§6.04(15))	If pro forma compliance with >2x FCCR and no Event of Default, RPs permitted up to Available Amount	Not permitted
56. General Basket (§6.06(16))	Greater of (x) $100mm and (y) 1.15% Consolidated Total Assets (reduces corresponding Permitted Investment and Junior Financings baskets)	Not permitted
57. MyTheresa Distribution Basket	N/A

Permit the distribution or dividend of the MyTheresa Assets (or proceeds from a sale of MyTheresa Assets or the MyTheresa Entities) in the event the MyTheresa Assets (or proceeds from such sale) are contributed to Holdings or any of its subsidiaries on or after the Effective Date, to the extent the MyTheresa Assets (or such proceeds) are required to be distributed in accordance with any settlement, judgment, court order or other resolution of a Claim, Cause of Action or litigation with respect to the MyTheresa Distribution or the MyTheresa Designation, without being subject to any conditions or other requirements.

Affiliate Transactions
58. Dollar Threshold (§6.07)	Permitted without arm’s-length test if transaction involves aggregate consideration < $15M	Reduce to $2.5M Delete “(i) otherwise permitted (or required) under this Agreement or (ii)”
59. Transactions with Non-Guarantors (§6.07(1))

Permitted without arms-length test if transaction between (a) the Borrower and the Restricted Subsidiaries or (b) the Borrower and any person that becomes a Restricted Subsidiary as a result of such transaction

Require transactions with non-guarantors to be arm’s length, with exception for shared overhead in the ordinary course
60. Management Agreement Fees (§6.07(2))	So long as no EOD, payment of management, monitoring, consulting, oversight and other fees in accordance with Management Agreement	Conforming changes consistent with row #50
61. Transactions (§6.07(6))	Permits Transactions and transactions pursuant to Transaction Documents (original leveraged buyout)	Not permitted
62. Sponsor Fees (§6.07(10))	Payment to Sponsors for certain advisory services approved by majority of the Board of Directors or majority of the Disinterested Directors	Not permitted
63. Shared Directors (§6.07(19))

Transactions between or among the Borrower and the Restricted Subsidiaries and any Person, a director of which is also a director of the Borrower or any Parent Entity, so long as (i) director abstains from voting for Borrower or Parent Entity on any matter involving such other Person and (ii) such Person is not an Affiliate of the Borrower for any other reason.

Not permitted
64. Transactions Complying with Other Covenants (§6.07(20))	Transactions complying with indebtedness, investments, and merger covenants	Not permitted
Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.
65. Available Amount (§6.09(2)(a))	Payments in respect of Junior Financing in an amount not to exceed the Available Amount

Available Amount concept to be eliminated, but payments to junior debt funded with net proceeds of common equity issued by or contributed to Holdings and further contributed to Borrower will be permitted

66. Ratio (§6.09(2)(b))	Payments in respect of Junior Financings so long as pro forma compliance with Total Net Leverage Ratio < 4.50x	Not permitted.
67. General (§6.09(2)(c))	Greater of (x) $100M and (y) 1.15% Consolidated Total Assets (reduces corresponding Permitted Investment and Restricted Payments baskets)	Not Permitted.
68. Permissible Payments to Term Loan and/or Unsecured Note Holdouts	N/A

Term Loans and Unsecured Notes that do not participate in the Recapitalization Transactions will only be permitted to be repurchased, repaid, exchanged for and/or refinanced, whether at or prior to their applicable maturities (including voluntarily), with consideration consisting of:

•                  Specified Permitted Debt or the cash proceeds thereof

•                  cash proceeds of common equity contributions to or common equity sales by Holdings;

•                  non-cash consideration contributed to the common equity capital of Holdings, or purchased by Holdings for common equity (including without limitation interests in MyTheresa so contributed or purchased) and/or common equity of Holdings; and/or

•                  Up to an aggregate $60 million in cash from whatever other source (excluding from such cap any consideration described in the above three bullet points); provided any debt prepaid or purchased

Item	Current Provision	Changes to Provision

pursuant to this $60 million basket more than 45 days prior to such debt’s maturity date cannot be purchased at a price greater than (i) 90% in cash of face value in the case of non-extending term loans and (ii) 40% in cash of face value in the case of non-extending Unsecured Notes

69. New Second Lien Notes	N/A	Permit scheduled/mandatory payments on New Second Lien Notes contemplated by New Second Lien Notes Term Sheet
70. New Third Lien Notes	N/A	Permit scheduled/mandatory payments on New Third Lien Notes contemplated by New Third Lien Notes Term Sheet
Events of Default
71. Involuntary Proceeding / Petition (§8.01(8))	60 day period undismissed proceeding only applicable to winding up or liquidation of Holdings, the Borrower or any Material Subsidiary	Match changes in Exhibit D of the TSA and Amended Term Loan Term Sheet.
Miscellaneous
72. Certain Subsidiary Covenants (§7.02)	N/A

Restrictions on debt incurrence, liens and other matters, including guarantees of debt other than loans in order to implement restructuring transactions with respect to “New Subsidiary” and “PropCo” (if any) that will hold real estate (as to non-mortgageable assets)

73. Successor Agent (§9.09)

(i) no ability for Lenders to direct Administrative Agent to resign;

(ii) upon resignation, Required Lenders shall appoint successor from among the Lenders, subject to Borrower approval (not unreasonably withheld)

(i) ability for Required Lenders to direct Administrative Agent to resign;

(ii) upon resignation, Required Lenders shall appoint a successor subject to Borrower approval (not to be unreasonably withheld, conditioned, or delayed) and the Borrower shall use commercially reasonable efforts, including payment of customary fees, to cause successor to take office; provided that no Borrower approval shall be required if replacement agent is Cortland, Wilmington Trust or Ankura.

74. Assignments (§10.04(1), (10), (14))	Ability for Lenders to assign Term Loans to Loan Parties or their subsidiaries	Prohibit Lenders from assigning Term Loans to any Loan Party or its Subsidiaries; however, existing provisions with respect to Affiliated Lenders to remain per current
75. Indemnification (§10.05(7))	N/A

Effective as of the Effective Date of the Recapitalization Transactions, indemnity shall extend to anything related to or in connection with Recapitalization Transactions, MyTheresa transactions, other similar claims covered by the Release in the Transaction Support Agreement

76. Recapitalization Transactions Carve Outs	N/A	Permit transactions contemplated by, and implementation of, the Recapitalization Transactions throughout agreement as necessary

FRE408/CONFIDENTIAL

Annex B

New Term Loan Priority Assets

#	Locations	Address	Store Number

Owned Locations

1.	Longview, TX	2301 Neiman Marcus Parkway Longview Texas 75602	N/A

2.	San Antonio, TX	15900 La Cantera Parkway San Antonio, Texas 78256	1037

Leased Locations

3.	Dallas, TX (Downtown)(3)	1622 Main Street Dallas, Texas 75201(4)	1001

4.	Dallas, TX (Northpark)	8687 North Central Expressway, Suite 400 Dallas, Texas 75225	1002

5.	Houston, TX	2600 S. Post Oak Road Houston, Texas 77056	1004

6.	Bal Harbour, FL	9700 Collins Avenue Bal Harbour, Florida 33154	1005

7.	Atlanta, GA	3393 Peachtree Road N.E. Atlanta, Georgia 30326	1006

8.	St. Louis, MO	100 Plaza Frontenac St. Louis, Missouri 63131	1007

9.	Northbrook, IL	5000 Northbrook Court Northbrook, Illinois 60062	1009

10.	Fashion Island, CA (Newport Beach)	601 Newport Center Drive Newport, California 92660	1011

11.	Westchester, NY	2 East Maple Avenue White Plains, New York 10601	1014

12.	Las Vegas, NV	3200 South Las Vegas Boulevard, Suite 100 Las Vegas, Nevada 89109	1015

13.	San Diego, CA	7027 Friars Road San Diego, CA 92108	1016

14.	Oakbrook, IL	6 Oakbrook Center Oak Brook, Illinois 60523	1017

15.	Chicago, IL	737 North Michigan Avenue Chicago, Illinois 60611	1019

16.	Boston, MA	5 Copley Place Boston, Massachusetts 02116	1020

17.	Palo Alto, CA	400 Stanford Shopping Court Palo Alto, California 94304	1024

18.	Short Hills, NJ	1200 Morris Turnpike Short Hills, New Jersey 07078	1025

19.	Denver, CO	3030 East First Avenue Denver, Colorado 80206	1027

20.	Scottsdale, AZ	6900 East Camelback Road Scottsdale, Arizona 85251	1024

(3)           Nine parcels comprise this Dallas location, eight of which are leased pursuant to five lease agreements.

(4)           1618 Main Street, Dallas, Texas 75201 is the street address for all parcels, leased and owned.

#	Locations	Address	Store Number
21.	King of Prussia, PA	170 N. Gulph Road King of Prussia, Pennsylvania 19406	1025

22.	Ala Moana, HI (Honolulu)	1450 Ala Moana Boulevard Honolulu, Hawaii 96814	1027

23.	Palm Beach, FL	151 Worth Avenue Palm Beach, Florida 33480	1024

24.	Boca Raton, FL	5860 Glades Road Boca Raton, Florida 33431	1038

25.	Bergdorf Goodman Women’s (New York, NY)	742-754 Fifth Avenue, 1 West 57th St. and 2 West 58th St., New York, NY	1063

26.	Bergdorf Goodman Men’s (New York, NY)	745 Fifth Avenue New York, NY	1064

27.	Clearfork, TX (Fort Worth)	5200 Monahans Avenue Fort Worth, Texas 76107	1104

28.	Bellevue, WA	11111 NE 8th Street Bellevue Washington 98004	1106

29.	Roosevelt Field, NY (Garden City)	620 Old Country Road Roosevelt Field Mall Garden City, New York	1111

30.	Hudson Yards, NY	20 Hudson Yards New York, NY 10001	1112

31.	East Coast DC (Pittson, PA)	450 Centerpoint Blvd. Pittston, PA 18640	N/A

32.	Pinnacle Park DC (Dallas, TX)	4125 Pinnacle Point Dr. Dallas, TX 75211	N/A

33.	Paramus, NJ	503 Garden State Plaza Boulevard Paramus, New Jersey 07652	1028

34.	Washington, D.C.	5300 Wisconsin Avenue N.W. Washington, DC 20015	1008

35.	Tampa, FL	2223 N. West Shore Boulevard Tampa, Florida 33607	1035

15

Exhibit 6

Collateral and Ranking of Priorities of Security Interests

	Term Priority Collateral (other than New Term Loan Priority Assets)	New Term Loan Priority Assets	ABL Priority Collateral	PropCo Assets and/or Equity Interests of PropCo (pre-call)	PropCo Assets and/or Equity Interests of PropCo (post-call)	Equity Interests of New Subsidiary	50% of Common Equity Interests of MT Issuer	Assets of MyTheresa Guarantor Entities (including MyTheresa Account)(2)
Extended Term Loans of Consenting Term Loan Lenders under Amended Term Loan Credit Agreement	1	1	2	3	1	1	None	None
Initial Loans of Non-Participating Term Loan Lenders under Amended Term Loan Credit Agreement	5 or, at the Company Parties’ option, higher lien priority (up to 1, pari passu with Extended Term Loans)	None	5 or, at the Company Parties’ option, higher lien priority (up to 2, pari passu with Extended Term Loans)	None	None	None	None	None
Revolving Credit Agreement	4	4	1	4	4	4	None	None
New Second Lien Notes	2	2	3	2(3)	2	2	None	1

(2)       Collateral other than MT Account to be released once MT Account is fully funded with $200 million.

(3)       Recovery is capped at $200 million together with the New Third Lien Notes.

	Term Priority Collateral (other than New Term Loan Priority Assets)	New Term Loan Priority Assets	ABL Priority Collateral	PropCo Assets and/or Equity Interests of PropCo (pre-call)	PropCo Assets and/or Equity Interests of PropCo (post-call)	Equity Interests of New Subsidiary	50% of Common Equity Interests of MT Issuer	Assets of MyTheresa Guarantor Entities (including MyTheresa Account)(2)
New Third Lien Notes	3	3	4	1(4)	3	3	1	None
Unsecured Notes (Cash Pay Notes and PIK Toggle Notes) that do not tender in the Exchange Offer	None	None	None	None	None	None	None	None
7.125% Debentures due 2028	Pari Passu on assets subject to “equal and ratable clause” set forth in the 2028 Debentures Indenture.	Pari Passu on assets subject to “equal and ratable clause” set forth in the 2028 Debentures Indenture.	None	Pari Passu on assets subject to “equal and ratable clause” set forth in the 2028 Debentures Indenture.	Pari Passu on assets subject to “equal and ratable clause” set forth in the 2028 Debentures Indenture.	Pari Passu on assets subject to “equal and ratable clause” set forth in the 2028 Debentures Indenture.	None	None

(4)       Recovery is capped at $200 million together with the New Second Lien Notes.

EXHIBIT B

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of March 25, 2019 (the “Agreement”)(1) by and among Neiman Marcus Group, Inc. (“NMG”), the other Company Parties, and the Consenting Stakeholders and agrees to be bound by the terms and conditions of the Agreement to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Stakeholder” and a “Party” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained in the Agreement as of the date of this Form of Joinder and any further date specified in the Agreement.

Date Executed:

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loan
Cash Pay Notes
PIK Toggle Notes
Shares of Existing Common Stock

(1)         Capitalized terms not used but not otherwise defined in this Form of Joinder shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT C

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of March 25, 2019 (the “Agreement”),(2) by and among Neiman Marcus Group, Inc. (“NMG”), the other Company Parties, and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions of the Agreement to the extent the Transferor was bound, and shall be deemed a “Consenting Stakeholder” and a “Party” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained in the Agreement as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed in this Transfer Agreement.

Date Executed:

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loan
Cash Pay Notes
PIK Toggle Notes
Shares of Existing Common Stock

(2)         Capitalized terms not used but not otherwise defined in this Transfer Agreement shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT D

Waiver, Rescission and Amendment under Term Loan Credit Agreement(1)

Section 1.                                          Temporary Waiver.  Without prejudice to any rights of any Loan Party (as defined in the Term Loan Credit Agreement) and without admission of any liability of the Loan Parties and solely during the Agreement Effective Period, the Company Parties and the Consenting Term Loan Lenders agree as follows:

1.01.                     to the extent any alleged Default or Event of Default has occurred or is continuing as a result of the Marble Ridge Litigation, including as a result of the filing of a complaint by Marble Ridge Capital LP and its related or affiliated funds which included a request for the appointment of a receiver under Texas state law (or any similar action or claim), all such Potential Challenges are temporarily waived for the duration of the Agreement Effective Period;

1.02.                     to the extent that, due to any Potential Challenge, any or all of the Obligations are due and payable, or during the Agreement Effective Period any or all of the Obligations become due and payable, in each case, pursuant to the final paragraph of Section 8.01 of the Term Loan Credit Agreement (in each case, a “Potential Acceleration”), such Potential Acceleration is and shall be deemed to be temporarily annulled, waived, and rescinded for all purposes under the Term Loan Credit Agreement and any other Loan Document, in each case solely for the duration of the Agreement Effective Period;

1.03.                     the agreements set forth in the foregoing Sections 1.01 and 1.02 are a limited and temporary waiver, solely for the duration of the Agreement Effective Period;

1.04.                     notwithstanding any other provision of the Term Loan Credit Agreement, immediately upon the occurrence of a Termination Event, the Temporary Waiver shall automatically terminate and be void ab initio and of no further force and effect without any further action or notice of any kind; and

1.05.                     notwithstanding any other provision of the Term Loan Credit Agreement, immediately upon the occurrence of a Termination Event, the Administrative Agent and the Lenders shall be free to exercise all rights and remedies available to them under the Term Loan Credit Agreement, any other Loan Document or applicable law (but only to the extent such rights and remedies are entitled to be exercised under the terms of such documents or law) in respect of any Potential Challenge and/or Potential Acceleration or otherwise, in each case, as if the Temporary Waiver had never been granted, each of which rights and remedies are reserved.

Section 2.                                          Amendments.  Effective as of the date that is one day prior to the first date that the Marble Ridge Litigation was filed in the District Court of Dallas County, Texas, section 8.01(8) of the Term Loan Credit Agreement shall be deemed amended and restated in its entirety as follows (with any deleted text indicated textually as: ~~stricken text~~ and any added text indicated textually

(1)         Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Transaction Support Agreement (including the Recapitalization Term Sheet) or the Term Loan Credit Agreement (prior to giving effect to any amendments or modifications contemplated in this Agreement), as applicable.

as double-underlined text); provided, that if this Agreement is terminated other than in accordance with section 12.04(a), these amendments shall be stricken and ineffective, shall be of no further force or effect and shall be void ab initio:

(8)                                 an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:

(a)                                 relief in respect of Holdings, the Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Holdings, the Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency~~, receivership~~ or similar law and such proceeding or petition continues undischarged, undismissed or unstayed for 60 calendar days, or an order or decree approving or ordering any of the foregoing is entered;(2)

(b)                                 the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any Restricted Subsidiary and such appointment occurs and continues undischarged, undismissed or unstayed for 60 calendar days from the date of such appointment; or

(c)                                  the winding up or liquidation of Holdings, the Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.05) and such proceeding or petition continues undischarged, undismissed or unstayed for 60 calendar days, or an order or decree approving or ordering any of the foregoing is entered;

Section 3.                                          Definitions.  As used in this Exhibit D, the following terms have the meanings specified below:

“Potential Challenge” means each such Default or Event of Default described in Section 1.01 of this Exhibit D (or any similar action or claim).

“Temporary Waiver” means the agreements set forth in Sections 1.01, 1.02 and 1.03 of this Exhibit D.

“Termination Event” means the occurrence of any termination of the Transaction Support Agreement in accordance with its terms.  “Termination Event” as used with respect to any such termination pursuant to Section 12.01 of the Transaction Support Agreement shall only mean a termination by the Required Consenting Term Loan Lenders.

(2)  For the avoidance of doubt, bolded and underlined language included in this draft shows changes to the existing language.